 Exhibit 22.1

Better Mobility. It Matters.

Magna is a champion for safer and better mobility. We don’t just make auto parts. We are hardwired to think like an automaker, envisioning future-forward technologies and delivering innovative solutions that consumers don’t even know they need yet. Backed by more than 65 years of experience, our systems-level expertise and product capabilities span the entire vehicle. Driven with purpose, we are positively impacting mobility and society by enhancing the way people move, with innovative, accessible and safer transportation solutions.

At a Glance.

$37.8B in sales

50+ customers

343 manufacturing facilities

World's **4th** largest automotive parts supplier

168,000+ team members

29 countries

The Power of Magna:
A Competitive Advantage

The Power of Magna is an ecosystem of interconnected products and complete vehicle expertise designed to deliver solutions like no other supplier can. Our unique approach leads to the development of highly integrated systems that deliver the needs of mobility.

Mirrors
Body &
Chassis
Seating
Powertrain
Complete
Vehicles
Mechatronics
Exteriors
Lighting
Electronics

- Deep product expertise
- Integrated systems level analysis and approach
- Complete vehicle engineering and manufacturing

The automotive industry is accelerating at a rapid pace toward a systems-defined vehicle, with great emphasis on electrification, lightweight structures, high-efficiency powertrains, intelligent control systems, as well as improved comfort and safety. A systems-defined approach will drive changes to future vehicle architectures, design and assembly processes, and sourcing through the supply chain.

Our competitive advantage in manufacturing, product capabilities and complete vehicle expertise uniquely positions Magna for this paradigm shift – bringing new opportunities for our integrated systems solutions across the entire vehicle. Some examples include:

Etelligent Powertrain Systems

Our growing family of Etelligent powertrain systems offers a modular approach to electric drivetrains, supporting the acceleration of EV adoption.

- EtelligentReach is an all-electric connected powertrain that can increase driving range by up to 90 miles.
- EtelligentForce electrified axles can be placed into trucks without reducing payload and towing capability.
- EtelligentCommand offers improved electric range with uncompromised performance for plug-in hybrids.

Driver Monitoring Systems

We leverage our systems approach and global expertise to deliver state-of-the-art solutions to address concerns about distracted driving. Our Driver Monitoring Systems combine our industry leading ADAS camera and interior mirror technology to provide an unobstructed view of the driver's face and body. This integrated approach helps to eliminate engineering complexity, resulting in significant cost savings for our OEM customers.

SmartAccess

Magna's SmartAccess platform is a complete power door system that reimagines traditional vehicle access experiences. Combining our expertise in structures, body-in-white, exteriors and mechatronics, this unique solution eliminates the need for a b-pillar, improving access to the vehicle cabin. Intuitively designed to offer customizable Human Machine Interface solutions such as gesture or tactile touch, this advanced technology opens the door to infinite possibilities.

Mezzo Plus Featuring Morphing Surfaces

Turning possibilities into reality, we are evolving the exterior of a vehicle. Our first-to-market aerodynamic system can change the exterior shape of a vehicle and adapt to reduce emissions, improve fuel economy and extend range. The morphable surface is a seamless front panel that integrates sensors, cameras, radar, functional lighting, and communications features that are ideal for the car of the future.

Seating of the Future

Combining our expertise in complete seating systems with our electronics capabilities, we can deliver innovative products like our Zero-Gravity seat, which mimics the body's relaxed posture when floating in space. In addition, by offering a central electronic control unit (ECU), we can eliminate multiple seat ECUs to reduce complexity and cost for our customers.

MESSAGE FROM THE CHAIRMAN & CHIEF EXECUTIVE OFFICER
Robert F. MacLellan
Chairman
Swamy Kotagiri
Chief Executive Officer

Dear Fellow Shareholders,

We are pleased to invite you to Magna's upcoming (virtual) annual meeting of shareholders, which will be held on Thursday, May 11, 2023, at 10:00 am (Eastern time).

Moving Forward

Magna's vision, mission and values are truly captured by three simple words: "Forward. For all." This phrase sums up our approach to creating long-term shareholder value by advancing the future of mobility for everyone and everything, responsibly, through the development of technologies, systems and solutions that make vehicles safer and cleaner.

"Forward. For all" is as much about the future as today. The last three years have unquestionably been difficult years in our industry – from pandemic to semiconductor chip shortages to levels of inflation unseen in decades. Make no mistake – Magna is taking a number of steps to address short-term challenges and deliver for our shareholders, including by driving operational improvements and optimizing the company's cost structure. But more than anything, the company is focused on the long-term opportunities in the world of mobility, and you can see some of the results reflected in Magna's achievements during 2022:

- Sales growth which outpaced the market by 7%;
- Record $11 billion in new business awards, much of it in product areas such as electrification, which are aligned with megatrends;
- Agreement to acquire the active safety business of Veoneer, which will help us grow in the important market for advanced driver assistance systems;
- Receipt of 107 customer awards for operational innovation and execution, as well as 14 leading employer recognitions; and
- Attained carbon neutrality at 20 of our manufacturing sites, while advancing our broader ESG efforts.

Additionally, despite the challenges thrown our way during 2022, Magna increased its dividend for the 13th consecutive year.

Power of Magna

One of Magna's enduring competitive advantages is what we refer to as the Power of Magna. You will have read about this on the preceding pages - it is the ecosystem of interconnected products and complete vehicle expertise enabling Magna to deliver solutions like no other supplier can. We believe that this advantage will be critical to Magna's success as vehicles – which are increasingly electrified and characterized by complex electronics – continue to evolve. This evolution requires a complete re-think of how vehicles are designed and developed, and how the many complex systems in the vehicle are integrated into the full vehicle. Our customers continue to recognize the novel value we provide at earlier stages of a vehicle's development, and they continue to reward us with new business awards. This is the Power of Magna in action.

The One Constant

Magna's Board is continually evolving to meet the needs of tomorrow. However, despite this change, one element remains constant: we are determined to continue driving long-term value for the benefit of every Magna shareholder.

As part of this commitment, we place a high priority on engaging with our shareholders to gather constructive input and feedback. In 2022, independent members of our Board engaged with shareholders representing around 15% of Magna's shares to gain valuable insights and inform our approach to issues that matter to our shareholders, including corporate strategy, compensation and governance.

Another such issue is environmental, social, and governance ("ESG"). Through regular engagement with shareholders, customers, and other stakeholders we have a clear understanding of what stakeholders expect from us. Magna's corporate strategy is fundamentally aligned with sustainable objectives and the company has a number of workstreams underway that demonstrate its commitment to responsible value creation. At the Board level, we took an important step in 2022 to enhance Board oversight of ESG, by separating our Corporate Governance, Nominating and Compensation Committee into two new committees: Governance, Nominating and Sustainability; as well as Talent Oversight and Compensation.

Finally, the Board recognizes the value of diverse and fresh perspectives and is engaged in a constant process of Board renewal. In fact, eight of the thirteen nominees for election at the annual meeting represent candidates with less than five years' tenure on the Board, including the three new nominees for election this year: Jan Hauser, Jay Kunkel and Matthew Tsien. Jan is a financial leader, former chief accounting officer, and former audit firm partner, with over 35 years of experience dealing with financial reporting and complex business transactions. Jay is a seasoned automotive industry veteran with senior leadership roles in both OEMs and suppliers, as well as corporate finance and M&A advisory expertise. Matthew similarly brings the Board deep industry technical expertise through senior leadership roles, including as a chief technology officer, primarily at an OEM. Both Jay and Matthew will augment the Board's industry skillset, as well as its understanding of industry dynamics in Asia since both have extensive experience in the region.

At the same time, our longest-serving director, Dr. Kurt Lauk, has reached his tenure limit and will retire from the Board at the annual meeting. Kurt has consistently provided the Board and Management thoughtful and well-considered guidance.

We look forward to your support for all thirteen of the Board's nominees, and we thank Dr. Lauk for his many contributions over the last 12 years.

In Closing

We encourage you to participate in Magna's upcoming (virtual) annual meeting on May 11, 2023. You can submit your vote on the voting matters outlined in this proxy circular – by proxy ahead of the meeting, or online during the meeting.

We thank you for your continued support and look forward to continuing to engage with you – at the annual meeting and throughout the year.

Robert F. MacLellan

Seetarama (Swamy) Kotagiri

Notice of Annual Meeting of Shareholders

Date:	Thursday, May 11, 2023
Time:	10:00 a.m. (Toronto time)
Place:	Virtual-only meeting via live internet webcast online at www.virtualshareholdermeeting.com/MGA2023

We have opted to hold a virtual-only meeting, conducted via live internet webcast, in which all shareholders will have an equal opportunity to participate online regardless of geographic location.
Shareholders can submit questions or comments ahead of the Meeting via ProxyVote.com. Simply visit www.ProxyVote.com, enter your Control Number, Vote your Shares and ask your Pre-Meeting Questions.

You are receiving this Notice of Magna’s Annual Meeting of Shareholders (the “Meeting”) since you held Magna Common Shares at the close of business on March 24, 2023. You are entitled to vote your shares at the Meeting, which is being held to:
1.
receive Magna’s consolidated financial statements and the report of independent registered public accounting firm thereon for the fiscal year ended December 31, 2022;

2.
elect thirteen directors;

3.
reappoint Deloitte LLP as our independent auditor and authorize the Audit Committee to fix the independent auditor’s remuneration;

4.
vote, in an advisory, non-binding manner, on Magna’s approach to executive compensation (“Say on Pay”) described in the accompanying Management Information Circular/Proxy Statement (the “Circular”); and

5.
transact any other business that may properly come before the Meeting.

As of the date of this Notice, we are not aware of any business to be addressed at the Meeting other than the four specific items listed above.
The Circular relating to the Meeting contains more information on the matters to be addressed at the Meeting. The section of the Circular titled “How to Vote Your Shares” contains detailed information to help you understand how to vote your shares within the applicable time limits. The time limit for deposit of proxies may be waived or extended by the Chair of the Meeting at their discretion.
Magna has elected to use the Notice and Access rules permitted by Canadian securities regulators to deliver the Circular to both our registered and non-registered shareholders. This means that instead of receiving the Circular by mail, shareholders will receive a written notification with instructions on how to access the Circular online, together with a form of proxy or voting instruction form, as applicable. The Circular is available on our website at magna.com, on SEDAR at sedar.com and on EDGAR at sec.gov.
By order of the Board of Directors.

March 30, 2023 Aurora, Ontario	BASSEM A. SHAKEEL Vice-President, Associate General Counsel and Corporate Secretary

Contents

Management Information Circular/Proxy Statement
1	Proxy Summary
7	Voting Information
8	How To Vote Your Shares

Business of the Meeting
11	Financial Statements
12	Election of Directors
13	Board Overview
15	Details of the 2023 Nominees
19	Biographies of 2023 Nominees
26	Director Compensation
31	Reappointment of Deloitte LLP as Magna’s Independent Auditor
33	Say on Pay
34	Compensation and Performance Report
42	Compensation Discussion & Analysis
59	Summary Compensation Table
62	Incentive Plans and Awards

Corporate Governance
67	Corporate Governance at Magna
68	Governance Environment
69	About the Board
70	Board Independence
74	Board Effectiveness
78	Shareholder Democracy and Engagement
79	Ethical Conduct
80	Sustainability at Magna
82	Board Committees and Committee Reports
83	Report of the Audit Committee
85	Report of the Governance, Nominating and Sustainability Committee
86	Report of the Talent Oversight and Compensation Committee
87	Report of the Technology Committee

Additional Information
88	Additional Information
89	Definitions and Interpretation

Proxy Summary

Management Information
Circular/Proxy Statement
This Circular is being provided to you in connection with the Annual Meeting of Magna’s shareholders (the “Meeting”), which will be held on Thursday, May 11, 2023, commencing at 10:00 a.m. (Toronto time) via live internet webcast online at www.virtualshareholdermeeting.com/MGA2023.
Proxy Summary
In this summary, we highlight certain information you will find in various parts of the management information circular/proxy statement (the “Circular”), which follows. This summary does not contain all of the information that you should consider. Please review the entire Circular carefully before casting your vote.
Business of the Meeting
	Business of the Meeting	Board Vote Recommendation	For More Information
1.	Receive the audited consolidated financial statements and the report of the auditor for the year ended December 31, 2022	N/A	Page 11
2.	Vote to elect thirteen directors for a term of approximately one-year, ending on the date of the next annual meeting	FOR	Page 12
3.	Vote to reappoint Deloitte LLP as Magna’s independent auditor and authorize the Audit Committee to set the independent auditor’s remuneration	FOR	Page 31
4.	Vote on the advisory, non-binding resolution on Magna’s approach to executive compensation (“Say on Pay”)	FOR	Page 33
1. Financial Statements
Magna’s consolidated financial statements for the fiscal year ended December 31, 2022, together with the report of independent registered public accounting firm on those statements, will be presented at the Meeting, but no shareholder vote is required in connection with the financial statements. The report of independent registered public accounting firm on our financial statements for the fiscal year ended December 31, 2022, was unqualified and without reservation. Both of these items are contained in our 2022 Annual Report, which is available on our website at www.magna.com.
Selected financial results for 2022 are found below. However, we encourage shareholders to review our complete financial statements and the report of independent registered public accounting firm thereon.

SALES
U.S. $ MILLIONS

36,242
37,840
2021
2022

DILUTED EPS
U.S. $

5.00
2.03
2021
2022

CASH PROVIDED FROM OPERATING ACTIVITIES
U.S. $ MILLIONS

2,940
2,095
2021
2022

RETURN ON INVESTED CAPITAL[1]

10.1%
4.4%
2021
2022

DIVIDENDS PAID PER SHARE
U.S. $

1.32
1.46
1.60
1.72
1.80
2018
2019
2020
2021
2022

1.
Return on Invested Capital is a non-GAAP financial measure. Definitions and reconciliations to the most directly comparable financial measures calculated in accordance with U.S. GAAP, can be found in the company’s Annual Report for the Year Ended December 31, 2022, in the Management’s Discussion and Analysis of Results of Operations and Financial Position section. The Magna International Inc. 2022 Annual Report has been posted on the company’s website at www.magna.com.

Proxy Summary 1

2. Election of Directors – 2023 Nominees

Tenure

3.8yrs
Avg.

- 0-4 yrs : 8 nominees
- 5-9 yrs : 4 nominees
- 10+ yrs : 1 nominee

>99%
Avg. 2022 Votes FOR

>99%
Avg. 2022 Attendance

Age

65yrs
Avg.

- <60 yrs : 1 nominee
- 60-65 yrs : 7 nominees
- 66-70 yrs : 2 nominees
- >70 yrs : 3 nominees

Gender

38%
Women

Diversity

46%
Diverse
Nominees*

* Gender, LGBTQ+ and underrepresented minority in home country

Independence

92%
Independent

Nominee Overview
Nominee	Age	Director Since	Tenure Limit	Principal Occupation	Independence(1)	Financial Expertise	Committee Memberships(2)
Peter G. Bowie	76	2012	2024	Corporate Director	I	✓	AC*/TC
Mary S. Chan	60	2017	2029	Managing Partner of VectoIQ LLP and Corporate Director	I		GNSC/TC
Hon. V. Peter Harder, P.C.	70	2020	2029	Senator and Corporate Director	I		GNSC*/TC
Jan R. Hauser(3)	64	2022	2034	Corporate Director	I	✓	AC/TC
Seetarama S. Kotagiri	54	2021	–	Chief Executive Officer of Magna	M		–
Jay K. Kunkel(4)	63	–	2035	Corporate Director	I	✓	–
Robert F. MacLellan	68	2018	2030	Chairman, Northleaf Capital Partners and Corporate Director	I	✓	Board Chair/TC
Mary Lou Maher	62	2021	2033	Corporate Director	I	✓	AC/TC
William A. Ruh	61	2017	2029	Chief Executive Officer, Digital of Lendlease Group	I		TOCC/TC
Dr. Indira V. Samarasekera	70	2014	2026	Senior Advisor, Bennett Jones LLP and Corporate Director	I		TOCC*/TC
Matthew Tsien(4)	62	–	2035	Corporate Director	I		–
Dr. Thomas Weber(5)	68	2022	2034	Corporate Director	I		TC
Lisa S. Westlake	61	2019	2031	Corporate Director	I	✓	TOCC/TC
Notes:
1.
I = Independent; M = Management.

2.
The Board has 4 (four) standing committees: Audit Committee (“AC”); Governance, Nominating and Sustainability Committee (“GNSC”); Technology Committee (“TC”); and Talent Oversight and Compensation Committee (“TOCC”). The GNSC and the TOCC are the successors to the Board’s former Corporate Governance, Compensation and Nominating Committee (“CGCNC”), the mandate of which was split to enable more focused oversight. Every director sits on the Technology Committee. Asterisk (*) denotes Committee Chair.

3.
Ms. Hauser was appointed to the Board effective August 1, 2022 following a third-party led search, and is being nominated for election for the first time. Please refer to “Board Overview — 2023 Nomination Process”.

4.
Messrs. Kunkel and Tsien are also being nominated for election for the first time, following a third-party led search. Please refer to “Board Overview — 2023 Nomination Process”.

5.
Prior to 2022, Dr. Weber served as a member of Magna’s Technology Advisory Council and was compensated for such service. Accordingly, on joining Magna’s Board in 2022, he was determined to be a non-independent, non-executive director. Following completion of a one-year cooling-off period, Dr. Weber has been determined to be an Independent Director.

Additional information about the Nominees, including their biographies, skills and compensation can be found starting on page 12 of the Circular.
2Proxy Summary

Proxy Summary

Highlights of our approach to corporate governance include:
Corporate Governance Overview
■ Active Board engagement in, and approval of strategy	■ Diverse Nominee skills, expertise and backgrounds
■ Strong oversight of management succession planning	■ Board Diversity Policy with gender parity target
■ Environmental, Social and Governance (ESG) oversight	■ Director tenure limit
■ Active shareholder engagement	■ Limitation on director interlocks
■ Advance Notice By-Law	■ Independent Board Chair
■ Annual director election; no slate ballots	■ 100% non-executive directors on all Board committees
■ Majority voting policy; prompt disclosure of vote results	■ Independent Directors meet without Management
■ Annual Say on Pay vote	■ Rigorous annual Board/Director effectiveness evaluation
■ Mandatory deferral of director fees	■ Director orientation and continuing education
■ Equity maintenance requirement for directors	■ Commitment to culture of ethics and compliance
■ Trading blackouts and anti-hedging restrictions

3.
Reappointment of Deloitte LLP as Magna’s Independent Auditor

Deloitte LLP (“Deloitte”), an Independent Registered Public Accounting Firm, was first appointed Magna’s independent auditor on May 8, 2014 and has audited Magna’s consolidated financial statements for the fiscal years ended December 31, 2014 and after. Deloitte reports directly to the Audit Committee, which oversees the firm’s work, evaluates its performance and sets its compensation.
The Audit Committee believes that Deloitte provides value to Magna’s shareholders through its methodical, independent challenge to Magna’s external financial reporting. Deloitte’s audit approach is based on an audit risk assessment, which is continuously updated throughout the year. Audit risks identified in the risk assessment are addressed through tailored audit procedures which reflect Deloitte’s understanding of Magna-specific factors as well as the general business environment in which Magna operates. The firm’s communications to the Audit Committee demonstrate strong audit quality, professional skepticism and innovation in the audit, including through the effective use of data analytics. The Audit Committee is satisfied that Deloitte’s integrated audit team consists of audit professionals and specialists who are qualified and experienced to provide audit services in the regions in which Magna operates. The firm has demonstrated a commitment to promoting a learning culture within its own team and sharing the firm’s insights, perspectives and best practices with the Audit Committee, the Board, internal audit, as well as management and Magna’s finance teams.
Additional information about Deloitte, including its independence, services and fees can be found starting at page 31 of the Circular.
Proxy Summary 3

4. Say on Pay / Executive Compensation
Magna’s executive compensation framework has been structured to promote effective short- and long-term decision-making through balanced incentives aimed at profitable growth in a lean manufacturing business, as well as long-term value creation in a rapidly evolving industry. Some of the ways we seek to achieve these objectives include:
Compensation Framework Feature	Purpose
Minimal fixed compensation
■
Low base salaries and highly variable compensation help create an owner’s mindset

■
Motivates managers to achieve consistent profitability in order to maintain consistent compensation

■
Incents profit growth to grow compensation

Performance-conditioned profit sharing bonus / STI
■
Promotes entrepreneurialism

■
Drives strong managerial focus on lean/efficient operations through effective management of costs

■
Connects compensation to the operational impact of everyday decisions

Performance-conditioned multi-metric LTI
■
ROIC PSUs incent efficient capital allocation and value creation

■
rTSR PSUs create sensitivity to stock market performance and return of capital to shareholders, in the form of dividends, as well as alignment with shareholders

■
TFG PSUs promote strategic transformation by incenting actions that generate sustainable, long-term growth in equity values

■
Capped PSU payouts help mitigate risk by promoting responsible decision-making and discouraging excessive risk-taking

■
Stock options incent absolute TSR growth

No pensions	■ Reinforces an owner’s mindset and incents long-term growth in equity value as a pension-alternative
Share maintenance requirement	■ Reinforces an owner’s mindset ■ Alignment with shareholders ■ Helps mitigate risk
Benefits	■ Substantially consistent with those of other employees in the same office/jurisdiction
2022 CEO Compensation
Target total direct CEO compensation (“Target TDC”) for 2022 was set in February 2022 at $15.0 million which was below the executive compensation peer group median of approximately $15.5 million at the time. Consistent with the framework described above, core compensation for Mr. Kotagiri consists of a low base salary, a profit-driven STI, as well as LTIs tied to value-creation on both an absolute basis and relative to industry peers. In September 2022, the Board approved a special, non-recurring, heavily performance-conditioned award (the “Transformational Grant”) of PSUs (the “TFG PSUs”) to approximately 20 senior leaders of the company, including Mr. Kotagiri. The TFG PSUs are intended to incent Magna’s transformation at a time of significant change and disruption in the automotive industry. The Transformational Grant was made on the basis that the core compensation system on its own may not drive the behavioural change needed to transform Magna from an industrial manufacturer (Magna v1.0) to a mobility technology leader (Magna v2.0). Without removing any of the critical incentives in the core compensation system for day-to-day operating success and capital efficiency, the grant of TFG PSUs is intended to transcend any inherent disincentives to bold action through a stretch opportunity guided by rigorous performance-conditioned goals which ensure that no payout will actually be earned unless significant success is achieved for the benefit of all shareholders.
Key features of the TFG PSUs include the following:
■
grants reflect a reasonable incentive opportunity (one-year’s target TDC);

■
recipients comprise the broad leadership team, not just the CEO, to promote alignment and retention of the whole team;

■
completely “at-risk” over a five-year performance period;

■
directly aligned with the interests of shareholders as vesting tranches are linked to sustained attainment of four stock price hurdles, which represent 50%, 100%, 150% and 200% increases over the baseline stock price at the time the grant was made;

■
fair value sharing ratio of 99:1 in favour of shareholders;

■
differentiated hurdle weighting to reflect the higher statistical probability of attainment of the first hurdle and reduce the potential for excessive risk-taking at the level of the fourth hurdle;

■
stringent service conditions generally requiring grant recipients to remain employed in good standing throughout the entire performance period for PSUs to vest;

4Proxy Summary

Proxy Summary

■
deferred payouts of earned TFG PSUs (if any), with 50% of such earned units redeemed after the end of year five and 25% on each of the following two anniversaries;

■
potential compensation risks are mitigated by design features and Board controls; and

■
the TFG PSUs were developed through a thoughtful, deliberate Board process.

Factoring both the core compensation system and the value of the special, non-recurring TFG PSUs, Mr. Kotagiri’s target TDC (as at February 2022) and actual TDC were as set forth in the table below.
	Target TDC Core Compensation ($)	Actual TDC ($)
Base Salary	325,000	325,000
STI	5,475,000	3,446,000
LTIs (at target) ROIC PSUs rTSR PSUs Stock Options	3,680,000 1,840,000 3,680,000	3,680,000 1,840,000 3,680,000
Sub-Total	15,000,000	12,971,000
Special TFG PSU Grant	—	15,000,000
Total	15,000,000	27,971,000
In line with compensation governance best practices, the Talent Oversight and Compensation Committee of the Board engages its independent compensation advisor to perform a “realized/realizable” compensation analysis of Mr. Kotagiri’s 2022 compensation to assist it in assessing pay outcomes. Realized/realizable compensation provides an indication of how the different elements of compensation are actually performing as of a point in time. The summary below shows realized and realizable compensation values relative to both target TDC and actual TDC. Recognizing that the TFG PSUs are a non-recurring element of compensation with a five-year performance period, the table below shows realized/realizable compensation with the full grant value of Mr. Kotagiri’s TFG PSUs, one-fifth (20%) of such grant value, as well as target TDC under the core compensation system without the TFG PSUs. Realized/realizable values are lower than target TDC as a result of below-target STI values, below-target performance multipliers for the rTSR PSUs, out-of-the-money stock options and non-attainment of TFG PSU hurdles.
	Year	Target TDC(1) ($)	Actual TDC(2) ($)	Realized/ Realizable Value as of 12/31/2022 ($)	Change in Realized/ Realizable Pay		Cumulative TSR(3) (%)	ROIC(4) (%)
					vs. Target TDC (%)	vs. Actual TDC (%)
Seetarama S. Kotagiri	2022 (Full TFG)	30,000,000	27,971,000	6,548,000	-78.2	-76.5	-28.6	11.6
	2022 (Amort. TFG)	18,000,000	15,971,000	6,548,000	-63.6	-59.0	-28.6	11.6
	2022 (No TFG)	15,000,000	12,971,000	6,548,000	-56.3	-49.5	-28.6	11.6
	2021(5)	12,000,000	10,870,000	6,108,000	-49.1	-43.8	-16.8	13.3
Notes:
1.
Target TDC includes base salary, target STI and target LTIs.

2.
Actual TDC includes base salary, actual STI and target LTIs.

3.
Represents cumulative total shareholder returns, assuming reinvestment of dividends, for the period from January 1 to December 31, 2022.

4.
Represents annual ROIC for purposes of the ROIC PSUs.

5.
Excludes the $2.0 million RSU award granted in 2020.

Pay for Performance
The Say on Pay vote at the Meeting represents your opportunity to express your view as to whether the company’s approach to executive compensation generates outcomes that are justified by Magna’s performance. There is no single way of assessing the relationship between pay and performance, nor any one metric on its own that can convey a complete picture as to such relationship. However, in light of the general alignment between pay and performance as depicted in the graph below including after taking into account Magna’s CEO compensation with the amortized and full
Proxy Summary 5

grant amounts of the TFG PSUs, as well as the core compensation excluding the TFG PSUs, we are satisfied that compensation outcomes are reasonably aligned with performance.

Compensation Peers vs. Magna
3-Year Total Compensation Rank
3-Year TSR Performance Rank
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
Caterpillar
Corning
Honeywell
Eaton Corp
ITW
Deere & Co
Magna (Full TFG)
Parker-Hannifin
Goodyear
Emerson Electric
BorgWarner
Jabil
Johnson Controls
Aptiv
Lear
Magna (Amort. TFG)
Adient
Magna (No TFG)

The Compensation and Performance Report which starts at page 34 of the Circular presents the TOCC’s analysis of 2022 compensation outcomes in relation to various elements of Magna’s performance. A full discussion of our approach to executive compensation can be found starting on page 42 of the Circular.
6Proxy Summary

Voting Information

Voting Information
Record Date
March 24, 2023, is the record date for the Meeting (the “Record Date”). Only holders of our Common Shares as of the close of business on the Record Date are entitled to receive notice of and vote at the Meeting.

Outstanding Shares, Votes and Quorum
As of the Record Date, 286,117,975 Magna Common Shares were issued and outstanding. Each Magna Common Share is entitled to one vote. A quorum of shareholders is needed to hold the Meeting and transact business. Under our by-laws, quorum means at least two persons holding, or representing by proxy, at least 25% of our outstanding Common Shares.

Principal Shareholders	To our knowledge, no shareholder beneficially owns or exercises control or direction, directly or indirectly, over 10% or more of Magna’s Common Shares which were outstanding as at the Record Date.
Shareholder Group	Number of Shares	Percentage of Shares
Public Shareholders	267,463,739	93.5%
Magna Directors and Executive Officers (N = 24)	1,407,402	0.5%
Magna Employee Deferred Profit Sharing Plans (Canada, U.S., Europe)(1)	17,246,834	6.0%
Note:
1. To the best of our knowledge, all of these shares will be voted FOR the election of directors, the re-appointment of the auditor and the “Say on Pay” advisory resolution.
Individual Voting	At the Meeting, shareholders will vote for each nominee for election to the Board, individually. We do not use slate voting.
Majority Voting	We maintain a majority voting policy, which is described under “Corporate Governance”, and each nominee for election to the Board has agreed to abide by such policy.
Voting Results	Detailed voting results will be promptly disclosed in a press release issued and filed on the Meeting date.

You may request a paper copy of the Circular, at no cost, up to one year from the date the Circular was filed on SEDAR. You may make such a request at any time prior to or following the Meeting by contacting Broadridge at 1-877-907-7643 (Toll Free for Registered Shareholders and Non-Registered/Beneficial Shareholders – North America) or Direct 1-303-562-9305 (English) / 1-303-562-9306 (French) (Other countries) and follow the instructions. Shareholders who have already signed up for electronic delivery of proxy materials will continue to receive them by email.

Voting Information 7

How To Vote Your Shares
Your Vote Is Important
Your vote is important. This Circular tells you who can vote, what you will be voting on and how to vote. Please read the information below to ensure your shares are properly voted.
Since the Meeting is being held as a virtual-only meeting, there are differences in how the Meeting will be conducted compared to an in-person meeting. However, shareholders will have an equal opportunity to participate at the meeting online, regardless of geographic location. This means that shareholders attending online will have the opportunity to ask questions and vote in real-time. All shareholders are encouraged to cast their votes in advance by proxy as described below.

Registered vs. Non-Registered Shareholder
How you vote your shares depends on whether you are a registered shareholder or a non-registered shareholder. In either case, there are different ways to vote, but shareholders will not be able to attend the Meeting and vote in person since it will be a virtual-only meeting.
Registered Shareholder: You are a registered shareholder if you hold one or more share certificates that indicate your name and the number of Magna Common Shares that you own. As a registered shareholder, you will receive a form of proxy from Broadridge Investor Communications Corporation representing the shares you hold. If you are a registered shareholder, refer to “How to Vote – Registered Shareholders”.
Non-Registered Shareholder: You are a non-registered shareholder if a securities dealer, broker, bank, trust company or other nominee holds your shares for you, or for someone else on your behalf. As a non-registered shareholder, you will most likely receive a Voting Instruction Form from Broadridge Investor Communications Corporation, although in some cases you may receive a form of proxy from the securities dealer, broker, bank, trust company or other nominee holding your shares. If you are a non-registered shareholder, refer to “How to Vote – Non-Registered Shareholders”.

Proxies Are Being Solicited by Management
Management is soliciting your proxy in connection with the matters to be addressed at the Meeting (or any adjournment(s) or postponement(s) thereof) to be held at the time set out in the accompanying Notice of Annual Meeting. We will bear all costs incurred in connection with Management’s solicitation of proxies, including the cost of preparing and delivering this Circular and accompanying materials. In addition to the use of mail and email, some of our officers and employees may (for no additional compensation) also directly solicit proxies by phone, fax or other electronic methods. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward proxy solicitation material to the persons on whose behalf they hold Magna shares and to obtain authorizations for the execution of proxies. These institutions will be reimbursed for their reasonable expenses in doing so.

8Voting Information

Voting Information

These securityholder materials are being sent to both registered and non-registered owners of Magna Common Shares.

HOW TO VOTE – REGISTERED SHAREHOLDERS	HOW TO VOTE – NON-REGISTERED SHAREHOLDERS

If you are a registered shareholder, you may vote either by proxy or by completing an online ballot during the Meeting.
Submitting Votes by Proxy
There are four ways to submit your vote by proxy:

 smartphone     internet      mail     telephone
The form of proxy contains instructions for each of these methods.
If you are voting by smartphone, internet or telephone, you will need the pre-printed Control Number on your form of proxy.
A proxy submitted by mail must be in writing, dated the date on which you signed it and be signed by you (or your authorized attorney). If such a proxy is being submitted on behalf of a corporate shareholder, the proxy must be signed by an authorized officer or attorney of that corporation. If a proxy submitted by mail is not dated, it will be deemed to bear the date on which it was sent to you.
If you are voting your shares by proxy, you must ensure that your completed, signed and dated proxy form or your smartphone, internet or telephone vote is received by Broadridge Investor Communications not later than 5:00 p.m. (Toronto time) on May 9, 2023. If the Meeting is adjourned or postponed, you must ensure that your completed and signed proxy form or your smartphone, internet or telephone vote is received by Broadridge not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting.
Appointment of Proxyholder
Unless you specify otherwise or appoint a proxyholder, the Magna officers whose names are pre-printed on the form of proxy will vote your shares:
■
FOR the election to the Magna Board of Directors of all thirteen nominees named in this Circular;

■
FOR the reappointment of Deloitte LLP as Magna’s independent auditor and the authorization of the Audit Committee to fix the independent auditor’s remuneration; and

■
FOR the advisory resolution to accept the approach to executive compensation disclosed in this Circular.

You have the right to appoint someone else (who need not be a shareholder) as your proxyholder; however, if you do, that person must vote your shares on your behalf during the Meeting. To appoint someone else as your proxyholder, insert the person’s name in the space provided on the form of proxy and provide an appointee identification number as indicated.

If you are a non-registered shareholder, the intermediary holding on your behalf (and not Magna) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions.
Submitting Voting Instructions
There are four ways to submit your vote by Voting Instruction Form:

 smartphone     internet      mail     telephone
The Voting Instruction Form contains instructions for each of these methods.
If you are a non-registered shareholder and have received a Voting Instruction Form from Broadridge Investor Communications, you must complete and submit your vote by smartphone, internet, mail or telephone, in accordance with the instructions on the form.
Your completed, signed and dated Voting Instruction Form or your smartphone, internet or telephone vote must be received by Broadridge not later than 5:00 p.m. (Toronto time) on May 9, 2023. If the Meeting is adjourned or postponed, you must ensure that your completed, signed and dated Voting Instruction Form or your smartphone, internet or telephone vote is received by Broadridge not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting. If a Voting Instruction Form submitted by mail or fax is not dated, it will be deemed to bear the date on which it was sent to you.
Additionally, Magna may use Broadridge’s QuickVote™ service to assist beneficial shareholders with voting their shares. Broadridge will tabulate the results of all the instructions received and then provide the appropriate instructions for such shares to be represented at the Meeting.
In some cases, you may have received a form of proxy instead of a Voting Instruction Form, even though you are a non-registered shareholder. Such a form of proxy will likely be stamped by the securities dealer, broker, bank, trust company or other nominee or intermediary holding your shares and be restricted as to the number of shares to which it relates. In this case, you must complete the form of proxy and submit it to Broadridge as described to the left under “How to Vote – Registered Shareholders – Submitting Votes By Proxy”.
If you choose to vote by proxy, you are giving the person (referred to as a “proxyholder”) or people named on your form of proxy the authority to vote your shares on your behalf at the Meeting (including any adjournment or postponement of the Meeting).

Voting Information 9

HOW TO VOTE – REGISTERED SHAREHOLDERS (cont’d)	HOW TO VOTE – NON-REGISTERED SHAREHOLDERS (cont’d)

Appointment of Proxyholder (cont’d)
You may indicate on the form of proxy how you want your proxyholder to vote your shares, or you can let your proxyholder decide for you. If you do not specify on the form of proxy how you want your shares to be voted, your proxyholder will have the discretion to vote your shares as they see fit.
The form of proxy accompanying this Circular gives the proxyholder discretion with respect to any amendments or changes to matters described in the Notice of Annual Meeting and with respect to any other matters that may properly come before the Meeting (including any adjournment or postponement of the Meeting). As of the date of this Circular, we are not aware of any amendments, changes or other matters to be addressed at the Meeting.
Voting Online During the Meeting
The Meeting will be held virtually via internet webcast. As a registered shareholder, you or your duly appointed proxyholder, will be able to cast votes and ask questions during the Meeting. To do so, you or your duly appointed proxyholder can access the Meeting on May 11, 2023, at 10:00 am (Toronto time) by visiting www.virtualshareholdermeeting.com/MGA2023. To participate in the Meeting, registered shareholders will need the control number pre-printed on the form of proxy. Duly appointed proxyholders will need the appointee identification number provided in the form of proxy by the registered holder of the shares being represented.
If you vote online during the Meeting and had previously completed and returned your form of proxy, your proxy will be automatically revoked and any votes you cast on a poll at the Meeting will count.
Revoking a Vote Made by Proxy
You have the right to revoke a proxy by ANY of the following methods:
■
Vote again by phone, internet or smartphone not later than 5:00 p.m. (Toronto time) on May 9, 2023 (or not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting);

■
Deliver by mail another completed and signed form of proxy, dated later than the first form of proxy, such that it is received by Broadridge not later than 5:00 p.m. (Toronto time) on May 9, 2023 (or not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting);

■
Deliver to us at the following address a signed written notice revoking the proxy, provided it is received not later than 5:00 p.m. (Toronto time) on May 10, 2023 (or not later than 5:00 p.m. on the last business day prior to the date of the adjourned or postponed Meeting):

Magna International Inc.
337 Magna Drive
Aurora, Ontario, Canada L4G 7K1
Attention: Corporate Secretary

Voting Online During the Meeting
If you have received a Voting Instruction Form and wish to vote online during the Meeting, you must first appoint yourself as a proxyholder by completing, signing and returning the Voting Instruction Form or completing the equivalent electronic form online, in each case, and returning it to Broadridge not later than 5:00 pm (Toronto time) on May 9, 2023.
If you have received a form of proxy and wish to vote online during the Meeting, you must insert your name in the blank space provided on the form of proxy. If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet or smartphone vote is received by Broadridge not later than 5:00 p.m. (Toronto time) on May 9, 2023.
If the Meeting is adjourned or postponed, you must ensure that your completed and signed Voting Instruction Form (or equivalent electronic form online) is received by Broadridge not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting.
The Meeting will be held virtually via internet webcast. As a non-registered shareholder who has duly appointed yourself or someone else as proxyholder, you or your such duly appointed proxyholder will be able to cast votes and ask question during the Meeting. To do so, you or your duly appointed proxyholder can access the Meeting on May 11, 2023, at 10:00 am (Toronto time) by visiting www.virtualshareholdermeeting.com/MGA2023. To participate in the Meeting, you will need the appointee identification number provided in the voting instruction form for the shares being represented.
If you have not appointed yourself as a proxyholder in accordance with the instructions on your Voting Instruction Form, you can participate in the Meeting as a guest. Guests will be able to listen to the Meeting proceedings, but will not be able to vote or ask questions.
Revoking a Voting Instruction Form or Proxy
If you wish to revoke a Voting Instruction Form or form of proxy for any matter on which a vote has not already been cast, you must contact your securities dealer, broker, bank, trust company or other nominee or intermediary (for a form of proxy sent to you by such intermediary) and comply with any applicable requirements relating to the revocation of votes made by Voting Instruction Form or proxy.

10Voting Information

FINANCIAL STATEMENTS
Business of the Meeting

1	Financial Statements
Magna’s consolidated financial statements for the fiscal year ended December 31, 2022, together with the report of independent registered public accounting firm on those statements, will be presented at the Meeting. No shareholder vote is required in connection with the foregoing. The report of independent registered public accounting firm on our financial statements for the fiscal year ended December 31, 2022, was unqualified and without reservation. Both of these items are contained in our 2022 Annual Report, which is available on our website at www.magna.com.
Selected financial results for 2022 are found below. However, we encourage shareholders to review our complete financial statements and the report of independent registered public accounting firm thereon.
1.
Return on Invested Capital is a non-GAAP financial measure. Definitions and reconciliations to the most directly comparable financial measures calculated in accordance with U.S. GAAP, can be found in the company’s Annual Report for the Year Ended December 31, 2022, in the Management’s Discussion and Analysis of Results of Operations and Financial Position section. The Magna International Inc. 2022 Annual Report has been posted on the company’s website at www.magna.com.

Business of the Meeting 11

2	Election of Directors

IN THIS SECTION
	13	Board Overview
	15	Details of the 2023 Nominees
	19	Biographies of 2023 Nominees
	26	Director Compensation
The Board recommends that you vote FOR each of the 13 nominees.
Nominee Summary
12Business of the Meeting

ELECTION OF DIRECTORS
Business of the Meeting

Nominee Overview
Nominee	Age	Director Since	Tenure Limit	Principal Occupation	Independence(1)	Financial Literacy	Financial Expertise	Committee Memberships(2)
Peter G. Bowie	76	2012	2024	Corporate Director	I	✓	✓	AC*/TC
Mary S. Chan	60	2017	2029	Managing Partner of VectoIQ LLP and Corporate Director	I	✓		GNSC/TC
Hon. V. Peter Harder, P.C.	70	2020	2029	Senator and Corporate Director	I	✓		GNSC*/TC
Jan R. Hauser(3)	64	2022	2034	Corporate Director	I	✓	✓	AC/TC
Seetarama S. Kotagiri	54	2021	–	Chief Executive Officer of Magna	M	✓		–
Jay K. Kunkel(4)	63	New Nominee	2035	Corporate Director	I	✓	✓	New Nominee
Robert F. MacLellan	68	2018	2030	Chairman, Northleaf Capital Partners and Corporate Director	I	✓	✓	Board Chair/TC
Mary Lou Maher	62	2021	2033	Corporate Director	I	✓	✓	AC/TC
William A. Ruh	61	2017	2029	Chief Executive Officer, Digital Lendlease Group	I	✓		TOCC/TC
Dr. Indira V. Samarasekera	70	2014	2026	Senior Advisor, Bennett Jones LLP and Corporate Director	I	✓		TOCC*/TC
Matthew Tsien(4)	62	New Nominee	2035	Corporate Director	I	✓		New Nominee
Dr. Thomas Weber(5)	68	2022	2034	Corporate Director	I	✓		TC
Lisa S. Westlake	61	2019	2031	Corporate Director	I	✓	✓	TOCC/TC
Notes:
1.
I = Independent; M = Management.

2.
The Board has 4 (four) standing committees: Audit Committee (“AC”); Governance, Nominating and Sustainability Committee (“GNSC”); Technology Committee (“TC”); and Talent Oversight and Compensation Committee (“TOCC”). The GNSC and the TOCC are the successors to the Board’s former Corporate Governance, Compensation and Nominating Committee (“CGCNC”), the mandate of which was split to enable more focused oversight. Every director sits on the Technology Committee. Asterisk (*) denotes Committee Chair.

3.
Ms. Hauser was appointed to the Board effective August 1, 2022 following a third-party led search, and is being nominated for election for the first time. Please refer to “Board Overview — 2023 Nomination Process”.

4.
Messrs. Kunkel and Tsien are also being nominated for election for the first time, following a third-party led search. Please refer to “Board Overview — 2023 Nomination Process”.

5.
Prior to 2022, Dr. Weber served as a member of Magna’s Technology Advisory Council and was compensated for such service. Accordingly, on joining Magna’s Board in 2022, he was determined to be a non-independent, non-executive director. Following completion of a one-year cooling-off period, Dr. Weber has been determined to be an Independent Director.

Board Overview
Board’s Role
Directors are elected by shareholders to act as stewards of the company. The Board is Magna’s highest decision-making body, except to the extent certain rights have been reserved for shareholders under applicable law or Magna’s articles of incorporation or by-laws. Among other things, the Board is responsible for appointing our Chief Executive Officer, overseeing Management, shaping and overseeing implementation of our long-term strategy, satisfying itself that material risks are being managed appropriately, reviewing and approving financial statements, establishing our systems of corporate governance and executive compensation, as well as overseeing our corporate culture. In fulfilling their duties, directors are required under applicable law to act in the best interests of the company.
Business of the Meeting 13

2023 Nomination Process
Nominees for election at the Meeting include ten directors who were elected at our 2022 annual and special meeting of shareholders, along with three candidates being nominated for the first time.
Director Name
Re-Election	Peter G. Bowie	Mary Lou Maher
	Mary S. Chan	William A. Ruh
	Hon. V. Peter Harder	Dr. Indira V. Samarasekera
	Seetarama S. Kotagiri (CEO)	Dr. Thomas Weber
	Robert F. MacLellan (Board Chair)	Lisa S. Westlake
New	Jan R. Hauser	Matthew Tsien
Jay K. Kunkel
One current director, Dr. Kurt J. Lauk, has reached his term limit and will retire from the Board at the Meeting.
In recommending to the Board the thirteen nominees, the GNSC considered a number of factors including:
■
nominees’ respective skills, expertise, and experience in relation to Magna’s business and corporate strategy;

■
the diversity of backgrounds and experiences that would be represented across the Board if all nominees are elected;

■
feedback from the annual Board effectiveness evaluation process, which incorporates both a self-evaluation and a peer review process;

■
individual voting results from the 2022 annual and special meeting of shareholders;

■
outcome of independent reference verification checks for each new nominee; and

■
general feedback from the independent director search firm utilized by the GNSC, as well as from other advisors to the company.

In 2022, the GNSC initiated a process to identify a search firm with global reach to support Magna’s next phase of Board renewal. After interviewing five leading global search firms, the GNSC selected its preferred partner and commenced the development of search “profiles” for the first two searches to be conducted by the selected firm. Search profiles are developed based on a rigorous process which considers a range of factors such as:
■
Magna’s most recent strategic plan;

■
feedback on director recruitment priorities from the annual board effectiveness evaluation process;

■
updated Board skills matrix and succession planning roadmap;

■
Board composition, independence, diversity and other factors;

■
Committee staffing needs;

■
regulatory requirements; and

■
advice from the independent search firm.

Based on such factors, the GNSC developed a search profile for a qualified financial expert with strategic finance skills who could serve on the Audit Committee. The outcome of this search was the selection in July 2022 of Jan Hauser, a financial leader, former chief accounting officer, and former PwC Partner, with over 35 years of experience dealing with financial reporting and complex business transactions. Following completion of reference checks, the GNSC recommended, and the Board unanimously approved, Ms. Hauser’s appointment to the Board, as well as the Audit and Technology Committees, effective August 1, 2022.
In 2022, the GNSC also developed a second search profile based on the considerations above, to identify a candidate with significant automotive and/or mobility experience in China and other parts of Asia. The outcome of this search was the identification and selection of two candidates — Jay Kunkel and Matthew Tsien — possessing both industry sector and geographic experience. While a key consideration for this second search profile was addressing the Board’s need for industry sector experience in light of the planned retirement from the Board, Technology Committee and GNSC of Dr. Kurt Lauk at the Meeting, the GNSC was also mindful of the need to plan ahead for the scheduled retirement in 2024 of Peter Bowie from the Board, Audit and Technology Committees. Mr. Kunkel is a seasoned automotive industry veteran with senior leadership roles in both OEMs and suppliers, as well as corporate finance and M&A advisory expertise, with over 20 years of such experience while resident in Asia. Mr. Tsien similarly brings the Board deep industry sector technical expertise through senior leadership roles primarily at GM, with over 12 years of such experience while resident in Asia. Following completion of reference checks, the GNSC recommended, and the Board unanimously approved, the nominations of Messrs. Kunkel and Tsien on March 30, 2023.
14Business of the Meeting

ELECTION OF DIRECTORS
Business of the Meeting

The GNSC believes that each of Ms. Hauser and Messrs. Kunkel and Tsien represent compelling candidates for service on the Board. Their collective skillsets are aligned with Board needs in the areas of accounting, automotive, China/Asia, strategic finance/M&A and technology.
The GNSC and the Board are confident that each of the thirteen nominees:
■
exceeds the minimum requirements set out in our Board Charter and the Business Corporations Act (Ontario) (“OBCA”);

■
has skills, experience and expertise that provide the Board with the necessary insight to effectively carry out its mandate; and

■
will, if elected, provide responsible oversight as a steward of the corporation, including prudent oversight of Management.

The “Details of the 2023 Nominees” section which follows contains information regarding nominees’ independence, skills, expertise and other relevant information that you should consider in casting your vote.
Unless otherwise instructed, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote FOR each such nominee.
Details of the 2023 Nominees
Nominee Independence
Twelve out of thirteen, or 92%, of the nominees for election at the Meeting have been affirmatively determined to be independent.
Nominee	Independent	Non- Independent	Basis for Determination
Peter G. Bowie	✓		No material relationship
Mary S. Chan	✓		No material relationship
Hon. V. Peter Harder	✓		No material relationship
Jan R. Hauser	✓		No material relationship
Seetarama S. Kotagiri		✓	Management
Jay K. Kunkel	✓		No material relationship
Robert F. MacLellan	✓		No material relationship
Mary Lou Maher	✓		No material relationship
William A. Ruh	✓		No material relationship
Dr. Indira V. Samarasekera	✓		No material relationship
Matthew Tsien	✓		No material relationship
Dr. Thomas Weber(1)	✓		No material relationship
Lisa S. Westlake	✓		No material relationship
Note:
1.
Prior to 2022, Dr. Weber served as a member of Magna’s Technology Advisory Council and was compensated for such service. Accordingly, on joining Magna’s Board in 2022, he was determined to be a non-independent, non-executive director. Following completion of a one-year cooling off period, Dr. Weber has been determined to be an Independent Director.

Business of the Meeting 15

Nominees’ Meeting Attendance
Independent Directors are expected to attend all Board meetings, as well as all meetings of standing Committees on which they serve, and are welcome to attend any other Committee meetings. However, we recognize that scheduling conflicts are unavoidable from time to time, particularly in the first year of a director’s tenure, and also where meetings are called on short notice. Our Board Charter requires Directors to attend a minimum of 75% of regularly scheduled Board and applicable standing Committee meetings, except where an absence is due to medical or other valid reason. Magna’s Chief Executive Officer does not serve as a member of any Board Committee, but typically attends most or all Committee meetings. The Board Chair serves as a member of the Technology Committee, which is a committee of the full Board. Although the Board Chair does not serve on any other standing committees, he typically attends most or all committee meetings. The nominees who served on the Board during 2022 achieved over 99% attendance at all Board and applicable Committee meetings (in aggregate), as set forth below.
	BOARD (#)	AUDIT (#)	GNSC(1) (#)	TOCC(1) (#)	TECH(2) (#)	TOTAL
NOMINEE						(#)	(%)
Peter G. Bowie	9/9	6/6	—	—	2/2	17/17	100
Mary S. Chan	9/9	—	3/3	—	5/5	17/17	100
Hon. V. Peter Harder	9/9	—	9/9	—	2/2	20/20	100
Jan R. Hauser	3/3	1/1	—	—	1/1	5/5	100
Seetarama S. Kotagiri	9/9	—	—	—	—	9/9	100
Robert F. MacLellan	8/9	6/6	—	—	2/2	16/17	94
Mary Lou Maher	9/9	6/6	—	—	2/2	17/17	100
William A. Ruh	9/9	—	—	4/4	5/5	18/18	100
Dr. Indira V. Samarasekera	9/9	—	—	10/10	2/2	21/21	100
Dr. Thomas Weber	9/9	—	—	—	5/5	14/14	100
Lisa S. Westlake	9/9	—	—	10/10	2/2	21/21	100
Notes:
1.
The GNSC and TOCC were formed through the division of the mandate of Magna’s former CGCNC effective as of August 1, 2022. Attendance figures for directors who served on the CGCNC have been included in the attendance figures for the successor committee (GNSC or TOCC, as applicable) to which they were appointed.

2.
Effective as of August 1, 2022, the Technology Committee became a committee of the full Board.

2022 Annual Meeting Vote Results
Each of the nominees standing for re-election received a substantial majority of votes “for” their election at our 2022 annual and special meeting of shareholders, as set forth in the table below.
Nominee	2022
	Votes FOR (%)	Votes WITHHELD (%)
Peter G. Bowie	99.4	0.6
Mary S. Chan	99.4	0.6
Hon. V. Peter Harder	98.9	1.1
Seetarama S. Kotagiri	99.5	0.5
Robert F. MacLellan	99.5	0.5
Mary Lou Maher	99.8	0.2
William A. Ruh	99.8	0.2
Dr. Indira V. Samarasekera	97.7	2.3
Dr. Thomas Weber	98.9	1.1
Lisa S. Westlake	99.2	0.8
Nominees’ Equity Ownership
We believe it is important that each director be economically aligned with shareholders. We try to achieve such alignment in two principal ways:
■
Equity Maintenance Requirement: Each director other than the Board Chair is required to hold a minimum of $750,000 of Magna Common Shares and/or Deferred Share Units (“DSUs”) within five years of joining the Board. The Board Chair is required to hold a minimum of $1,500,000 of Magna Common Shares and/or DSUs within three years of becoming Chair. In assessing compliance with these requirements, we consider the value of any Magna Common Shares held by a director, together with the aggregate value of deferred compensation in the form of retainers and fees, excluding accrued dividend equivalents and without reference to increases or decreases in the market value of such compensation.

16Business of the Meeting

ELECTION OF DIRECTORS
Business of the Meeting

■
Mandatory Deferral of Compensation: Until the equity maintenance requirement has been achieved, a minimum of 60% of a director’s annual retainer is paid in the form of DSUs. Once a director has achieved the minimum equity maintenance requirement, a minimum of 40% is automatically deferred in the form of DSUs, subject to the director’s election to defer a greater amount. DSUs are notional units, the value of which is tied to the market value of our Common Shares. The value represented by a director’s DSUs can only be realized following their departure from the Board and remains “at risk” until that time.

Taking into account the five-year period in which to accumulate the minimum required value of Common Shares and DSUs, each of Magna’s nominees complies with or exceeds the minimum equity maintenance requirement.
Holdings by each Nominee of Magna Common Shares and/or DSUs, together with the status of compliance with the equity maintenance requirement and the “at-risk” value of their equity as of the Record Date are set forth in the table below.
Nominee	Common Shares (#)	DSUs (#)	Total Equity “At-Risk”(2) ($)	Equity Maintenance Requirement Status(1)
Peter G. Bowie	7,000	66,894	3,708,000	Exceeds
Mary S. Chan	—	26,020	1,306,000	Exceeds
Hon. V. Peter Harder	—	13,872	696,000	Complies
Jan R. Hauser	—	3,245	163,000	Complies
Seetarama S. Kotagiri	140,303	263,666(3)	20,275,000	Exceeds
Jay K. Kunkel	—	—	—	New Nominee
Robert F. MacLellan	—	26,730	1,341,000	Complies
Mary Lou Maher	3,100	5,778	445,000	Complies
William A. Ruh	—	28,351	1,423,000	Exceeds
Dr. Indira V. Samarasekera	—	47,907	2,404,000	Exceeds
Matthew Tsien	—	—	—	New Nominee
Dr. Thomas Weber	—	5,623	282,000	Complies
Lisa S. Westlake	2,000	12,443	725,000	Complies
Notes:
1.
“Complies” signifies a director who is within their first five years of tenure and accumulating equity value to achieve the minimum equity requirement.

2.
In calculating the value of total equity at risk, we have used the closing price of Magna Common Shares on the NYSE on the Record Date.

3.
Represents share units including RSUs and PSUs (at target), but excludes TFG PSUs.

Business of the Meeting 17

Nominee Skills and Expertise
The GNSC seeks to recruit candidates who reflect a diversity of skills, experience, perspectives and backgrounds that are relevant to Magna’s business. While the specific mix may vary from time to time and alternative categories may be considered in addition to or instead of those below, the following skills matrix lists the types of experience generally sought by the GNSC and includes each nominee’s self-assessed ranking of their experience level for each item.
	Peter G. Bowie FCPA, MBA	Mary S. Chan MSc	Hon. V. Peter Harder P.C., LLD	Jan R. Hauser BBA, CPA	Seetarama S. Kotagiri MSc	Jay K. Kunkel BBA	Robert F. MacLellan CPA, MBA	Mary Lou Maher FCPA, FCA	William A. Ruh MSc	Dr. Indira V. Samarasekera PhD, PEng	Matthew Tsien MSc	Dr. Thomas Weber PhD	Lisa S. Westlake MBA

Accounting/Audit: technical expertise with financial statements and financial reporting matters; understanding of critical accounting policies, technical issues relevant to the internal and external audit, as well as internal controls.
	➀	➂	➁	➀	➂	➁	➀	➀	➁	➂	➂	➂	➁

Automotive: practical experience with automobile manufacturers or suppliers; solid understanding of industry dynamics on a global or regional basis; knowledge of World Class Manufacturing; or experience in comparable capital-intensive manufacturing industries.
	➂	➀	➂	➂	➀	➀	➁	➂	➂	➂	➀	➀	➂

Cybersecurity: an understanding of digital, data management, technology and/or cyber security issues in large, complex enterprises; and/or experience in cybersecurity oversight, including cybersecurity frameworks, risk mitigation strategies and controls.
	➂	➁	➁	➂	➂	➂	➂	➁	➀	➂	➂	➁	➁

Environmental, Social and Governance (“ESG”): sophisticated understanding of environment/climate change, as well as social issues, including human rights and supply chain; ESG governance/oversight; and/or general familiarity with ESG regulatory requirements and reporting frameworks.
	➂	➂	➀	➂	➂	➁	➀	➀	➁	➀	➂	➁	➁
Finance/Financial Advisory: senior financial management roles and/or financial advisory roles; expertise related to capital allocation, capital structure or capital markets.	➀	➂	➁	➀	➁	➀	➀	➀	➁	➂	➂	➂	➀
Governance/Board: sophisticated understanding of corporate governance practices and norms; prior board experience; expertise with stakeholder management or engagement.	➀	➁	➀	➀	➁	➀	➀	➀	➁	➀	➁	➁	➀
High-Growth Markets: a track record of operational success or other experience in markets other than North America and Western Europe, such as China.	➀	➀	➀	➀	➀	➀	➂	➂	➁	➁	➀	➁	➀
Large Cap Company: board, management and/or other applicable experience with companies that have a market capitalization in excess of $10 billion.	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➁	➀
Legal/Regulatory/Public Policy: experience with legal and regulatory compliance oversight; experience in relevant areas of government or public policy.	➁	➂	➀	➁	➂	➀	➁	➁	➁	➀	➁	➂	➁
Mergers & Acquisitions (“M&A”): management or board-level experience with complex M&A in different industries and/or different geographic regions.	➀	➁	➂	➀	➀	➀	➀	➁	➁	➁	➁	➁	➀
R&D/Innovation/Technology: domain expertise and skill in technology/innovation; practical experience with technological transformation and disruption.	➂	➀	➁	➂	➀	➀	➂	➂	➀	➀	➀	➀	➁
Risk Oversight: practical expertise in risk governance, including enterprise risk management frameworks; knowledge/understanding of risk monitoring and mitigation.	➀	➁	➀	➀	➁	➁	➀	➀	➀	➁	➁	➀	➀
Senior/Executive Leadership: demonstrated track record of leadership, mature judgement, operating success and value creation in complex organizations and/or in progressively challenging roles.	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀
Strategy Development: board, senior management and/or other experience in strategy development, analysis or oversight.	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀
Talent Management/Compensation: hands-on experience developing, managing, compensating and motivating employees.	➀	➀	➀	➀	➀	➀	➀	➀	➀	➁	➀	➀	➀
Ranking Legend
➀
Significant expertise/experience

➁
Strong familiarity

➂
General understanding

18Business of the Meeting

ELECTION OF DIRECTORS
Business of the Meeting

Biographies of 2023 Nominees
Peter G. Bowie FCPA, MBA	Independent	Audit (Chair), Technology
Ontario, Canada Age: 76 Tenure: ~11

Other Current Public Company Boards:
■
Xebec Adsorption, Inc. (Audit)*

Total 2022 Compensation:
$245,000
Equity-at-risk (Record Date):
$3,708,000
*
Mr. Bowie was a director of Xebec Adsorption, Inc. (“Xebec”) when it sought protection under the Companies’ Creditors Arrangement Act (“CCAA”) on September 29, 2022. Xebec’s shares were suspended from trading by the Toronto Stock Exchange on the same date and subsequently delisted on November 14, 2022.

Mr. Bowie brings to the Board financial expertise, a dedication to Audit Committee excellence, a strong understanding of strategy and risk, as well as detailed insight of political and economic dynamics within China. He has served as Audit Committee Chair since May 2022.
Mr. Bowie is a corporate director who previously served as the Chief Executive of

Mr. Bowie has a B.Comm (St. Mary’s), an MBA (Ottawa) and an honorary doctorate (Ottawa). Mr. Bowie completed the Advanced Management Program (Harvard) and is a Fellow of the Institute of Chartered Accountants of Ontario, and the Australian Institute of Corporate Directors. Between 2019 and 2022, Mr. Bowie completed programs through MIT Sloan on Digital Business Strategy;

Deloitte China from 2003 to 2008, as well as senior partner and a member of the board and the management committee of Deloitte China until his retirement from the	100% 2022 MEETING ATTENDANCE	>99% 2022 ANNUAL MEETING VOTING RESULT	AI for Business, and Organizational Design for Digital Transformation. He also participated in the 2021 and 2022 CPA Canada Conference for Audit Committees; the

firm in 2010. Mr. Bowie was also previously Chairman of Deloitte Canada (1998-2000), a member of the firm’s management committee and a member of the board and governance committees of Deloitte International. He is a past member of the board of the Asian Corporate Governance Association and has served on a variety of boards in the private and non-for-profit sectors.

Australian Institute Program Building Cyber Resilience, the AICPA Annual Update on Auditing and FASB Issues and the AICPA & CIMA ESG Conference; the ICD Short Course on Oversight of Cybersecurity in Era of Digital Acceleration and the IIA Certificate Course New SEC Cybersecurity Disclosure Requirements; Cambridge University certificate program on Business and Climate Change, and the Climate Competent Boards Designation program from CCB. He previously served on the board of COSCO Holding Company Ltd.

Significant expertise/experience:
■ Accounting/Audit	■ Mergers & Acquisitions
■ Finance/Financial Advisory	■ Risk Oversight
■ Governance/Board	■ Senior/Executive Leadership
■ High-Growth Markets	■ Strategy Development
■ Large Cap Company	■ Talent Management/Compensation

Mary S. Chan MSc	Independent	GNSC, Technology
New Jersey, U.S.A. Age: 60 Tenure: 5+

Other Current Public Company Boards:
■
CommScope Inc. (Compensation (Chair))

■
SBA Communications Corporation (Compensation, Governance & Nomination)

Total 2022 Compensation:
$224,000
Equity-at-risk (Record Date):
$1,306,000

Ms. Chan brings to the Board extensive experience in connected cars, autonomous and semi-autonomous vehicles, as well as demonstrated executive leadership success in the mobility communications infrastructure,

General Motors Company (2012-2015), where she was responsible for building the next generation of connected vehicle product and services. At GM, Ms. Chan led the industry-first launch of 4G LTE connectivity across GM’s global brands in the U.S., China, Europe and

products and services industry. Ms. Chan has been a managing partner of VectoIQ LLP (since 2015), an advisory firm that partners with	100% 2022 MEETING ATTENDANCE	>99% 2022 ANNUAL MEETING VOTING RESULT	Mexico. Ms. Chan was also previously Senior VP & General Manager, Enterprise Mobility Solutions & Services, Dell Inc. (2009-2012), and had progressive organizations participating in the transition towards mobility as a service and an autonomous vehicle society. Prior to joining VectoIQ, she served as President, Global Connected Consumer & OnStar Service of
executive roles, including Executive VP Wireless Network Business Unit, at Alcatel-Lucent Inc. (1996-2009). Ms. Chan holds B.Sc. and M.Sc. degrees in Electrical Engineering (Columbia).
Significant expertise/experience:
■ Automotive	■ Senior/Executive Leadership
■ High-Growth Markets	■ Strategy Development
■ Large Cap Company	■ Talent Management/Compensation
■ R&D/Innovation/Technology

Business of the Meeting 19

Hon. V. Peter Harder, P.C., LLD	Independent	GNSC (Chair), Technology
Ontario, Canada Age: 70 Tenure: 3+

Other Current Public Company Boards*:
■
None

Total 2022 Compensation:
$254,000
Equity-at-risk (Record Date):
$696,000

Mr. Harder, who previously served on our Board from May 2012 to March 2016, brings to the Board a Canadian-centred, globally aware perspective that draws upon his extensive experience in foreign affairs and international trade. In particular, he possesses a valuable understanding of the workings of China’s political establishment,

(1991-2007). While Deputy Minister of Foreign Affairs, he served the Prime Minister’s Personal Representative to the G-8 and as the first co-chair of the Canada-China Strategic Working Group. After leaving the public service in 2007, Mr. Harder served as the President of the Canada-China Business Council (2008-2015) and as a director to a number of major

as well as its economic drivers, in addition to Canada-China trade and investment issues. Mr. Harder also brings demonstrated expertise regarding compensation	100% 2022 MEETING ATTENDANCE	>98% 2022 ANNUAL MEETING VOTING RESULT	Canadian corporations as well as charitable and not-for-profit organizations. Mr. Harder holds degrees from the University of Waterloo (BA) and Queen’s issues and corporate governance. Mr. Harder currently serves as a member of the Senate of Canada and was the first independent Government Representative in the Senate (2016-2020). Prior to his appointment to the Senate, Mr. Harder was a long-serving Deputy Minister in the Government of Canada
University (MA) and has received an honorary doctorate (LLD) from the University of Waterloo. Mr. Harder is a member of the King’s Privy Council of Canada.
Significant expertise/experience:
■ Environmental, Social and Governance	■ Risk Oversight
■ Governance/Board	■ Senior/Executive Leadership
■ High-Growth Markets	■ Strategy Development
■ Large Cap Company	■ Talent Management/Compensation
■ Legal/Regulatory/Public Policy

Jan R. Hauser, BBA, CPA	Independent	Audit, Technology
Massachusetts, U.S.A. Age: 64 Tenure: <1

Other Current Public Company Boards:
■
Enfusion Inc. (Audit (Chair); Compensation)

■
Proterra Inc. (Audit; Nominating and ESG)

Total 2022 Compensation:
$101,000
Equity-at-risk (Record Date):
$163,000
Ms. Hauser, brings to the Board global financial leadership, including more than 35 years dealing with financial reporting and complex business transactions. Ms. Hauser is a corporate		Committee. She also served as PricewaterhouseCoopers’ representative on the Financial Accounting Standard Board’s (FASB) Emerging Issues Task Force and the Financial Accounting Standards Advisory
director who previously served as the Vice President, Controller and Chief Accounting Officer of General Electric Company (2013-2018), prior to which she held	100% 2022 MEETING ATTENDANCE	NEW NOMINEE	Council for the FASB. Earlier in her career, she was selected for a fellowship in the Office of the Chief Accountant at the US Securities and Exchange Commission

various roles at PricewaterhouseCoopers (1981-1991 and 1993-2013), including Senior Consulting Partner, Accounting Consulting Services, National Professional Services Group. During her time at PricewaterhouseCoopers, she led diversity efforts for the national office and served on the US Partner Admissions
(1991-1993). Ms. Hauser previously served on the board of Vonage Holdings Corporation until its acquisition. Ms. Hauser has a BBA in Accounting(Wisconsin) and is also a licensed CPA.
Significant expertise/experience:
■ Accounting/Audit	■ Mergers & Acquisitions
■ Finance/Financial Advisory	■ Risk Oversight
■ Governance/Board	■ Senior/Executive Leadership
■ High-Growth Markets	■ Strategy Development
■ Large Cap Company	■ Talent Management/Compensation

20Business of the Meeting

ELECTION OF DIRECTORS
Business of the Meeting

Seetarama S. Kotagiri MSc	Management	Chief Executive Officer
Michigan, U.S.A. Age: 54 Tenure: 2+

Other Current Public Company Board:
■
None

Total 2022 Compensation:
$12,971,000 (Core)
$15,000,000 (Special Grant)
Equity-at-risk (Record Date):
$20,275,000

Mr. Kotagiri was appointed as the Chief Executive Officer of Magna effective January 1, 2021 and he is Management’s sole representative on the Board. With over 30 years of industry experience, including 21 years with Magna, he brings extensive knowledge and understanding of the automotive industry, as well as the company’s culture, operations, key personnel, customers, suppliers and the

Magna roles have included: President of Magna Electronics (2016-2018); President of Magna Power and Vision (2018-2020); President of Magna Powertrain Inc. (2017-2019); and various engineering leadership positions at Cosma International (2000-2013). Prior to joining Cosma International, Mr. Kotagiri was a Structural Engineer at General Motors. Mr. Kotagiri has been featured in Business Insider’s 100 People Transforming Business

complex drivers of its success. In addition, Mr. Kotagiri has been instrumental in the company’s growth and evolution through his operational leadership, and has aligned the organization’s strategy	100% 2022 MEETING ATTENDANCE	>99% 2022 ANNUAL MEETING VOTING RESULT	and was named by Automotive News as a 2021 all star in the category CEO, Global supplier. He is currently a member of the Business Council of Canada and the MIT Presidential CEO Advisory Board.

around the megatrends shaping future mobility. Mr. Kotagiri is focused on keeping Magna at the forefront of a changing mobility landscape and accelerating the company’s growth for the benefit of employees, shareholders and customers. Mr. Kotagiri previously served as Magna’s President (2020) and Chief Technology Officer (2014-2019). Other

Mr. Kotagiri has a master’s degree in mechanical engineering from Oklahoma State University with a specialization in materials and structural engineering as well as a Bachelor of Engineering degree from B.V.B. College of Engineering at Karnataka University in India.

Significant expertise/experience
■ Automotive	■ R&D/Innovation/Technology
■ High-Growth Markets	■ Senior/Executive Leadership
■ Large Cap Company	■ Strategy Development
■ Mergers & Acquisitions	■ Talent Management/Compensation

Jay K. KunkelBBA	Independent	New Nominee
Tokyo Prefecture, Japan Age: 63 New Nominee

Other Current Public Company Boards:
■
Varex Imaging Corporation (Audit)

Total 2022 Compensation:
NIL – New Nominee
Equity-at-risk (Record Date):
$NIL

Mr. Kunkel brings to the Board deep knowledge and experience in the global automotive industry from the perspectives of both OEM and supplier, with particular expertise in Asia. Mr. Kunkel is a corporate

Vice President and President of Continental for Asia and China, and was on the Management Board in Germany (2005-2013); Head, Corporate Finance and M&A Advisory for PricewaterhouseCoopers in Japan (2000-

director who most recently held senior executive roles within the Tenneco group (2018-2020), including Executive Vice President for Tenneco Federal Mogul Corporation and President for Tenneco’s	NEW NOMINEE
2005); Director, Business Operations for Visteon Automotive Systems in Asia Pacific, Japan (1997-2000); Vehicle Program Manager for Mitsubishi Motors in Japan (1990-1996); and Purchasing Manager, Chassis

Asia operations. Prior to joining Tenneco, he served as Senior Vice President at Lear Corporation (2013-2018); Corporate Senior	Systems and Manager, Asia Planning for USA in Japan (1983-1990). Mr. Kunkel has a BBA from Western Michigan University, USA.
Significant expertise/experience:
■ Automotive	■ Mergers & Acquisitions
■ Finance/Financial Advisory	■ R&D/Innovation/Technology
■ Governance/Board	■ Senior/Executive Leadership
■ High-Growth Markets	■ Strategy Development
■ Large Cap Company	■ Talent Management/Compensation
■ Legal/Regulatory/Public Policy

Business of the Meeting 21

Robert F. MacLellan CPA, MBA	Independent	Board Chair, Technology
Ontario, Canada Age: 68 Tenure: ~5

Other Current Public Company Boards:
■
T. Rowe Price Group, Inc. (Compensation (Chair); Audit)

Total 2022 Compensation:
$410,000
Equity-at-risk (Record Date):
$1,341,000

Mr. MacLellan, who has served as Board Chair since May 2022, brings to the Board significant financial and accounting acumen, a track record of executive leadership success, blue-chip board experience and the perspective of the institutional investment community. Mr. MacLellan serves as the non-executive Chairman of Northleaf Capital Partners, an independent global equity and infrastructure fund manager and management of investments for its Employee Pension Fund, The Toronto-Dominion Bank, TD Mutual Funds and TD Capital Group. He served in various other capacities with TDBFG (1995-2003). Prior boards include WIND Mobile Group, ACE Aviation Holdings Inc., Yellow Pages Group and Maple Leaf Sports and Entertainment Ltd. Mr. MacLellan is a Chartered Accountant and has a B.Comm. (Carleton) and an MBA (Harvard). Mr. MacLellan serves as an independent director of T. Rowe Price

advisor (since 2009), prior to which he was the Chief Investment Officer of TD Bank Financial Group (TDBFG) (2003-2008) where he was responsible for overseeing the	94% 2022 MEETING ATTENDANCE	>99% 2022 ANNUAL MEETING VOTING RESULT	Group, Inc., which is one of Magna’s largest shareholders. As an independent director of T. Rowe Price, Mr. MacLellan has no involvement in portfolio investment decisions at T.Rowe Price.
Significant expertise/experience:
■ Accounting/Audit	■ Mergers & Acquisitions
■ Environmental, Social and Governance	■ Risk Oversight
■ Finance/Financial Advisory	■ Senior/Executive Leadership
■ Governance/Board	■ Strategy Development
■ Large Cap Company	■ Talent Management/Compensation

Mary Lou Maher FCPA, FCA	Independent	Audit, Technology
Ontario, Canada Age: 62 Tenure: ~2

Other Current Public Company Boards:
■
Canadian Imperial Bank of Commerce (Risk Management)

■
CAE Inc. (Audit; Human Resources)

Total 2022 Compensation:
$226,000
Equity-at-risk (Record Date):
$445,000

Ms. Maher brings to the Board extensive audit and financial experience. She is a highly regarded and widely respected business advisor having advised client CEOs, CFOs and Boards of Directors on a variety of complex issues.
Ms. Maher was concurrently the Canadian

Ms. Maher has been recognized for her work on inclusion and diversity, receiving the Wayne C. Fox Distinguished Alumni Award from McMaster University and was inducted into the Hall of Fame for the WXN 100 Top Most Powerful Women in Canada. She also received the Lifetime Achievement Award

Managing Partner, Quality and Risk, KPMG Canada, and Global Head of Inclusion and Diversity, KPMG International from October 2017 to	100% 2022 MEETING ATTENDANCE	>99% 2022 ANNUAL MEETING VOTING RESULT	from Out on Bay Street (Proud Strong), as well as the Senior Leadership Award for Diversity from the Canadian Centre for Diversity and Inclusion.

February 2021. Ms. Maher was with KPMG since 1983 and had served in various executive and governance roles, including CFO and CHRO. Ms. Maher also has experience serving on not-for-profit boards, including being Chair of Women’s College Hospital and a member of the CPA Ontario council. In addition, Ms. Maher founded KPMG Canada’s first ever National Diversity Council and was the executive sponsor of pride@kpmg.

Ms. Maher holds a Bachelor of Commerce degree from McMaster University, for which she also serves on the Board of Governors. Ms. Maher serves as an independent director of the Canadian Imperial Bank of Commerce (CIBC), which provides routine banking services to Magna. Magna’s fees to CIBC in 2022 represented less than 0.01% of the bank’s 2022 revenues and are not material to Magna or the bank.

Significant expertise/experience:
■ Accounting/Audit	■ Risk Oversight
■ Environmental, Social and Governance	■ Senior/Executive Leadership
■ Finance/Financial Advisory	■ Strategy Development
■ Governance/Board	■ Talent Management/Compensation
■ Large Cap Company

22Business of the Meeting

ELECTION OF DIRECTORS
Business of the Meeting

William A. Ruh MSc	Independent	TOCC, Technology
New South Wales, Australia Age: 61 Tenure: ~6

Other Current Public Company Boards:
■
None

Total 2022 Compensation:
$243,000
Equity-at-risk (Record Date):
$1,423,000

Mr. Ruh brings to the Board a track record of success in managing the digital transformation of large industrial companies. He possesses a wealth of expertise in advanced software and automation solutions, including cloud-based platforms, analytics, machine included executive roles at: Cisco Systems, Inc. (2004-2011) where he held global responsibility for developing advanced services and solutions; Software AG, Inc. (2001-2004); and The Advisory Board Company (2000-2001), among others. Mr. Ruh has served on the boards of Pivotal

learning and cyber-security, developed over the course of a thirty year career in the software industry. Mr. Ruh is the Chief Executive Officer, Digital	100% 2022 MEETING ATTENDANCE	>99% 2022 ANNUAL MEETING VOTING RESULT	Software, Cadmakers, Akrometrix, Taleris, the American Chamber of Commerce Australia and the Bay Area Council. Mr. Ruh is an accomplished author of Lendlease Group, an international property and infrastructure group. Prior to joining Lendlease, he served as the chief executive officer for GE Digital as well as the senior vice president and Chief Digital Officer (CDO) for GE (2011-2018). Other previous roles of books and papers. He has a B.Sc. and M.Sc. in computer science from California State University, Fullerton where he is a member of the Advisory Board for the School of Engineering.
Significant expertise/experience:
■ Cybersecurity	■ Senior/Executive Leadership
■ Large Cap Company	■ Strategy Development
■ R&D/Innovation/Technology	■ Talent Management/Compensation
■ Risk Oversight

Dr. Indira V. Samarasekera PhD, PEngIndependent	TOCC (Chair), Technology
British Columbia, Canada Age: 70 Tenure: ~9

Other Current Public Company Boards:
■
TC Energy (Audit; Human Resources)

■
Stelco Holdings Inc. (Environment, Health and Safety (Chair))

■
Intact Financial (Compliance Review and Corporate Governance; Human Resources and Compensation (Chair))

Total 2022 Compensation:
$284,000
Equity-at-risk (Record Date):
$2,404,000

Dr. Samarasekera brings to the Board a proven record of technical expertise, demonstrated leadership, tangible success in building international relationships and a long-standing commitment to R&D/innovation. She was CGCNC Chair from May 2020 to August 2022 and has served as TOCC chair since August 2022.
Dr. Samarasekera is a corporate director and

Among other things, Dr. Samarasekera was previously a member of Canada’s Science, Technology and Innovation Council as well as Canada’s Global Commerce Strategy. She possesses an M.Sc. in mechanical engineering (California), as well as a PhD in metallurgical engineering (British Columbia). Dr. Samarasekera has also been elected as a Foreign Associate of the National Academy of Engineering in the U.S. She currently serves

Senior Advisor at Bennett Jones, LLP. Dr. Samarasekera served as the President and Vice-Chancellor of the University of Alberta from (2005-2015). She is internationally	100% 2022 MEETING ATTENDANCE	>97% 2022 ANNUAL MEETING VOTING RESULT	on the board of the Canadian Institute for Advanced Research. Dr. Samarasekera is also a committee member of the TMX Group/Institute of Corporate Directors Committee to Chart
recognized as a leading metallurgical engineer, including for her work on steel process engineering for which she was appointed an Officer of the Order of Canada.		the Future of Corporate Governance in Canada.
Significant expertise/experience:
■ Environmental, Social and Governance	■ R&D/Innovation/Technology
■ Governance/Board	■ Senior/Executive Leadership
■ Large Cap Company	■ Strategy Development
■ Legal/Regulatory/Public Policy

Business of the Meeting 23

Matthew Tsien MSc	Independent	New Nominee
Washington, U.S.A Age: 62 New Nominee

Other Current Public Company Boards:
■
AGCO Corporation (Talent and Compensation)

Total 2022 Compensation:
NIL – New Nominee
Equity-at-risk (Record Date):
$NIL

Mr. Tsien brings to the board extensive technology and engineering experience within the automotive industry, particularly from a large OEM perspective in China. Mr. Tsien’s career spanned 45 years with General Motors and its group of companies (1976-2021), where he built a strong track planning and program management for international markets encompassing Asia, Russia, the Middle East and Africa. Other prior roles include Executive Vice President, SAIC-GM-Wuling Automobile China (2009-2011); Executive Director, Global Technology Engineering (2005-2008); Executive Director,

record in areas such as electrification and connectivity. He held various roles with GM, including Executive Vice President, Chief Technology Officer, and President, General	NEW NOMINEE	Vehicle Systems, North America Product Development (2001-2005); Electrical Chief Engineer, Regional Vehicle Line Executive, Chief Technology Officer and

Motors Ventures (2020-2021); Executive Vice President and President, GM China (2014-2020); Vice President, Planning and Program Management, GM China and GM International, and Strategic Alliances for China (2012-2013) where he was responsible for product
Director, Business Planning China (1995-2000); and Director, Audio Systems Engineering, Delco Electronics (1992-1995). Mr. Tsien has a BS (Kettering), an MS (Stanford) and an MS (MIT).
Significant expertise/experience:
■ Automotive	■ Senior/Executive Leadership
■ High-Growth Markets	■ Strategy Development
■ Large Cap Company	■ Talent Management/Compensation
■ R&D/Innovation/Technology

Dr. Thomas Weber PhD	Independent	Technology
Baden-Württemberg, Germany Age: 68 Tenure: ~1

Other Current Public Company Boards:
■
None

Total 2022 Compensation:
$252,000*

Equity-at-risk (Record Date):
$282,000

Dr. Weber brings to the Board valuable knowledge and experience regarding the global automotive industry, with particular expertise within Europe, as well as the development and production of future-oriented vehicles (including

He currently serves as a director of the German National Academy of Science and Engineering (since 2017) with responsibility for areas related to “mobility of the future” and circular economy. In addition, he is an Honorary Professor in the field of mechanical engineering and mobility

alternative powertrain systems). Dr. Weber’s career spanned a wide range of demanding functions and responsibilities relating to passenger cars within Daimler AG (1990-2016), including	100% 2022 MEETING ATTENDANCE	>98% 2022 ANNUAL MEETING VOTING RESULT
of the future at the University of Stuttgart (since 2010). Dr. Weber previously served as a member of Magna’s Technology Advisory Council (2019-2021) and is a Mechanical Engineer (Stuttgart), with a doctorate

serving on the Board of Management, responsible for Group Research & Mercedes-Benz Cars Development (2004-2016).		in production and automation (Fraunhofer Institute).
Significant expertise/experience:
■ Automotive	■ Senior/Executive Leadership
■ R&D/Innovation/Technology	■ Strategy Development
■ Risk Oversight	■ Talent Management/Compensation

24Business of the Meeting

ELECTION OF DIRECTORS
Business of the Meeting

Lisa S. Westlake MBA	Independent	TOCC, Technology
Florida, U.S.A. Age: 61 Tenure: ~4

Other Current Public Company Boards:
■
None

Total 2022 Compensation:
$231,000
Equity-at-risk (Record Date):
$725,000

Ms. Westlake brings to the Board extensive global experience in both human resources and finance, as well as an established reputation for her leadership abilities in organizational transformations, leveraging technology to drive innovation, stakeholder and crisis management, as well as enterprise risk resources and finance roles with Moody’s Corporation, including Chief Human Resources Officer (2008-2017), Vice-President, Investor Relations (2006-2008) and Managing Director, Finance (2004-2006). In a career that spanned nearly 35 years, Ms. Westlake also had a range of Financial Officer and other senior roles at:

management. Ms. Westlake most recently served as the Chief Human Resources Officer of global information and analytics services	100% 2022 MEETING ATTENDANCE	>99% 2022 ANNUAL MEETING VOTING RESULT	American Express Company (1996-2003); The Dun & Bradstreet Corporation (1989-1995); and Lehman Brothers (1984-1987). Ms. Westlake has a
firm, IHS Markit Ltd. (2017-2018), prior to which she served in a range of senior human		B.A. in biochemistry (Dartmouth), as well as an MBA (Columbia).
Significant expertise/experience:
■ Finance/Financial Advisory	■ Risk Oversight
■ Governance/Board	■ Senior/Executive Leadership
■ High-Growth Markets	■ Strategy Development
■ Large Cap Company	■ Talent Management/Compensation
■ Mergers & Acquisitions

Business of the Meeting 25

Director Compensation
Objectives of Director Compensation
We have structured director compensation with the aim of attracting and retaining skilled directors and aligning their interests with the interests of our long-term shareholders. To accomplish these objectives, we believe that such compensation must be competitive with that paid by our S&P/TSX60 peer companies, as well as the global automotive and industrial peers in our executive compensation peer group. Additionally, we believe that a significant portion of such compensation must be deferred until departure from the Board, thus tying the redemption value to the market value of our Common Shares and placing it “at risk” to align the interests of directors with those of shareholders. For purposes of director compensation, non-independent, non-executive directors are compensated on the same basis as Independent Directors. Magna’s Chief Executive Officer, the sole member of Management on the Board, does not receive any incremental compensation for such Board service.
Compensation Structure
During 2022, our director compensation structure was as follows:
■
Annual Retainer: Directors were paid an annual retainer of $150,000, of which $90,000 (60%) was automatically deferred in the form of DSUs and $60,000 (40%) was paid in cash, subject to a director’s election to defer up to 100% of their cash compensation in the form of DSUs. Once a director had achieved the minimum equity maintenance requirement ($750,000), a minimum of $60,000 (40%) was automatically deferred in the form of DSUs, subject to the director’s election to defer a greater amount.

■
Board Chair Retainer: The Board Chair was paid a flat annual retainer of $500,000 for all work performed in any capacity other than as a special committee chair. Of such amount, $300,000 (60%) was automatically deferred in the form of DSUs and $200,000 (40%) was paid in cash, subject to the Board Chair’s election to defer up to 100% of their cash compensation in the form of DSUs. Once the Board Chair had achieved the minimum equity maintenance requirement ($1,500,000), a minimum of $200,000 (40%) was automatically deferred in the form of DSUs, subject to the Board Chair’s election to defer a greater amount.

■
Committee Chair and Committee Member Retainers: In recognition of the additional workload of our Committee Chairs and Committee members, additional retainers were paid to each director acting in each such capacity. These retainers were set at $25,000 for each standing Board Committee. In the case of special committees that may be formed from time to time, the retainer was set at $25,000, unless otherwise determined by the Board. Committee Chair retainers were in cash, subject to a director’s election to defer up to 100% of their cash compensation in the form of DSUs.

■
Meeting and Work Fees: Meeting and work fees were paid to compensate directors based on their respective contributions of time and effort to Magna matters. The amounts of these fees are listed in the fee schedule below and were in cash, subject to a director’s election to defer up to 100% of their cash compensation in the form of DSUs.

A director is entitled to a period of five years from the date of election or appointment to the Board in which to meet the equity maintenance requirement ($750,000). The Board Chair is entitled to a further three years from the date of appointment as Board Chair to increase from the base equity maintenance requirement to the higher level applicable to the Board Chair ($1,500,000). In assessing compliance with these requirements, we consider the value of any Magna Common Shares held by a director, together with the aggregate value of deferred compensation in the form of retainers and fees, excluding accrued dividend equivalents and without reference to increases or decreases in the market value of such compensation.
26Business of the Meeting

ELECTION OF DIRECTORS
Business of the Meeting

The schedule of director retainers and fees applicable in 2022 set forth below was unchanged from 2021.
Retainer/Fee Type	Amount ($)
Comprehensive Board Chair annual retainer	500,000
Annual retainer	150,000
Committee member annual retainer	25,000
Additional Committee Chair annual retainer
Audit	25,000
CGCNC	25,000
Technology Committee	25,000
Special Committees (unless otherwise determined by the Board)	25,000
Per meeting fee	2,000
Written resolution	400
Additional services (per day)	4,000
Travel days (per day)	4,000
The GNSC is responsible for making recommendations to the Board regarding director compensation and typically reviews such compensation every two or three years with assistance from the Board’s independent compensation advisor, Hugessen. In the most recent such review completed in 2022, Hugessen performed a benchmarking review of both the structure and amount of compensation actually earned by Magna’s Independent Directors against three peer groups:
■
Peer Group 1: the global automotive and industrial peers in Magna’s executive compensation peer group;

■
Peer Group 2: companies in the S&P/TSX60 index; and

■
Peer Group 3: a subset reference group of the TSX60 reflecting TSX issuers with financial and geographic scale analogous to that of Magna.

In performing the benchmarking review, Hugessen based its analysis on a standardized Board structure and three normalized director profiles:
■
Profile 1: board chair;

■
Profile 2: audit chair and member of compensation committee; and

■
Profile 3: member of both audit and compensation committees.

Hugessen’s analysis demonstrated that Magna’s Profile 1 compensation was highly competitive in relation to all three peer groups. However, Magna’s Profile 2 and Profile 3 compensation was:
■
well below both the median and average compensation for Peer Group 1; and

■
slightly above median and approximately at the average for Peer Group 2 and Peer Group 3.

Although Magna’s Ontario, Canada, corporate domicile and TSX listing make Peer Group 2 and Peer Group 3 important reference points for Magna’s Independent Director compensation, Magna’s ability to attract leading director candidates from around the world requires director compensation which is closer to that of Peer Group 1. Additionally, with the change to make the Technology Committee a committee of the full Board effective August 1, 2022, there are elevated expectations on the commitment expected from each Independent Director. Accordingly, the GNSC recommended, and the Board unanimously approved, a new flat fee structure effective as of January 1, 2023, which places Magna’s director compensation part-way between the median compensation levels of Peer Group 1 and Peer Group 3.
Business of the Meeting 27

The changes to director compensation reflected in the table below took effect on January 1, 2023.
Retainer / Fee Type	Amount ($)	3x Equity Maintenance ($)
Comprehensive Board Chair Annual Retainer	500,000	1,500,000
Comprehensive Committee Chair Annual Retainer	300,000	900,000
Comprehensive Director-At-Large Annual Retainer	275,000	825,000
Per Meeting Fee (applicable solely to meetings in excess of 25 meetings in aggregate)	1,000
Travel Time Fee (half day/full day)	2,000 / 4,000
Special Committee Chair Retainer	To be set on Committee formation
The retainers above will continue to be subject to an automatic minimum deferral in the form of DSUs on the same basis as in 2022, namely 60% DSUs and 40% cash until the equity maintenance requirement has been achieved, but subject to a director’s election to defer up to 100% of their compensation in the form of DSUs. Once the equity maintenance requirement has been achieved, the automatic minimum deferral in the form of DSUs falls to 40%, subject to a director’s election to defer up to 100% of their compensation in the form of DSUs. Each director remains entitled to a period of five years in which to achieve the equity maintenance requirement, and three years to achieve the increase in equity maintenance holdings from the 2022 level to the new requirement in the table above.
2022 Directors’ Compensation
The table below sets forth a summary of the compensation earned by all non-executive directors during the year ended December 31, 2022.
Name	Fees Earned(1)		Share-Based Awards(2)		Option-Based Awards ($)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other ($)	Total ($)
	Cash ($)	% of Total Fees	Deferred to DSUs ($)	% of Total Fees
Peter G. Bowie	NIL	—	245,000	100	NIL	NIL	NIL	NIL	245,000
Mary S. Chan	NIL	—	224,000	100	NIL	NIL	NIL	NIL	224,000
Hon V. Peter Harder	NIL	—	254,000	100	NIL	NIL	NIL	NIL	254,000
Jan R. Hauser	NIL	—	101,000	100	NIL	NIL	NIL	NIL	101,000
Dr. Kurt J. Lauk	199,000	77	60,000	23	NIL	NIL	NIL	NIL	259,000
Robert F. MacLellan	NIL	—	410,000	100	NIL	NIL	NIL	NIL	410,000
Mary Lou Maher	54,000	24	172,000	76	NIL	NIL	NIL	NIL	226,000
William A. Ruh	NIL	—	243,000	100	NIL	NIL	NIL	NIL	243,000
Dr. Indira V. Samarasekera	67,000	24	217,000	76	NIL	NIL	NIL	NIL	284,000
Dr. Thomas Weber	NIL	—	252,000	100	NIL	NIL	NIL	NIL	252,000
Lisa S. Westlake	171,000	74	60,000	26	NIL	NIL	NIL	NIL	231,000
Cynthia A. Niekamp	66,000	77	20,000	23	NIL	NIL	NIL	5,000(3)	91,000
William L. Young	102,000	60	68,000	40	NIL	NIL	NIL	115,000(4)	285,000
Notes:
1.
Consists of all retainers and fees paid to the director in cash. NIL indicates that 100% of the retainers and fees earned were deferred in the form of DSUs.

2.
Consists of retainers and fees deferred in the form of DSUs pursuant to the DSU Plan (as defined under “Deferred Share Units”).

3.
Ms. Niekamp received a retirement gift valued at $5,000, upon her retirement from the Magna Board on May 3, 2022.

4.
Mr. Young received a retirement gift valued at $5,000, upon his retirement from the Magna Board on May 3, 2022. Additionally, charitable donations in the aggregate amount of $110,000 were made by Magna directly to Queen’s University and the Canadian Institute for Advanced Research as part of a legacy arrangement under which directors could direct donations to one or more charities, based on the amount of $10,000 per year of service as a Magna director.`

28Business of the Meeting

ELECTION OF DIRECTORS
Business of the Meeting

Deferred Share Units
Mandatory Deferral Creates Alignment With Shareholders
We maintain a Non-Employee Director Share-Based Compensation Plan (the “DSU Plan”), which governs the retainers and fees that are deferred in the form of DSUs. In addition to the 60% of the annual retainer that is automatically deferred, each non-executive director may annually elect to defer up to 100% (in increments of 10%) of their total annual cash compensation from Magna (including Board and Committee retainers, meeting attendance fees, work and travel day payments and written resolution fees). Once the minimum equity maintenance requirement has been met, 40% of the annual retainer is automatically deferred in the form of DSUs, subject to a director’s election to defer a greater proportion. All DSUs are fully vested on the date allocated to a director under the DSU Plan. Amounts deferred under the DSU Plan cannot be redeemed until a director’s departure from the Board. The mandatory deferral aims to align the interests of non-executive directors with those of shareholders.
DSU Value is “At Risk”
DSUs are notional stock units. The value of a DSU increases or decreases in relation to the NYSE market price of one Magna Common Share, and dividend equivalents are credited in the form of additional DSUs at the same times and in the same amounts as dividends that are declared and paid on our Common Shares. Upon a director’s departure from the Board, we deliver Magna Common Shares in satisfaction of the after-tax redemption value of the DSUs.
Outstanding Share-Based Awards
The following table sets forth outstanding share-based awards (DSUs) for all non-executive directors as at December 31, 2022. Aside from the deferral of compensation in the form of DSUs, directors are not eligible to receive or be granted any other forms of equity for service on the Board.
Name	Option-Based Awards				Share-Based Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date (mm/dd/yy)	Value of Unexercised In-The- Money Options ($)	Number of Shares or Units That Have Not Vested (#)	Market or Payout Value of Share- Based Awards That Have Not Vested ($)	Market or Payout Value of Vested Share-Based Awards Not Paid Out or Distributed(1) ($)
Peter G. Bowie	NIL	NIL	NIL	NIL	NIL	NIL	4,045,000
Mary S. Chan	NIL	NIL	NIL	NIL	NIL	NIL	1,381,000
Hon. V. Peter Harder	NIL	NIL	NIL	NIL	NIL	NIL	698,000
Jan R. Hauser	NIL	NIL	NIL	NIL	NIL	NIL	112,000
Dr. Kurt J. Lauk	NIL	NIL	NIL	NIL	NIL	NIL	2,136,000
Robert F. MacLellan	NIL	NIL	NIL	NIL	NIL	NIL	1,364,000
Mary Lou Maher	NIL	NIL	NIL	NIL	NIL	NIL	438,000
William A. Ruh	NIL	NIL	NIL	NIL	NIL	NIL	1,511,000
Dr. Indira V. Samarasekera	NIL	NIL	NIL	NIL	NIL	NIL	2,607,000
Dr. Thomas Weber	NIL	NIL	NIL	NIL	NIL	NIL	244,000
Lisa S. Westlake	NIL	NIL	NIL	NIL	NIL	NIL	764,000
Note:
1.
Represents the value of Independent Directors’ aggregate DSU balance, which includes dividends credited in the form of additional DSUs, based on the closing price of Magna Common Shares on the NYSE on December 30, 2022.

Business of the Meeting 29

Incentive Plan-Awards – Value Vested During the Year
The values of share-based awards (DSUs) which vested in the year ended December 31, 2022, are set forth below in respect of each director who served during 2022.
Name	Option-Based Awards – Value Vested During the Year ($)	Share-Based Awards – Value Vested During the Year(1) ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)
Peter G. Bowie	NIL	356,000	NIL
Mary S. Chan	NIL	264,000	NIL
Hon. V. Peter Harder	NIL	272,000	NIL
Jan R. Hauser	NIL	102,000	NIL
Dr. Kurt J. Lauk	NIL	126,000	NIL
Robert F. MacLellan	NIL	447,000	NIL
Mary Lou Maher	NIL	178,000	NIL
William A. Ruh	NIL	287,000	NIL
Dr. Indira V. Samarasekera	NIL	296,000	NIL
Dr. Thomas Weber	NIL	256,000	NIL
Lisa S. Westlake	NIL	80,000	NIL
Cynthia A. Niekamp	NIL	26,000	NIL
William L. Young	NIL	123,000	NIL
Note:
1.
Represents the aggregate grant date value of retainers and fees deferred in the form of DSUs in 2022 as disclosed in the table under the heading “2022 Directors’ Compensation”, together with dividends credited in the form of additional DSUs on Independent Directors’ aggregate DSU balance (which includes DSUs granted in prior years) as follows:

	Dividends on Aggregate DSUs ($)		Dividends on Aggregate DSUs ($)
Peter G. Bowie	111,000	Dr. Indira V. Samarasekera	79,000
Mary S. Chan	40,000	Dr. Thomas Weber	4,000
Hon. V. Peter Harder	18,000	Lisa S. Westlake	20,000
Jan R. Hauser	1,000	Dr. Kurt J. Lauk	66,000
Robert F. MacLellan	37,000	Cynthia A. Niekamp	6,000
Mary Lou Maher	6,000	William L. Young	55,000
William A. Ruh	44,000
Trading Blackouts and Restriction on Hedging Magna Securities
Trading Blackouts
Directors are subject to the terms of our Insider Trading and Reporting Policy and Code of Conduct & Ethics, both of which restrict directors from trading in Magna securities while they have knowledge of material, non-public information. One way in which we enforce trading restrictions is by imposing trading “blackouts” on directors for specified periods prior to the release of our financial statements and as required in connection with material acquisitions, divestitures or other transactions. The regular quarterly trading blackouts commence at 11:59 p.m. on the last day of each fiscal quarter and end 48 hours after the public release of our quarterly financial statements. Special trading blackouts related to material transactions extend to 48 hours after the public disclosure of the material transaction or other conclusion of the transaction.
Anti-Hedging Restrictions
Directors are not permitted to engage in activities that would enable them to improperly profit from changes in our stock price or reduce their economic exposure to a decrease in our stock price. Prohibited activities include “puts”, “collars”, equity swaps, hedges, derivative transactions and any transaction aimed at limiting a director’s exposure to a loss or risk of loss in the value of the Magna securities that they hold.
30Business of the Meeting

REAPPOINTMENT OF DELOITTE
Business of the Meeting

3	Reappointment of Deloitte LLP as Magna’s Independent Auditor
The Audit Committee recommends that you vote FOR reappointment of Deloitte.
96%	>99%	9
Audit / Related Fees	2022 Votes FOR	Fiscal Yrs as auditor
Deloitte, an Independent Registered Public Accounting Firm, was first appointed Magna’s independent auditor on May 8, 2014 and has audited Magna’s consolidated financial statements for the fiscal years ended December 31, 2014 and after. Deloitte reports directly to the Audit Committee, which oversees the firm’s work, evaluates its performance and sets its compensation.
The Audit Committee believes that Deloitte provides value to Magna’s shareholders through its methodical, independent challenge to Magna’s external financial reporting. Deloitte’s audit approach is based on an audit risk assessment, which is continuously updated throughout the year. Audit risks identified in the risk assessment are addressed through tailored audit procedures that reflect Deloitte’s understanding of Magna-specific factors as well as the general business environment in which Magna operates. The firm’s communications to the Audit Committee demonstrate strong audit quality, professional skepticism and innovation in the audit, including through the effective use of data analytics. The Audit Committee is satisfied that Deloitte’s integrated audit team consists of audit professionals and specialists who are qualified and experienced to provide audit services in the regions in which Magna operates. The firm has demonstrated a commitment to promoting a learning culture within its own team and sharing the firm’s insights, perspectives and best practices with the Audit Committee, the Board, internal audit, as well as management and Magna’s finance teams.
Deloitte’s Independence
Deloitte is independent with respect to the Company within the applicable rules and regulations adopted by the Securities Exchange Commission (SEC) and the Public Company Accounting Oversight Board (United States) (PCAOB) and within the meaning of the rules of professional conduct of the Chartered Professional Accountants of Ontario. In order to protect Deloitte’s independence, the Audit Committee has a process for pre-approving all services provided by, and related fees to be paid to, Deloitte. This process includes quarterly review of any incremental services proposed to be provided by Deloitte, together with associated costs. Audit Committee approval is required for any services that have not previously been pre-approved. In assessing the impact of any proposed services on auditor independence, the Audit Committee considers whether:
■
the services are consistent with applicable auditor independence rules;

■
the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as familiarity with Magna’s business, people, culture, accounting systems and risk profile; and

■
the services enhance Magna’s ability to manage or control risks and improve audit quality.

The Audit Committee has also established a process to pre-approve the future hiring (if any) of current and former partners and employees of Deloitte engaged on Magna’s account in the prior three fiscal years. There was one such hiring in 2022, which was pre-approved in accordance with the Audit Committee’s pre-approval process.
Business of the Meeting 31

Services and Fees
Services provided by the independent auditor may fall into one of the following categories: audit services, audit-related services, tax services and other permitted services. The nature of the services in each of these categories is detailed below.
None of the services provided by Deloitte in 2022 were treated as exempt from pre-approval pursuant to the de minimis provision of paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.
Pursuant to this approval process, the Audit Committee approved and Magna was billed the following fees for services provided by Deloitte in respect of 2022 and 2021:
Type of Services	2022		2021
	Fees ($)	% of Total	Fees ($)	% of Total
Audit(1)	9,773,000	57	9,453,000	58
Audit-related(2)	6,589,000	39	5,603,000	35
Tax(3)	685,000	4	999,000	6
Other Permitted(4)	48,000	<1	195,000	1
Total	17,095,000	100	16,250,000	100
Notes:
1.
Services performed in order to comply with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including integrated audit of the consolidated financial statements and quarterly reviews. In some cases, these may include an appropriate allocation of fees for tax services or accounting consultations, to the extent such services were necessary to comply with the standards of the PCAOB. This category includes the audit of our internal control over financial reporting for purposes of Section 404 of the Sarbanes-Oxley Act of 2002.

2.
Assurance and related services, including such things as due diligence relating to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, services related to statutory audits of certain foreign subsidiaries, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. Audit-related services actually provided by Deloitte in respect of 2022 consisted of: services related to statutory audits of certain foreign subsidiaries, assurance service and procedures related to attest engagements not required by statute or regulation, as well as other assurance services.

3.
Tax compliance, planning and advisory services, excluding any such services required in order to comply with the standards of the PCAOB that are included under “Audit Services”. The tax services actually provided by Deloitte in respect of 2022 consisted of: domestic and international tax advisory, compliance and research services, as well as transfer pricing advisory services.

4.
All permitted services not falling under any of the previous categories.

Unless otherwise instructed, the persons designated in the form of proxy or Voting Instruction Form intend to vote FOR the resolution reappointing Deloitte.
Representatives of Deloitte are expected to participate at the Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders.
32Business of the Meeting

SAY ON PAY
Business of the Meeting

4	Say on Pay

IN THIS SECTION
	34	Compensation and Performance Report
	42	Compensation Discussion & Analysis
	59	Summary Compensation Table
	62	Incentive Plans and Awards
The Board recommends that you vote FOR our Say on Pay resolution
93% 2022 Say on Pay
At the Meeting, shareholders will again have the opportunity to cast an advisory, non-binding vote on Magna’s approach to executive compensation – this is often referred to as “Say on Pay”. We most recently held a Say on Pay vote at our May 3, 2022, annual and special meeting of shareholders, which was supported by a substantial majority (93%) of the votes cast on the resolution. Although Say on Pay votes are non-binding, the TOCC will consider the results when assessing future compensation decisions.

The text of the resolution reads as follows:
“Resolved, on an advisory basis and not to diminish the roles and responsibilities of the board of directors, that the shareholders accept the approach to executive compensation disclosed in the accompanying Management Information Circular/Proxy Statement.”
Our approach to executive compensation is set out in detail in the Compensation and Performance Report and the CD&A in this Circular. Included in these sections is a detailed discussion and benchmarking results demonstrating the relationship between executive compensation and corporate performance over a three-year period. We encourage you to carefully read these sections of this Circular.
Unless otherwise instructed, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote FOR the Say on Pay resolution.
Business of the Meeting 33

Compensation and Performance Report
March 30, 2023
Dear Fellow Shareholders,

The TOCC supports the Board by assessing compensation and benchmarking data within the context of corporate performance, corporate strategy, risk considerations, as well as the general objectives underlying Magna’s system of executive compensation. Based on Committee members’ expertise and judgement, as well as the perspectives and advice of the TOCC’s independent advisors, the TOCC makes recommendations to the Board to assist it in fulfilling its responsibilities related to executive compensation matters.

As members of the Talent Oversight and Compensation Committee (the “TOCC”), we are pleased to share with you in this Compensation and Performance Report our approach to executive compensation at Magna, including 2022 compensation decisions and outcomes in the context of overall performance. For purposes of executive compensation, the TOCC is the successor Board Committee to Magna’s former Corporate Governance, Compensation and Nominating Committee, the mandate of which has been split between the TOCC and Magna’s Governance, Nominating and Sustainability Committee effective August 1, 2022.
We believe that executive compensation is a critical tool in driving desired management behaviours to achieve strategic objectives within the context of a company’s culture, business, and industry. Magna operates a lean, capital-intensive manufacturing business in a highly competitive, rapidly transforming, heavily disrupted, global industry. In this context, the company’s executive compensation system has been structured to promote:
■
operational efficiency and corporate profitability through a highly variable annual incentive;

■
capital efficiency and relative TSR outperformance over the medium to long-term;

■
sustained, long-term stock price growth; and

■
alignment with shareholders over the short, medium, and long term.

Of course, Magna’s executive compensation system has also been structured to support the company’s ability to attract, motivate and retain world-class leaders through the opportunity of earning superior compensation for achieving superior performance. However, the opportunity of superior compensation cannot come at the expense of responsible decision-making and, as a result, Magna’s compensation structure, practices, and controls aim to fairly and appropriately balance both risk and reward.
No compensation system or structure is perfect, none can please all stakeholders and few, if any, can perfectly address the range of unforeseen scenarios of the type experienced by Magna in the last few years. That is why the application of measured discretion by the compensation committee is essential to ensure fair compensation outcomes reflective of company performance, the shareholder experience and management efforts. We believe that the executive compensation outcomes with respect to the 2022 compensation year reflect a reasonable balance among these elements.
Industry Context and Magna’s Performance in 2022
While 2022 was a year characterized by industry and other challenges, as discussed below, it was also a year of significant achievements including:
■
achieving sales growth which outpaced the rate of production growth by 7%;

■
winning a record $11 billion in new business awards which will launch in coming years – much of it coming in strategically critical areas such as battery enclosures, electric drive systems, driver monitoring systems and smart access power doors;

■
signing an agreement to acquire the Veoneer Active Safety business, which is in the fast-growing advanced driver assistance area;

■
receiving 107 customer awards for operational excellence and innovation;

■
achieving carbon neutrality at 20 manufacturing sites;

■
receiving 14 leading employer recognitions worldwide, including recognition by Forbes as one of the Best Employers, for the sixth consecutive year; and

■
increasing Magna’s quarterly dividend for the 13th consecutive year.

34Business of the Meeting

COMPENSATION/ PERFORMANCE
Business of the Meeting

Consistent with the experience of many other companies, Magna had to contend with macroeconomic, geopolitical and other disruptions which had a number of uncontrollable impacts on company performance in 2022. Unfortunately, this was the third consecutive year of such disruptions and they were accompanied in 2022 by some controllable operational underperformance. Overall, there were four major factors which significantly reduced the 2022 STI, as well as 2022 ROIC for purposes of the in-flight 2020, 2021 and 2022 ROIC PSUs:
1.
Production Inefficiencies Due to Supply Disruptions: 2022 began where 2021 ended, with semiconductor chip supply disruptions driving vehicle manufacturers to allocate scarce chips in unpredictable ways. Late customer reallocations of scarce chips impacted Magna in two ways:

■
allocations away from vehicles for which Magna supplied products resulted in last minute cancellations of Magna production, without any advance opportunity to adjust labour and overhead cost structures; and

■
allocations to vehicles for which Magna supplied products resulted in last minute production releases requiring overtime production and/or expedited freight.

2.
Elevated Cost Structure: Next, while Magna had anticipated inflation-related cost increases in 2022, the actual scale of such increases far exceeded expectations. There were a number of factors contributing to the company’s increased cost structure, including: impacts arising in connection with Russia’s invasion of Ukraine, particularly increases in European energy costs; production shutdowns, volatile production schedules and other disruptions resulting from China’s “Zero COVID” policy; as well as continuing supply chain pressures.

3.
Impact of Suspension of Russian Operations: Following Russia’s invasion of Ukraine, Magna substantially suspended production at its six facilities in Russia. In the second quarter of 2022, the company impaired the value of the balance sheet investments for its Russian operations in Russia by recording a $376 million non-cash impairment charge (the “Russian Impairment”).

4.
Operational Underperformance: Above and beyond the foregoing uncontrollable items, Magna experienced operational underperformance which we view as controllable, including higher warranty expenses, significant underperformance at a European manufacturing facility and other items.

Overall, Magna’s 2022 results reflected:
■
Consolidated Sales of $37.8 billion, up from $36.2 billion in 2021;

■
Adjusted EBIT Margin of 4.4%, down from 5.7% in 2021; and

■
Adjusted diluted earnings per share of $4.10, down from $5.13 in 2021.

On an absolute and relative TSR basis, the shareholder experience during calendar 2022 was unquestionably negative. While many of the challenges discussed above were not unique to Magna, the impacts were not felt equally across the peer group. For example, Magna’s extensive European footprint compared to its peers amplified the impact of the energy and commodity cost increases, as well as the effects of the suspension of Russian operations. Ultimately, Magna’s absolute and relative TSR reflect earnings results that were below market expectations.
2022
Absolute TSR(1)	-26.8%
TSR calculated using rTSR PSU methodology(2)	-24.5%
rTSR rank of 14 peers in rTSR Peer Group	10th
rTSR percentile rank compared to rTSR Peer Group	P31
Note:
1.
Calculated on a calendar year basis.

2.
Beginning and end dates for the calculation period based on 20 trading day average, consistent with Magna’s rTSR PSU methodology.

Business of the Meeting 35

Executive Compensation Decisions for 2022
During and following the end of 2022, the TOCC monitored the impact of the various macroeconomic, geopolitical, industry and other factors which weighed on company performance and thus executive compensation. As noted above, only one of these exogenous factors – the Russian invasion of Ukraine – was factored into our discretionary decisions in respect of 2022. Compensation actions in 2022 were as follows:
1.
CEO Target Compensation: in connection with Mr. Kotagiri’s appointment as Magna’s CEO effective January 1, 2021, the Board had set his target total direct compensation (“TDC”) at $12.0 million, which was acknowledged at the time as being below median in relation to the company’s executive compensation peer group. Magna’s stated compensation philosophy is to set target TDC for executive roles close to the median of Magna’s compensation peer group and, following a successful first year as CEO, the Board increased Mr. Kotagiri’s target TDC to $15.0 million, which was below the executive compensation peer group median of approximately $15.5 million at the time.

2.
Short-term Incentives: There were two areas of action with respect to the short-term incentive in the form of profit sharing bonuses. First, in February 2022, the Board approved new profit sharing percentages based on the company’s 2022 business plan. Profit sharing percentages are applied to Magna’s Pre-Tax Profit adjusted bonus base to calculate STI amounts payable to an executive. At any time when profit sharing percentages are being set or reset, the applicable percentage represents an opportunity to achieve a target cash bonus amount, based on the then-current business plan. However, the STI outcome actually realized depends on the company’s performance over the year and is highly variable – much more so than in typical executive compensation systems at other companies. STI payouts in dollars were approximately 38% below target STI levels.

Second, the Board approved adjustments to the bonus base to add back to Pre-Tax Profit amounts equal to the non-cash impairment charge against the company’s investments in Russia, and to address the amortized value and mark-to-market gains related to Magna’s share purchase warrants in Fisker, Inc. (“Fisker”). The rationale for these adjustments is as follows:
■
Russia: The Russian Impairment was a “black swan” event – unforeseen and uncontrollable – the effect of which would have been highly punitive to Management, given Magna’s highly variable STI and very low base salaries. Accordingly, the Board approved the add-back to Pre-tax Profit for compensation purposes of the $376 million impairment charge. This affected both the 2022 STI, as well as 2022 ROIC for purposes of the three then-outstanding ROIC PSU awards granted in 2020, 2021 and 2022. Notwithstanding this action taken to address the Russian Impairment, there are other impacts related to the Russian invasion which affected compensation in 2022 and will continue to do so in 2023 and beyond, including lost earnings, as well as elevated energy and other costs. Management remains fully incented to offset secondary impacts from the Russian invasion, as well as to pursue new business awards elsewhere to make up for the lost sales and earnings in Russia.

■
Fisker: In 2020, Magna signed commercial agreements relating to the platform sharing, engineering and complete vehicle manufacturing of the Fisker Ocean SUV. In connection with the arrangement, Fisker issued Magna approximately 19.5 million penny warrants to purchase Fisker common stock, which vested based on specified milestones. At the time the warrants were issued, our predecessor committee and Management agreed that Management should neither participate in the gains nor losses from these warrants.

The initial value attributable to the warrants was deferred within other accrued liabilities and other long-term liabilities and is being recognized in income as performance obligations are satisfied. However, the value of these warrants is marked-to-market quarterly based on market pricing for Fisker stock, resulting in non-cash gains or losses. The amortized value of the Fisker warrants together with quarterly mark-to-market gains have both been excluded in calculating the bonus base on which STIs are determined.
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COMPENSATION/ PERFORMANCE
Business of the Meeting

As a result of the foregoing actions, the adjusted 2022 bonus base for STIs was as set forth in the table below. However, even after profit sharing percentages were reset in February 2022 and taking into account the adjustments above to the bonus base, actual STI payouts for the full year were 38% below target levels.
Amount ($, thousands)
Pretax Income per financial statements	878,000
Adjustments:
Russian Impairment	376,000
Fisker Warrants – Amortization	(62,000)
Fisker Warrants – Mark-to-Market	173,000
Bonus Base for STIs	1,365,000

3.
R&D Expenditures to Generate Returns Outside ROIC PSU Performance Period: In 2022, we continued an approach initiated in 2021 with respect to the calculation of ROIC for purposes of ROIC PSUs. The three-year performance period of the ROIC PSUs poses a challenge to the extent that long-term investments being made for future growth cannot generate returns during the performance period. If such expenditures are not added back to income for purposes of calculating ROIC, there may be a structural disincentive to making the investments. Magna has been investing heavily in electronics/ADAS, electric mobility and corporate R&D (such investments collectively referred to as “EE&C Expenditures”), all of which reduce Net Income and thus ROIC for purposes of the ROIC PSUs. Given the scale of such investments and the expected time frame before they generate returns, such expenditures (totaling over $900 million) were excluded in calculating 2022 ROIC for purposes of the 2020 ROIC PSUs (redeemed in February 2023), the 2021 ROIC PSUs (to be redeemed in February 2024) and the 2022 ROIC PSUs (to be redeemed in February 2025).

While the 2021 and 2022 ROIC PSUs are still “in-flight”, the payout of the 2020 ROIC PSUs redeemed in February 2023 was as set forth below after taking into account the add-back of the Russian impairment in the numerator of the ROIC formula.
	Adjusted ROIC (%)	Adjusted 2020 ROIC PSU Payout Multiplier(1) (% vs Target)
2020	6.2	58%
2021	13.3
2022	11.5
Note:
1.
Absent adjustment, 2021 ROIC would have been 10.9%, 2022 ROIC would have been 5.2% and the implied payout would have been 24%.

As the EE&C Expenditures begin to deliver returns in future years, the TOCC will reassess the appropriateness of the continued exclusion of EE&C Expenditures and determine what actions may be appropriate to address the returns being generated by the EE&C Expenditures.
The number of 2020 ROIC PSUs paid-out in shares to each NEO is set forth in the table below.
Name	Adjusted ROIC PSUs (#)
Seetarama S. Kotagiri	16,292
Patrick W.D. McCann	1,367
Vincent J. Galifi	20,052
Tommy J. Skudutis	20,052
Eric J. Wilds	2,734

4.
Transformational Grant PSUs: At Magna’s annual and special meeting of shareholders held on May 3, 2022, shareholders approved the company’s 2022 Treasury Performance Stock Unit Plan (the “Treasury PSU Plan”). No conditional grants had been made under the Treasury PSU Plan at the time it was approved by shareholders. Following shareholder approval, the TOCC completed work to design and structure PSUs to be awarded under the Treasury PSU Plan, ultimately recommending to the Board a special, non-recurring, heavily performance-conditioned award of transformational grant PSUs (the “TFG PSUs”). The TFG PSUs were unanimously approved by the Board in September 2022.

Business of the Meeting 37

The TFG PSUs are intended to incent the company’s transformation at a time of significant change and disruption in the automotive industry. Magna is pivoting its product portfolio towards higher-growth areas closely aligned with the “car of the future,” investing heavily in areas such as electrification and advanced driver assistance systems, as well as spending on initiatives in digitization, advanced manufacturing, and automation. As the scale of investments and expenditures needed to achieve this strategic transformation can significantly reduce both short- and long-term compensation under the core executive compensation system, TFG PSUs have been structured to maintain executive focus on long-term value creation for the benefit of all shareholders over a performance period running from September 22, 2022, to December 31, 2027, as well as a further two-year post-performance release period.
Magna’s core executive compensation system has generally demonstrated itself to be effective in incenting short- and long-term outcomes aligned with operational performance. However, the core system on its own may not drive the behavioral change needed to transform Magna from an industrial manufacturer (Magna v1.0) to a mobility technology leader (Magna v 2.0). Without removing any of the critical incentives in the core compensation system for day-to-day operating success and capital efficiency, the grant of TFG PSUs is intended to transcend any inherent disincentives to bold action through a stretch opportunity guided by rigorous performance-conditioned goals which ensure that no payout will actually be earned unless significant success is achieved for the benefit of all shareholders. The TFG PSUs have been structured to drive sustained increases in the value of Magna’s Common Shares, which would make them more valuable as acquisition capital in a potential M&A transaction, while also being more effective in attracting and retaining the types of talented employees needed to drive and sustain Magna’s transformation.
Key features of the Transformational Grant include the following:
■
Grants Reflect Reasonable Incentive Opportunity: the grants were generally sized at one-year’s target TDC. We believe that these grant amounts represent a meaningful incentive which serve to motivate Management, but they are significantly smaller than any of the market precedents considered in the design phase of the TFG PSUs particularly when the grant value is notionally amortized over the five-year performance period. The compensation opportunity, and stringent service terms also serve as a critical retention tool for Magna’s senior leadership team.

■
Recipients Comprise Broad Leadership Team, Not Just the CEO: special grants, including many of the market precedents reviewed in developing the Transformational Grant, are often made to the CEO alone, or only to the top few leaders of a company. The TFG PSUs have been made to 17 officers comprising the senior leadership team, in order to promote alignment and retention of the whole team.

■
Completely “At-Risk”: the TFG PSUs are 100% at-risk over a five-year performance period. No TFG PSUs will be earned unless one or more hurdles are attained and any earned PSUs remain subject to changes in Magna’s stock price until such PSUs are released after the fifth, sixth and seventh anniversaries of grant;

■
Directly Aligned with Interests of Shareholders: the TFG PSUs are earned based on the attainment of four stock price hurdles, which represent 50%, 100%, 150% and 200% increases over the baseline stock price at the time the grant was made. Hurdles are only considered to have been attained if Magna’s average closing stock price for 40 consecutive trading days is at or above the applicable level during the performance period. Stock price was selected as the appropriate metric for the Transformational Grant since it best evidences the success of the strategic transformation and provides the most direct alignment with the interests of shareholders. While short-term increases in stock price may not be driven by the impact of management actions, the achievement of sustained stock price growth against stretch price hurdles over the long-term requires deliberate actions to increase earnings and/or grow the company’s trading multiple. For Magna, this requires a shift in the product portfolio to achieve profitable business growth in areas aligned with global megatrends, such as electrification, as well as flawless execution to convert new business awards into quality earnings.

■
Fair Value Sharing Ratio: the TFG PSUs were structured to deliver 99% of the value created during the transformation to shareholders, with 1% shared among the senior leadership team. In calculating this ratio, we compared the value of the total number of treasury shares that would be issued if the fourth performance hurdle is achieved, against the approximately $32.7 billion increase in value that would be achieved for all shareholders if Magna’s share price reaches the level of the fourth hurdle (assuming the number of Magna shares remains constant from the number outstanding at the time the Transformational Grant was made).

■
Differentiated Hurdle Weighting to Balance Opportunity and Risk: the number of PSUs which could vest varies across the four hurdles – the first and last hurdles are each weighted at 20% of the award, with the second and third hurdles each weighted at 30%. These differentiated weightings are intended

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to address the higher statistical probability of achievement for Hurdle 1 and reduce the potential for excessive risk taking at the level of Hurdle 4;
■
Stringent Service Conditions: the TFG PSUs are subject to a five-year minimum service period, such that recipients must generally remain employed in good standing through the entire performance period for PSUs associated with an attained hurdle to vest. In a few limited, customary circumstances, such as retirement, death or permanent disability, a recipient may receive a pro rated payout solely to the extent one or more hurdles had been attained at the time of retirement, death or permanent disability. In the case of retirement, none of the grant recipients were within five years of normal retirement age at the date of grant. Overall, there are no “free rides” – no grant recipient can earn a payout without having contributed to the company’s transformational growth;

■
Deferred Payouts of Earned PSUs (if any): the payout of earned units (if any) is in shares, with 50% of such earned units redeemed after the end of year five and 25% on each of the following two anniversaries. This deferral of any earned payouts helps mitigate the risk of short-termist behaviours to achieve hurdles, since a portion of earned TFG PSUs remain at risk through the sixth and seventh years of the grant; and

■
Strong Compensation Risk Controls: in addition to risk mitigation features of the TFG PSUs, the Board retains broad and extensive controls which are sufficient to mitigate potential risks arising from a compensation vehicle based on absolute share price appreciation. These controls include approval authority over: strategic and business plans; capital expenditures; return of capital to shareholders (share repurchases and dividends); as well as M&A transactions in excess of $250 million.

■
Thoughtful, Deliberate Board Process: initial design and development of the Transformational Grant began in the Fall of 2021, with continued refinement and enhancement throughout 2022 until the grant date. As stated earlier, the TOCC and its compensation and legal advisors, together with Management and its compensation advisor, reviewed a number of market precedents involving roughly similar structures. The TFG PSU terms were consciously structured, and the overall grant sized, to avoid egregious terms present in some of the market precedents, while also incorporating more rigorous terms than those in the market precedents which received shareholder support, including features such as the; grant sizing; inclusion of the broader senior leadership team; 40-trading day hurdle test; five-year service period; treatment in end of employment scenarios; post-performance staggered release; and risk mitigation features/controls.

The TOCC fully understands that incremental compensation grants may be viewed negatively by some stakeholders. With this in mind, we not only structured the TFG PSUs with rigorous conditions, but also engaged with five large institutional shareholders representing in aggregate approximately 15% of Magna’s issued and outstanding shares in order to gain shareholders’ perspectives on the structure and quantum of the TFG PSUs. The five shareholders with which we engaged reflected a cross-section of our top shareholders, with investment strategies covering a range of investment styles from index funds to value and growth. Based in large part on the heavy performance-conditioning of the TFG PSUs, particularly the inability of Management to realize any compensation without achieving significant gains for all shareholders, and the 99:1 value sharing ratio as between shareholders and Management, the feedback from these five shareholders was very positive overall. In light of the rigour of the TFG PSUs and favourable feedback from the five shareholders, the TOCC recommended, and the Board unanimously approved, the grant of TFG PSUs on September 22, 2022.
The baseline stock price for the TFG PSUs at the date of grant, based on the 20-day volume-weighted average trading price on NYSE was $57.07, representing a premium of approximately 7% to the $53.17 closing price on the day prior to grant. In light of the baseline stock price, the corresponding hurdle levels are as set forth in the table below.
Performance Hurdles			Vesting
Hurdle Number	Increase vs. Baseline Stock Price (%)	Stock Price Hurdle ($)	Proportion of PSUs Associated with Hurdle (%)
1	+50	85.61	20
2	+100	114.14	30
3	+150	142.68	30
4	+200	171.21	20
To place this in context, Magna’s five-year average share price at the time of grant was approximately $60 and the company’s 40-day average share price has only exceeded the first hurdle for approximately
Business of the Meeting 39

100 days over the last five years. Overall, the TFG PSU hurdles represent a meaningful stretch which, if achieved at the level of the fourth hurdle, would result in a tripling of Magna’s market capitalization from the baseline value, for the benefit of all shareholders.
TFG PSU grants were generally only made to NEOs and other senior leaders with an expected employment timeframe of at least five years prior to retirement. Accordingly, only the three NEOs listed in the table below, together with 14 other senior leaders, were granted TFG PSUs.
Name	TFG PSUs (#)	Aggregate Grant Value ($)
Seetarama S. Kotagiri	548,847	15,000,000
Patrick W.D. McCann	109,769	3,000,000
Eric J. Wilds	109,769	3,000,000
All other senior leadership team (N=14)	969,633	26,500,000
Total	1,738,018	47,500,000
As of the date of this report, none of the hurdles had been achieved and, given the rigour of the hurdles, we don’t expect any hurdles to be achieved easily or quickly.
Total 2022 CEO Compensation
Core compensation for Magna’s CEO during 2022, Seetarama S. Kotagiri, consisted of a low base salary, a profit-driven STI, as well as LTIs tied to value-creation on both an absolute basis and relative to industry peers. Mr. Kotagiri’s base salary and target STI represented 40% of his target TDC of $15.0 million (excluding the special grant of TFG PSUs), with target LTI values representing 60% of such target TDC.
	Target TDC Core Compensation ($)	Actual TDC ($)
Base Salary	325,000	325,000
STI	5,475,000	3,446,000
LTIs (at target) ROIC PSUs rTSR PSUs Stock Options	3,680,000 1,840,000 3,680,000	3,680,000 1,840,000 3,680,000
Sub-Total	15,000,000	12,971,000
Special TFG PSU Grant	—	15,000,000
Total	15,000,000	27,971,000
In-line with compensation governance best practices, the TOCC engaged its independent compensation advisor to perform a “realized/realizable” compensation analysis of Mr. Kotagiri’s 2022 compensation to assist the TOCC in assessing pay outcomes. Realized/realizable compensation provides an indication of how the different elements of compensation are actually performing as of a point in time. The summary below shows realized and realizable compensation values relative to both target TDC and actual TDC. Recognizing that the TFG PSUs are a non-recurring element of compensation with a five-year performance period, the table below separately shows realized/realizable compensation with the full grant value of Mr. Kotagiri’s TFG PSUs, one-fifth (20%) of such grant value, as well as target TDC under the core compensation program without the TFG PSUs. In all three of these scenarios, realized/realizable values are significantly lower than target TDC as a result of below-target STI values, below-target performance multipliers for the rTSR PSUs, out-of-the-money stock options and non-attainment of TFG PSU hurdles.
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COMPENSATION/ PERFORMANCE
Business of the Meeting

	Year	Target TDC(1) ($)	Actual TDC(2) ($)	Realized/ Realizable Value as of 12/31/2022 ($)	Change in Realized/ Realizable Pay		Cumulative TSR(3) (%)	ROIC(4) (%)
					vs. Target TDC (%)	vs. Actual TDC (%)
Seetarama S. Kotagiri	2022 (Full TFG)	30,000,000	27,971,000	6,548,000	-78.2	-76.5	-28.6	11.6
	2022 (Amort. TFG)	18,000,000	15,971,000	6,548,000	-63.6	-59.0	-28.6	11.6
	2022 (No TFG)	15,000,000	12,971,000	6,548,000	-56.3	-49.5	-28.6	11.6
	2021(5)	12,000,000	10,870,000	6,108,000	-49.1	-43.8	-16.8	13.3
Notes:
1.
Target TDC includes base salary, target STI and target LTIs.

2.
Actual TDC includes base salary, actual STI and target LTIs.

3.
Represents cumulative total shareholder returns, assuming reinvestment of dividends, for the period from January 1 to December 31, 2022.

4.
Represents annual ROIC for purposes of the ROIC PSUs.

5.
Excludes the $2.0 million RSU award granted in 2020.

Pay for Performance
The Say on Pay vote at the Meeting represents your opportunity to express to us your view as to whether the company’s approach to executive compensation generates outcomes that are justified by Magna’s performance. There is no single way of assessing the relationship between pay and performance, nor any one metric on its own that can convey a complete picture as to such relationship. However, in light of the general alignment between pay and performance as depicted in the graph below including after taking into account Magna’s CEO compensation with the amortized and full grant amounts of the TFG PSUs, as well as the core compensation excluding the TFG PSUs, we are satisfied that compensation outcomes are reasonably aligned with performance.
The graph above depicts the alignment between CEO compensation and TSR performance against the companies in Magna’s executive compensation peer group, which is used to set compensation. The executive compensation peer group reflects companies that are close to Magna in size and scale across multiple metrics. We have also considered pay for performance alignment in relation to Magna’s rTSR peer group used in assessing performance and payouts of the company’s rTSR PSUs. The peers in the rTSR peer group reflect companies that reflect industry competitors for investment capital and talent, but differ in size, scale and other respects. Both the graph above, as well as a similar analysis using the rTSR peer group, demonstrate general alignment between pay and performance over a three-year period.
In Closing
At Magna’s May 11, 2023 annual meeting, you will have the opportunity to express your views on Magna’s approach to executive compensation through the advisory Say on Pay vote. In casting your vote, we trust that you will carefully consider the perspectives we have shared in this report, and we look forward to your support on Magna’s Say on Pay resolution.
Dr. Indira V. Samarasekera (Committee Chair)	William A. Ruh	Lisa S. Westlake
Business of the Meeting 41

Compensation Discussion & Analysis
Key Terms Used in This Section
CD&A:	the Compensation Discussion & Analysis section of this Circular
executive compensation peer group:	the group of companies discussed in Section B of this CD&A, against which the compensation of our Executives is compared or benchmarked
Fasken:	the Board’s independent legal advisor, Fasken Martineau DuMoulin LLP
Hugessen:	the Board’s independent compensation advisor, Hugessen Consulting
LTIs:	long-term incentives primarily in the form of PSUs and stock options
Named Executive Officers or NEOs:	our five most highly compensated executive officers
Pre-Tax Profit:	Income from operations before income taxes
PSUs:	performance stock units
ROIC:	the company’s return on invested capital, calculated as set forth in Section C of this CD&A
RSUs:	restricted stock units
rTSR	TSR, relative to the rTSR peer group
rTSR peer group:	the group of companies discussed in Section B of this CD&A, against which Magna’s rTSR is measured in connection with the company’s rTSR PSUs
STI	short-term incentive in the form of a cash profit sharing bonus
TDC	total direct compensation
TFG PSUs	the special, non-recurring Transformational Grant PSUs granted in September 2022 to incent the long-term, strategic transformation of Magna
TSR:	Total Shareholder Return
Section Summary
This CD&A is divided into the following sections:
Section	Description	Page
A	Discusses the role of compensation in our corporate culture and the objectives of our executive compensation program and other matters	43
B	Addresses the Board’s responsibility for executive compensation, as well as the scope of the TOCC’s role and discusses the TOCC’s process for making compensation decisions	45
C	Provides an overview and detailed description of the elements of our executive compensation program	48
D	Describes our compensation risk mitigation practices	58
The Summary Compensation Table follows on page 59.
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CD&A
Business of the Meeting

A. Compensation Philosophy & Objectives
Corporate Culture and Compensation
Our unique, entrepreneurial corporate culture seeks to balance the interests of key stakeholders, such as shareholders, employees and management, including by establishing a framework for each such type of stakeholder to share in our profitability. We believe that our corporate culture has been a critical factor in our past growth and success and expect it will continue to be a critical factor in our ability to create long-term shareholder value. In particular, the employee and management profit sharing elements of our culture have proven to be essential to our ability to attract and retain our skilled, entrepreneurial employees and managers, as well as to create effective incentives for them to achieve strong performance in a cyclical and highly competitive industry.
Approach to Employee Compensation
Magna is committed to an operating philosophy based on fairness and concern for people. This philosophy is part of our “Fair Enterprise” culture in which employees and management share the responsibility to help ensure our success. Our Employee’s Charter sets out this philosophy through the following fundamental principles:
■
job security;

■
safe and healthful workplace;

■
fair treatment;

■
competitive wages and benefits;

■
employee equity and profit participation;

■
communication and information; and

■
an employee hotline.

Our commitments to employees in respect of each of the above principles is described in more detail in our Annual Information Form / Annual Report on Form 40-F filed concurrently with this Circular.
Two of the above principles in the Employee’s Charter directly address employee compensation:
Competitive Wages and Benefits: we are committed to providing our employees with information that enables them to compare their total compensation, including wages and benefits, with those earned by employees of direct competitors and local companies with which our subsidiaries compete for employees. Where an employee’s compensation is found not to be competitive, it will be adjusted.
Employee Equity and Profit Participation: we believe that our employees should share in our financial success through profit sharing by participating employees. In addition to rewarding employees for their contribution to our success, this assists them in saving for retirement since a portion of the profit-sharing bonus is deferred into employee-directed retirement savings funds within our U.S. 401(k) plan, Canadian group RRSP and similar arrangements elsewhere.
Executive Compensation Philosophy
Magna’s strategy is to create long-term value for shareholders through continued growth and success as a leading global automotive supplier and mobility technology company. We operate a complex business in a highly competitive, cyclical, lean manufacturing industry in which disciplined cost management, manufacturing excellence, effective program management, as well as constant innovation are critical to short-term profitability. At the same time, the automotive industry is undergoing significant change, including through the accelerating importance of powertrain electrification, software/electronics, vehicle autonomy and new mobility concepts. Realizing value from these opportunities will, among other things, require careful capital allocation decisions, disciplined acquisition and investment choices, and expenditures on innovation/R&D, which may not generate immediate returns and may adversely impact payouts under the STI’s and some of the LTI’s in Magna’s core executive compensation system. Accordingly specific elements of compensation may evolve in the future as the company’s business and industry continue to evolve.
Business of the Meeting 43

Magna’s compensation framework has been structured to promote effective short- and long-term decision-making in the above context through balanced incentives aimed at profitable growth in a lean manufacturing business, as well as long-term value creation in a rapidly evolving industry. Some of the ways we seek to achieve these objectives include:
Compensation Framework Feature	Purpose
Minimal fixed compensation
■
Low base salaries and highly variable compensation help create an owner’s mindset

■
Motivates managers to achieve consistent profitability in order to maintain consistent compensation

■
Incents profit growth to grow compensation

Performance-conditioned profit sharing bonus / STI
■
Promotes entrepreneurialism

■
Drives strong managerial focus on lean/efficient operations through effective management of costs

■
Connects compensation to the operational impact of everyday decisions

Performance-conditioned multi-metric LTI
■
ROIC PSUs incent efficient capital allocation and value creation

■
rTSR PSUs create sensitivity to stock market performance and return of capital to shareholders, in the form of dividends, as well as alignment with shareholders

■
TFG PSUs promote strategic transformation by incenting actions that generate sustainable, long-term growth in equity values

■
Capped PSU payouts help mitigate risk by promoting responsible decision-making and discouraging excessive risk-taking

■
Stock options incent absolute TSR growth

No pensions	■ Reinforces an owner’s mindset and incents long-term growth in equity value as a pension-alternative
Share maintenance requirement	■ Reinforces an owner’s mindset ■ Alignment with shareholders ■ Helps mitigate risk
Benefits	■ Substantially consistent with those of other employees in the same office/jurisdiction
Additionally, all compensation systems must be successful in attracting, motivating and retaining world-class managers. We seek to provide executives with competitive compensation packages, including the opportunity to achieve superior compensation for superior performance. The next section of this CD&A describes the process through which compensation decisions are made, including compensation benchmarking practices we use to help structure competitive compensation packages.
As discussed earlier, the profit sharing elements of our executive compensation program were developed within the context of an entrepreneurial culture that, by definition, requires some degree of risk-taking in order to achieve growth. Recognizing that the consequences of excessive risk-taking may be felt most acutely by shareholders, our executive compensation program seeks to encourage and reward responsible business decision-making and reasonable risk-taking. We seek to achieve this through a variety of methods, which are discussed in Section D of this CD&A.
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CD&A
Business of the Meeting

B. Compensation Decision-Making: Responsibility and Process
Role of Our Board
Our Board oversees our system of executive compensation including by satisfying itself that our system is effective in attracting, retaining and motivating skilled executives who can achieve our strategic objectives. The Board also annually assesses the company’s performance and that of the Chief Executive Officer in relation to predefined objectives approved by the Board.
Role of the TOCC
The Board has delegated to the TOCC responsibility for annually reviewing, considering and making recommendations related to executive compensation matters generally. More specifically, the TOCC has been delegated responsibility for making recommendations with respect to the application of our executive compensation program to members of Executive Management, including the NEOs discussed in this CD&A.
While some NEOs, such as our Chief Executive Officer and Chief Financial Officer, are usually invited to participate in TOCC meetings, final compensation decisions affecting NEOs are typically made by the TOCC without any NEOs present in order to ensure the independence of the decision-making process.
Role of Our Chief Executive Officer
The TOCC looks to the Chief Executive Officer to assess the performance, and make recommendations regarding target compensation levels, of his direct reports. Such performance assessments are considered by the TOCC in the context of LTI awards to members of Executive Management, as well as proposed compensation setting and LTI awards for such executives. The TOCC also looks to the Chief Executive Officer to put forward his general recommendation regarding LTI awards for other proposed recipients.
Role of the Independent Advisors
In reviewing, considering and making recommendations on executive compensation matters, the TOCC considers the advice of the Board’s independent advisors, Hugessen and Fasken, including through in camera sessions as part of each of the TOCC’s meetings attended by them.
Hugessen has acted as the Board’s compensation advisor since December 2012 and only provides board-side advice. One or more representatives of Hugessen are invited to attend TOCC meetings at which executive compensation matters are discussed. On executive compensation matters, Hugessen reports directly to and seeks its instructions directly from the TOCC, communicating as needed directly with the TOCC Chair between meetings.
The scope of Hugessen’s services generally includes advice related to executive and director compensation program structure and design, benchmarking data and observations, as well as pay for performance analytics. In addition, Hugessen provides contextual information relating to compensation best practices and emerging trends. The services provided by Hugessen in 2022 included:
■
analysis of Magna’s NEO compensation, including pay for performance considerations;

■
advice, analysis and considerations related to 2022 compensation decisions including those discussed in the Compensation and Performance Report earlier in this Circular;

■
consideration of and recommendations related to 2022 target compensation levels;

■
advice related to LTIs, particularly the design, structure and quanta of TFG PSUs;

■
ongoing review and advice on compensation recommendations presented for TOCC approval; and

■
director compensation benchmarking review.

Hugessen’s advice was only one of a number of factors (discussed below) that were reviewed and considered by the TOCC in making its executive compensation recommendations to the Board.
The fees billed by Hugessen for the services it provided in 2022 and 2021 were as set forth below.
Description of Services	2022		2021
	(C$)	(%)	(C$)	(%)
Executive and director compensation advisory services	287,000	100	107,000	100
All other services for Magna	NIL	NIL	NIL	NIL
Total	287,000	100	107,000	100
Business of the Meeting 45

TOCC Considers a Wide Range of Factors in its Executive Compensation Decisions
In connection with executive compensation decisions, the TOCC will normally consider a wide range of factors, including:
■
Magna’s core operating and compensation philosophies and principles;

■
alignment of management, employee and shareholder interests to create long-term shareholder value;

■
our financial, operating, stock price, ROIC, TSR and rTSR performance;

■
long-term strategic objectives;

■
compensation risk considerations;

■
compensation benchmarking data;

■
pay for performance alignment data;

■
individual executive performance;

■
performance of prior LTI grants;

■
the recommendations of our Chief Executive Officer with respect to his direct reports;

■
the advice and recommendations of the TOCC’s independent advisors;

■
accounting impact and potential dilution to shareholders from equity compensation;

■
feedback received from shareholders and other stakeholders;

■
general information relating to executive compensation trends and developments; and

■
retention, succession and other relevant considerations.

In making recommendations to the Board, the TOCC does not rely solely on any one of the above or other factors.
Application of Measured Discretion
The Board through the TOCC, maintains authority over target TDC levels, the form and respective proportions of STIs and LTIs, as well as the performance goals/targets applied to LTI compensation. Situations requiring application of measured discretion may arise from time to time with respect to the calculation of the bonus base for profit sharing, the ROIC PSUs or rTSR PSUs. Additionally, the Board and Executive Management have a common understanding that, as part of the Board’s review of the terms of any proposed material acquisition or disposition, the TOCC will work with Executive Management to identify potential changes to executives’ current employment contract terms, including profit sharing percentages, to ensure that executive compensation arrangements remain appropriate following such transactions.
Target Compensation Setting
Under Magna’s executive compensation framework, the Board, through the TOCC, determines target TDC for the Chief Executive Officer, who proposes target TDC levels for his direct reports. The TOCC assesses proposed target TDC levels in the context of the various factors described above and determines the target amounts to be granted in the form of long-term equity, based on a 60%/40% equity/cash split for the Chief Executive Officer and a 55%/45% split for the Chief Financial Officer. The equity/cash split for other members of Executive Management varies from 50%/50% to 40%/60% depending on the role. Target TDC for each NEO in 2022 was as set forth in the table below. Since the TFG PSUs discussed in the Compensation & Performance Report earlier in this Circular are a special, non-recurring grant with a five-year performance period, the table separately shows target TDC with the full grant value of the TFG PSUs, one-fifth (20%) of such grant value, as well as target TDC under the core compensation system without the TFG PSUs.
Name	Target TDC (No TFG) ($)	Target TDC (Amort. TFG) ($)	Target TDC (Full TFG) ($)
Seetarama S. Kotagiri	15,000,000	18,000,000	30,000,000
Patrick W.D. McCann	2,700,000	3,300,000	5,200,000
Vincent J. Galifi	8,000,000	8,000,000	8,000,000
Tommy J. Skudutis	8,000,000	8,000,000	8,000,000
Eric J. Wilds	2,700,000	3,300,000	5,200,000
Executive Compensation Peer Group
In assessing target TDC levels for members of Executive Management, the TOCC considers benchmarking data from Magna’s executive compensation peer group. Such data provides the TOCC with a basis for determining Magna’s pay for performance, including through “back-testing” of realizable pay. It also serves as a market reference point in setting compensation within a reasonable competitive range.
Magna’s executive compensation peer group currently consists of 15 companies from a broad comparator universe composed primarily of North American public companies that are direct automotive industry peers, as well as capital
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goods and technology hardware/equipment comparables. The broad universe of comparator companies was identified and screened by Hugessen based on a range of 1/5x to 5x Magna’s Total Revenue and Total Enterprise Value (“TEV”).
Magna’s executive compensation peer group was refreshed early in 2022 to streamline the peer group (from 17 to 15) and incorporate relevant technology comparables in light of Magna’s increasing deployment of capital in areas such as electrification, ADAS and new mobility.
Automotive	Capital Goods
Adient plc	Caterpillar Inc.
Aptiv plc	Deere & Company
BorgWarner Inc.	Eaton Corp.
Lear Corporation	Emerson Electric Co.
The Goodyear Tire & Rubber Company	Honeywell International Inc.
Illinois Tool Works Inc.
Johnson Controls Inc.
Parker-Hannifin Corporation
Technology Hardware & Equipment
Corning Incorporated
Jabil Inc.
The following changes from 2021 are reflected in the refreshed peer group based on relevance:
Additions	Deletions
Adient plc	Cummins Inc.
Corning Incorporated	Ingersoll Rand Inc.
Jabil Inc.	PACCAR Inc.
Raytheon Technologies Corporation
Stanley Black & Decker, Inc.
rTSR Peer Group
The TOCC also uses a peer group against which performance is assessed for purposes of the rTSR PSUs. The rTSR peer group consists of 10 automotive suppliers selected from a comparator universe of publicly traded North American companies in the automotive industry. The selected peers are considered to be Magna’s most direct competitors for business and investor capital, based on such factors as coverage by equity research analysts, as well as inclusion in industry indices and in the peer groups of peer companies. The rTSR peer group also contains the following, each of which counts as the equivalent of a single company within the peer group:
■
a composite peer consisting of the two publicly traded, North American automobile OEMs;

■
a composite peer consisting of three publicly traded European automotive suppliers; and

■
the S&P500 index.

With the exception of the removal of Tenneco Inc. following completion of its acquisition by Apollo Funds in November 2022, the peer group remains substantially unchanged from 2021 and currently consists of the following:
rTSR Peer Group
Adient plc	Gentex Corp.
American Axle Manufacturing & Holdings Inc.	Lear Corp.
Autoliv, Inc.	Linamar Corp.
BorgWarner Inc.	Martinrea International Inc.
Dana Incorporated	Visteon Corp.
Ford / General Motors (Composite Peer)	Continental / Forvia / Valeo (Composite Peer)
S&P 500 Index
Business of the Meeting 47

C. Elements of Magna’s 2022 Executive Compensation Program
2022 NEOs	Magna’s Named Executive Officers in 2022 were:
	■ Seetarama S. Kotagiri	Chief Executive Officer
	■ Patrick W.D. McCann	Chief Financial Officer
	■ Vincent J. Galifi	President
	■ Tommy J. Skudutis	Chief Operating Officer
	■ Eric J. Wilds	Chief Sales & Marketing Officer
Effective January 1, 2022, Mr. McCann was appointed Chief Financial Officer and Mr. Galifi was appointed President. Mr. McCann is a new NEO for 2022.
Employment Contracts	Each NEO is subject to an employment agreement that specifies various key terms, including:
■ target total TDC, as well as base salary, STI percentage and target LTI values;
■ standard benefits to be provided;
■ compensation claw-back terms;
■ the securities maintenance amount applicable to the executive; and
■ terms applicable in different end of employment scenarios.
Overview	Our 2022 compensation program for the NEOs consisted of the following elements:

1. Base Salaries:
We maintain base salaries for NEOs that are positioned significantly below base salaries in our executive compensation peer group. These low base salaries are intended to:
■
maximize the incentive for each executive to pursue profitability for the benefit of all of Magna’s stakeholders;

■
reinforce the link between executive pay and corporate performance; and

■
reflect and reinforce our entrepreneurial corporate culture.

During 2022, the NEOs received identical base salaries of $325,000.

Name	Base Salary ($)
Seetarama S. Kotagiri	325,000
Patrick W.D. McCann	325,000
Vincent J. Galifi	325,000
Tommy J. Skudutis	325,000
Eric J. Wilds	325,000
2. Short-Term Incentive
The STI for each NEO is an annual profit sharing bonus, which ordinarily is completely “at-risk” and capped at 200% of the target STI value. In order to create maximum incentive to achieve profitability, the profit sharing bonus is earned from the first dollar of profit. The Compensation & Performance Report earlier in this Circular contains a discussion of compensation decisions resulting in adjustments to the Pre-Tax Profit bonus base on which STIs are calculated.

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STI payouts for the NEOs in respect of 2022 were as set forth in the table below.
	Profit Share (%)	Adjusted Pre-Tax Profit Bonus Base ($)	STI ($)
Seetarama S. Kotagiri	0.2525	1,365,000,000	3,446,000
Patrick W.D. McCann	0.0520		710,000
Vincent J. Galifi	0.1510		2,061,000
Tommy J. Skudutis	0.1510		2,061,000
Eric J. Wilds	0.0520		710,000
Recognition of Individual and Team Performance
An NEO’s profit share reflects a number of factors specific to the individual, including nature of the role, seniority/tenure and other factors. However, the direct link to Magna’s profits ultimately reflects Magna’s overall performance.

TOCC Discretion Over Profit Shares
The TOCC maintains discretion over certain factors that may impact the calculation of Pre-Tax Profit for compensation purposes, as well as the discretion to adjust NEOs’ profit sharing percentages without advance notice. In addition, in conjunction with the Board’s approval of a material acquisition or disposition, the TOCC may equitably adjust profit sharing percentages to ensure executive compensation arrangements remain appropriate following any such transaction.

STI Paid in Quarterly Installments
The STI paid to NEOs is paid in installments. Installments for the first three fiscal quarters of each year are normally paid following the end of each fiscal quarter, based on our year-to-date profits. Following the end of each fiscal year, we calculate the profit sharing bonus to which each NEO is entitled for that fiscal year, subtract the installments paid for the first three quarters and pay the difference as the final installment.

3. Long-Term Incentives:
Core LTIs for most of the NEOs consist of ROIC PSUs, rTSR PSUs and regular stock options. The three-part LTI is structured to reward a broad range of value-creating behaviour using multiple metrics. With one exception discussed below, a majority (60%) of the total value granted by the TOCC in the form of core LTIs in respect of 2022 was in the form of performance-conditioned PSUs, the maximum realizable number of which is capped at 200% of target. The PSUs are completely “at risk” since performance below specified thresholds can result in no PSUs being paid out.
As an exception to the above, in connection with transitional arrangements towards retirement, Mr. Galifi’s 2022 LTI’s consisted of time-based RSUs and stock options, each with grant values of $2,200,000.

Core LTIs granted to NEOs in respect of 2022 were as set forth in the table below.
Name	ROIC PSUs ($/#)	rTSR PSUs ($/#)	RSUs ($/#)	Stock Options ($/#)	Aggregate Core LTI ($)
Seetarama S. Kotagiri	3,680,000	1,840,000	NIL	3,680,000	9,200,000(1)
	44,997	22,499	NIL	190,614
Patrick W.D. McCann	500,000	250,000	NIL	500,000	1,250,000
	6,114	3,057	NIL	25,899
Vincent J. Galifi	NIL	NIL	2,200,000	2,200,000	4,400,000
	NIL	NIL	26,901	113,954
Tommy J. Skudutis	1,760,000	880,000	NIL	1,760,000	4,400,000
	21,520	10,760	NIL	91,163
Eric J. Wilds	500,000	250,000	NIL	500,000	1,250,000
	6,114	3,057	NIL	25,899
In addition to their core LTIs, certain of the NEOs received the special, non-recurring grant of TFG PSUs discussed in detail in the Compensation & Performance Report earlier in this Circular.
Business of the Meeting 49

Name	TFG PSUs ($/#)
Seetarama S. Kotagiri	15,000,000
548,847
Patrick W.D. McCann	3,000,000
109,769
Eric J. Wilds	3,000,000
109,769
ROIC PSUs
The ROIC PSUs are intended to incent and reward capital-efficient value creation over a three-year performance period. The performance period for the ROIC PSUs granted in respect of 2022 is January 1, 2022 to December 31, 2024.
The number of ROIC PSUs realized by an NEO following the performance period depends on the target number granted, Magna’s return on invested capital performance in relation to its cost of capital and the payout scale approved by the TOCC. The maximum number of ROIC PSUs that can be realized is capped at 200% of target, but no PSUs may ultimately be earned if ROIC performance falls below the payout threshold.
The dollar value of compensation realized by an NEO following the performance period will depend on the final number of ROIC PSUs paid out, as well as the trading price of our Common Shares.
When ROIC PSUs are redeemed following the performance period, we deliver Common Shares acquired on the market under our share repurchase program, with dividends paid in cash based on the final number of ROIC PSUs.
ROIC is defined as:
ROIC is calculated as A ÷ B, where:
A = (Net Income before Interest and Income Taxes − Equity Income) multiplied by (1 − assumed Tax Rate of 25%), plus Equity Income
B = Total Assets (excluding Cash, Deferred Tax Assets and Operating Lease Right of Use Assets) less Current Liabilities (excluding Short-term Borrowings, Long-term Debt due within one-year and Current portion of Operating Lease Liabilities)
The TOCC may exercise discretion to address various situations in order to ensure consistency and comparability in ROIC goal-setting and measurement. Such an adjustment was made by the TOCC, in respect of 2022 ROIC, as discussed in the Compensation and Performance Report in this Circular.
The table below sets forth the payout scale for the ROIC PSUs (interpolation applies for points between the payout levels). The payout scale for the ROIC PSUs remains unchanged from 2021.

Performance Level	ROIC (%)	Payout (% of Target)
Maximum	19.0	200
Target	13.5 to 14.5	100
Threshold (Cost of Capital)	9	50
Below Threshold	–	0

As an exception to the foregoing payout scale, if Magna’s ROIC (determined in the manner discussed below) is below the Threshold / Cost of Capital but three-year rTSR as determined for purposes of the rTSR PSUs is greater than or equal to the 55th percentile of the rTSR peer group, then 50% of the target number of ROIC PSUs will be paid out.

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Since Magna operates in a cyclical industry, we average the implied payout for each of the three individual years of the performance period to determine the actual ROIC PSU payout. This means that a year of ROIC performance that is below our cost of capital will count as 0% in the payout calculation, but cannot be a negative percentage. The effect of this is that the ROIC PSU payout will not directly correspond to our three-year compound average ROIC. By calculating ROIC PSU payout based on the average implied payouts for each of the years of the performance period, extreme outlier years cannot have a disproportionate impact on the payout calculation. The feature also operates to place a cap on ROIC performance above the maximum level, thus preventing positive outlier years from having a disproportionate impact on the payout calculation.

rTSR PSUs
The rTSR PSUs are intended to incent and reward creation of shareholder value, relative to the companies in our rTSR peer group. The performance period for the rTSR PSUs granted in respect of 2022 is January 1, 2022 to December 31, 2024.

The number of rTSR PSUs realized by an NEO following the performance period depends on the target number granted, Magna’s three-year rTSR performance and the payout scale approved by the TOCC. The number of rTSR PSUs that can be realized is capped at 200% of target, and no rTSR PSUs would be paid for rTSR performance below the 25th percentile of the rTSR peer group. The dollar value of compensation realized by an NEO following the performance period will depend on the final number of rTSR PSUs paid out, as well as the trading price of our Common Shares. When rTSR PSUs are redeemed following the performance period, we deliver Common Shares acquired on the market under our share repurchase program, with dividends paid in cash based on the final number of rTSR PSUs.

The table below sets forth the payout scale for the rTSR PSUs (interpolation applies for points between the payout levels). The payout scale for the rTSR PSUs remains unchanged from 2021.
Performance Level	Three-year rTSR (Percentile)	Payout (% of Target)
Maximum	>75th	200
Above Target	65th	150
Target	50th	100
Below Target	35th	50
Threshold	<25th	0

As an exception to the foregoing payout scale, if the company’s three-year rTSR is greater than the target level, thus demonstrating value creation, but absolute three-year TSR is negative, the number of rTSR PSUs paid out will be capped at the target level. This feature recognizes that payouts should not exceed target where shareholders have experienced a deterioration in the absolute value of their holdings.

Stock Options
Stock options serve as a tool to incent absolute share price returns over the medium to long term (three to seven years). Magna’s stock options vest in equal one-third tranches on the first three anniversaries of the grant date and expire on the seventh anniversary of the grant date. The TOCC is committed to responsible option granting practices, including by maintaining annual option grants to all participants below 1% of our issued and outstanding shares. Options are not priced during trading blackouts and are granted at an exercise price equal to market price on the NYSE.

Stock options are typically granted in late February or early March of a year. Stock options in respect of 2022 compensation were granted on February 14, 2022, at an exercise price of $75.71.

Stock option grants are made under our 2009 Incentive Stock Option Plan, which was approved by shareholders in May 2010. The 2009 Option Plan is discussed in further detail under “Incentive Plans and Awards”.

Business of the Meeting 51

If an NEO ceases to be employed by Magna (including any affiliates) within one year following the date of a stock option exercise, they must hold shares with a market value (at the exercise date) equal to the net after-tax gain until the one-year anniversary of the exercise date.

TFG PSUs
The TFG PSUs are intended to incent the company’s transformation at a time of significant change and disruption in the automotive industry. Magna is pivoting its product portfolio towards higher-growth areas closely aligned with the “car of the future,” investing heavily in areas such as electrification and advanced driver assistance systems, as well as spending on initiatives in digitization, advanced manufacturing, and automation. As the scale of investments and expenditures needed to achieve this strategic transformation can significantly reduce both short- and long-term compensation under the core executive compensation system, TFG PSUs have been structured to maintain executive focus on long-term value creation for the benefit of all shareholders over a performance period running from September 22, 2022, to December 31, 2027, as well as a further two-year post-performance release period.

Key features of the TFG PSUs include the following:
■
grants reflect a reasonable incentive opportunity (one-year’s target TDC);

■
recipients comprise the broad leadership team, not just the CEO to promote alignment and retention of the whole team;

■
fair value sharing ratio of 99:1 in favour of shareholders;

■
completely “at-risk” over a five-year performance period;

■
directly aligned with the interests of shareholders as vesting tranches are linked to sustained attainment of four stock price hurdles, which represent 50%, 100%, 150% and 200% increases over the baseline stock price at the time the grant was made;

■
differentiated hurdle weighting to reflect the higher statistical probability of attainment of the first hurdle and reduce the potential for excessive risk-taking at the level of the fourth hurdle;

■
stringent service conditions generally requiring grant recipients to remain employed in good standing throughout the entire performance period for PSUs to vest;

■
deferred payouts of earned TFG PSUs (if any), with 50% of such earned units redeemed after the end of year five and 25% on each of the following two anniversaries;

■
potential compensation risks are mitigated by design features and Board controls; and

■
the TFG PSUs were developed through a thoughtful, deliberate Board process.

The number of TFG PSUs realized by an NEO, if any, following the end of the performance period will depend on the number of TFG PSUs granted to the NEO as well as Magna’s stock price performance over the performance period. TFG PSUs have been structured in four vesting tranches, and will vest only if Magna’s closing trading prices on the NYSE (on average, over 40 trading days) exceed the stock price hurdle for each vesting tranche.

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The baseline stock price for the TFG PSUs at the date of grant based on the 20-day volume-weighted average trading price on NYSE was $57.07, representing a premium of approximately 7% to the $53.17 closing price on the day prior to grant. In light of the baseline stock price, the corresponding hurdle levels are as set forth in the table below. If a stock price hurdle is not achieved within the performance period, none of the PSUs associated with such hurdle will be earned.

Performance Hurdles			Vesting
Hurdle Number	Increase vs. Baseline Stock Price (%)	Stock Price Hurdle ($)	Proportion of PSUs Associated with Hurdle (%)
1	+50	85.61	20
2	+100	114.14	30
3	+150	142.68	30
4	+200	171.21	20

The number of TFG PSUs which could vest varies across the four hurdles – the first and last hurdles are each weighted at 20% of the award, with the second and third hurdles each weighted at 30%. These differentiated weightings are intended to address the higher statistical probability of achievement of the first hurdle and reduce the potential for excessive risk taking at the level of the fourth hurdle.

Eligibility to receive a payout of any earned TFG PSUs is subject to a five-year minimum service period, such that recipients must generally remain employed in good standing through the entire performance period for the award to vest.

The dollar value of compensation realized by an NEO following the performance period will depend on the final number of TFG PSUs paid out, as well as the trading price of our Common Shares. When TFG PSUs are redeemed following the performance period, we will deliver Common Shares issued from treasury pursuant to the 2022 Treasury Performance Stock Unit Plan, with dividends paid in cash based on the final number of TFG PSUs.

Anti-Hedging Restrictions
Executives are forbidden from engaging in activities that would enable them to improperly profit from changes in our stock price or reduce their economic exposure to a decrease in our stock price. Prohibited activities include “puts”, “collars”, equity swaps, hedges, derivative transactions and any transaction aimed at limiting an executive’s exposure to a loss or risk of loss in the value of the Magna securities that he or she holds.

Automatic Securities Disposition Plans
Executives are permitted to enter into automatic securities disposition plans (“ASDPs”), which are also known as Rule 10b5-1 Plans. Such plans allow executives to establish a plan for the sale of Common Shares held by the executive and exercise of stock options granted to them, subject to meeting all legal requirements applicable to such plans. Among other things, an executive may only enter into, modify or terminate a plan while he or she is not under a trading blackout or otherwise in possession of material undisclosed information. None of the NEOs had an ASDP in place during 2022.

4. Benefits
Benefits provided to NEOs are the same as those provided to other employees in the same country, with a few exceptions discussed below. As discussed earlier, Magna does not provide a defined benefit pension plan to NEOs, consistent with our compensation approach to employees generally.

Medical, Dental and Disability Benefits	NEOs receive the same medical, dental and disability benefits as other employees in the same country.
Business of the Meeting 53

Life Insurance
Other than Vincent Galifi, NEOs receive the same insurance benefits as those available to other senior managerial employees in the same country. In addition to these standard insurance benefits, we reimbursed life insurance premiums on an insurance policy for Vincent Galifi, which was part of a legacy compensation arrangement. During 2022, the premium reimbursed was approximately $44,000.

Life insurance premium reimbursements are not grossed-up for income tax and are a legacy benefit that will not be offered to any additional NEOs in the future.
“Perks” are Limited
During 2022, we provided limited “perks” to NEOs, including limited access to corporate aircraft for personal use, when not required for business purposes and subject to reimbursement of the “aggregate variable operating cost” of the personal flight. The “aggregate variable operating cost” consists of all variable costs for operating the aircraft for the personal flight, including fuel, maintenance, customs charges, landing and handling fees, data and communications charges and any other similar costs. Since Magna’s variable cost is fully reimbursed, there is no disclosable perk amount in the Summary Compensation Table.

Magna maintains corporate access privileges to the dining room, boardroom and other facilities of a third-party owned golf course adjacent to the company’s head office. As part of such access, NEOs may utilize the golf club’s facilities for personal use at their own expense.

Executive Equity Ownership
Executive Management Equity Maintenance Requirements
Each NEO is subject to an equity maintenance requirement set forth in his employment contract. If an NEO’s total TDC is increased, their equity maintenance requirement also increases, subject to a three-year period in which to achieve the new level. In assessing compliance with the equity maintenance requirement, NEOs’ whole shares and equivalents (RSUs, as well as PSUs at target) are counted. Unexercised stock options are not counted in determining compliance with the equity maintenance requirement. Each of the NEOs exceeded the minimum equity maintenance requirement as of December 31, 2022.

Name	Equity Maintenance Requirement ($)	Qualifying Equity (#)	Value of Qualifying Equity ($)	Equity Maintenance Requirement Status
Seetarama S. Kotagiri	8,000,000	330,007	19,200,000	Exceeds
Patrick W.D. McCann	1,500,000	36,868	2,145,000	Exceeds
Vincent J. Galifi	4,000,000	1,063,414	61,869,000	Exceeds
Tommy J. Skudutis	4,000,000	208,072	12,106,000	Exceeds
Eric J. Wilds	1,400,000	51,508	2,997,000	Exceeds
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Termination/Severance
Termination/Severance Payments Are Limited to a Maximum of 24 Months Compensation
All NEOs are entitled to 24 months’ severance (the “Notice Period”) in the event of termination without cause. Severance payments are based on the average of an NEO’s base salary and STIs for the 12 fiscal quarters prior to the termination.
A summary showing the treatment of each compensation element in different termination scenarios is set forth below under “Summary of Treatment of Compensation on Resignation, Retirement, Termination or Change in Control”.

Change in Control Protections
Double-Trigger
We maintain “double trigger” change in control protection for our North American-based NEOs; however, such protection does not provide any enhanced severance. The primary benefit is the acceleration of any unvested stock options in the event that a change in control is followed by termination of employment or constructive dismissal for “good reason”. In a change in control scenario, treatment of outstanding stock options will need to be addressed by the TOCC. Depending on the nature of the acquiror, outstanding options could become exercisable into equity of the acquiror. However, outstanding options could also be accelerated, in which case there would be no incremental benefit to the executive of his change in control protection.
The definition of “good reason” for purposes of the change in control protection applies only in the event of the following:
■
a material reduction in the executive’s position, duties, authority or responsibilities;

■
Magna requiring the executive to work at a location that is more than 100 kms from where he is based at the time of the change in control; or

■
any other action that would constitute constructive dismissal at law.

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Summary of Treatment
of Compensation on Resignation,
Retirement, Termination,
or Change in Control
Element of Compensation	Resignation	Retirement	Termination – Cause	Termination – No Cause	Termination Without Cause on Change in Control(1)
Base Salary	Pro-rated to effective date	Pro-rated to effective date	Pro-rated to effective date	Average of compensation excluding LTIs for the last 12 fiscal quarters paid out over severance period (up to 24 months) as salary continuation (bi-weekly) or lump-sum.	Average of compensation excluding LTIs for the last 12 fiscal quarters paid out over severance period (up to 24 months) as salary continuation (bi-weekly) or lump-sum.
Annual Bonus – Cash	Pro-rated to effective date	Pro-rated to effective date	Pro-rated to effective date
ROIC PSUs and rTSR PSUs	Forfeiture of unredeemed PSUs.
PSUs granted in complete years prior to the termination date are redeemed on the regular payout date, subject to performance conditions established at time of grant (0% to 200%). PSUs granted in year of retirement are redeemed on regular payout date, subject to performance conditions established at time of grant (0% to 200%) and pro ration to reflect the proportion ot the year worked.
Forfeiture of unredeemed PSUs
PSUs granted in complete years prior to the termination date are redeemed on the regular payout date, subject to performance conditions established at time of grant (0% to 200%). PSUs granted in year of termination are redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%) and pro ration to reflect the proportion of the year worked.

Plan administrator can take such steps as necessary to the convert or exchange outstanding PSUs into securities of substantially equivalent value in any entity participating in or resulting from a change in control.

TFG PSUs	Forfeiture of unredeemed PSUs
PSUs associated with a hurdle that has been achieved will be paid out in accordance with terms established at time of grant, subject to pro ration to reflect the proportion of the performance period worked
			Forfeiture of unredeemed PSUs	Forfeiture of unredeemed PSUs	The Plan administrator may accelerate the vesting of TFG PSUs associated with a hurdle that had been achieved prior to announcement of the change in control.
Stock Options	Unvested and unexercised options expire on earlier of option expiry date and three months after effective date of resignation.
Unvested and unexercised options expire on earlier of option expiry date and three years after effective date of retirement. Option expiry is not accelerated where NEO has been designated to be a “Good Leaver”.(2)
			All unexercised options are cancelled on effective date of termination.	Unvested and unexercised options expire on earlier of option expiry date and three months after effective date of termination.	Vested options can be exercised until earlier of option expiry date and 12 months after Notice Period (as defined above). Unvested options accelerate and can be exercised until same date.
RSUs	Unredeemed RSUs are forfeited in the event of voluntary resignation.	RSUs are redeemed on regular redemption date.	Unredeemed RSUs are forfeited on the effective date of termination.	RSUs are redeemed on regular redemption date.	RSUs are redeemed on regular redemption date.
Benefits & Perks	None	None	None	None	None
Pension	None	None	None	None	None
Notes:
1.
Assumes Magna is a continuing entity following the Change in Control.

2.
“Good Leaver” applies where an applicable retiring NEO does not receive severance and enters into a retirement agreement approved by the Board, which establishes a reasonable notice period prior to the NEO’s retirement date, outlines his transitional responsibilities and reaffirms his non-competition and non-solicitation obligations.

56Business of the Meeting

CD&A
Business of the Meeting

Summary of Incremental Severance, Termination and Change in Control Payments
The table below shows the value of the estimated incremental payments or benefits that would accrue to each NEO upon termination of their employment following resignation, normal retirement, termination without cause, termination with cause and termination without cause on change in control. For stock options, the values shown represent the in-the-money value of any grants the vesting of which would accelerate as a result of each termination circumstance below.

	Resignation	Retirement	Termination – Cause	Termination Without Cause ($)	Termination Without Cause on Change in Control ($)
Seetarama S. Kotagiri
Severance	NIL	NIL	NIL	6,212,000	6,212,000
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
rTSR PSUs	NIL	NIL	NIL	NIL	NIL
TFG PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	214,000
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL
Total				6,212,000	6,426,000
Patrick W.D. McCann
Severance	NIL	NIL	NIL	1,688,000	1,688,000
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
rTSR PSUs	NIL	NIL	NIL	NIL	NIL
TFG PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	18,000
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL
Total				1,688,000	1,706,000
Vincent J. Galifi
Severance	NIL	NIL	NIL	4,826,000	4,826,000
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
rTSR PSUs	NIL	NIL	NIL	NIL	NIL
TFG PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	263,000
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL
Total				4,826,000	5,089,000
Tommy J. Skudutis
Severance	NIL	NIL	NIL	4,826,000	4,826,000
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
rTSR PSUs	NIL	NIL	NIL	NIL	NIL
TFG PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	263,000
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL
Total				4,826,000	5,089,000
Eric J. Wilds
Severance	NIL	NIL	NIL	1,968,000	1,968,000
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
rTSR PSUs	NIL	NIL	NIL	NIL	NIL
TFG PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	60,000
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL
Total				1,968,000	2,028,000
Note:
1.
Represents the in-the-money value of options, the vesting of which is accelerated in case of a change in control followed by an act of “good reason” resulting in a “double-trigger change” in control, using the closing price of Magna Common Shares on the NYSE on December 30, 2022.

Business of the Meeting 57

D. Compensation Risk Management
Overall Level of Compensation Risk is Reasonable in Light of Nature of Magna’s Business and Industry
The TOCC has considered whether Magna’s executive compensation system may encourage excessive risk taking. The TOCC concluded that the potential risks created by any particular element of the system are appropriately mitigated by other elements and that the overall level of risk is reasonable in light of the nature of Magna’s business and the automotive industry. In reaching this conclusion, the TOCC considered the methods described below, which are employed to help establish an appropriate balance between risk and reward, as well as to encourage responsible decision-making:
■
Board/TOCC oversight of executive compensation generally;

■
independent advice and recommendations on compensation matters provided by compensation consultants and legal advisors directly selected and retained by the TOCC;

■
Board/TOCC discretion to determine target total compensation and adjust profit sharing percentages without notice and in connection with approval of M&A transactions;

■
complete Board/TOCC discretion over the form of STIs and LTIs;

■
mix of compensation vehicles and metrics;

■
links between executive compensation and consequences of management decision-making;

■
the 200% cap on STIs;

■
the 200% cap on the maximum number of ROIC and rTSR PSUs that can be realized;

■
broad compensation clawback;

■
forfeiture risk applicable to PSUs, stock options and RSUs in certain circumstances;

■
significant levels of personal wealth “at risk” due to equity maintenance requirements;

■
post-retirement holdback of option shares resulting from option exercise occurring within one-year prior to retirement; and

■
anti-hedging restrictions.

Beyond the compensation-specific features which help mitigate risk, the TOCC also assess the broader context of Board oversight and controls which serve to mitigate the potential for excessive risk taking by Executive Management. These controls include:
■
Annual Board approval of rolling three-year business plans and seven-year strategic plans;

■
Board approval of annual capital expenditures budget;

■
Board control over return of capital to shareholders through dividends and annual share repurchase budgets; and

■
Board approval of all acquisitions or dispositions with an enterprise value in excess of $250 million, as well as joint ventures or partnerships requiring an investment of such amount.

When these four “levers” are considered along with the compensation features above, the TOCC is satisfied that the theoretical potential for excessive risk taking by Executive Management is sufficiently moderated by a broad range of Board controls and compensation disincentives.

58Business of the Meeting

SUMMARY COMPENSATION TABLE
Business of the Meeting

Summary Compensation Table
The following table sets forth a summary of all compensation earned in respect of 2022, 2021 and 2020 by the individuals who were our Named Executive Officers in respect of 2022. All amounts are presented in U.S. dollars and have been rounded to the nearest thousand.
Name and Principal position	Year	Salary ($)	Share-based awards(1) ($)	Option-based awards(2) ($)	Non-equity incentive plan compensation ($)		Pension value ($)	All other Compensation ($)	Total Compensation ($)
					Annual(3) ($)	Long- term ($)
Seetarama S. Kotagiri Chief Executive Officer	2022	325,000	20,520,000	3,680,000	3,446,000	NIL	NIL	NIL	27,971,000
	2021	325,000	4,320,000	2,880,000	3,345,000	NIL	NIL	NIL	10,870,000
	2020	325,000	4,145,000	1,430,000	1,552,000	NIL	NIL	NIL	7,452,000
Patrick W.D. McCann Chief Financial Officer	2022	325,000	3,750,000	500,000	710,000	NIL	NIL	NIL	5,285,000
	2021	325,000	180,000	120,000	429,000	NIL	NIL	NIL	1,054,000
	2020	325,000	180,000	120,000	418,000	NIL	NIL	NIL	1,043,000
Vincent J. Galifi President	2022	325,000	2,200,000	2,200,000	2,061,000	NIL	NIL	44,000(4)	6,830,000
	2021	325,000	2,640,000	1,760,000	2,450,000	NIL	NIL	47,000(4)	7,222,000
	2020	325,000	2,640,000	1,760,000	1,753,000	NIL	NIL	47,000(4)	6,525,000
Tommy J. Skudutis Chief Operating Officer	2022	325,000	2,640,000	1,760,000	2,061,000	NIL	NIL	NIL	6,786,000
	2021	325,000	2,640,000	1,760,000	2,450,000	NIL	NIL	NIL	7,175,000
	2020	325,000	2,640,000	1,760,000	1,753,000	NIL	NIL	6,000(5)	6,484,000
Eric J. Wilds Chief Sales and Marketing Officer	2022	325,000	3,750,000	500,000	710,000	NIL	NIL	NIL	5,285,000
	2021	325,000	750,000	500,000	692,000	NIL	NIL	NIL	2,267,000
	2020	325,000	360,000	240,000	575,000	NIL	NIL	NIL	1,500,000
Notes:
1.
Amounts disclosed in this column represent the grant value (at target) of PSUs and, where applicable, the grant date fair value of annual profit sharing bonuses deferred in the form of RSUs. In the case of Mr. Kotagiri, the amount disclosed includes the special, non-recurring award of RSUs granted effective November 9, 2020.

Amounts disclosed in this column include the aggregate compensation value intended to be conferred on Messrs. Kotagiri, McCann and Wilds by the Board in the form of TFG PSUs, as discussed in the Compensation & Performance Report, as well as the Compensation Discussion & Analysis sections of this Circular. Since the Transformational Grant is a special, non-recurring, highly performance conditioned LTI, it can be instructive to assess NEO compensation as it would be reported if the TFG PSUs were amortized over the five-year performance period. Similarly, it can be useful to assess 2022 NEO compensation in the context of the core compensation system excluding the grant of TFG PSUs. The amounts that would be reported under the “Share-Based Awards” and “Total Compensation” columns for each of Messrs. Kotagiri, McCann and Wilds in these two alternative presentation scenarios are set forth in the table below.
	Share-Based Awards		Total Compensation
	Amort. TFG ($)	No TFG ($)	Amort. TFG ($)	No TFG ($)
Seetarama S. Kotagiri	8,520,000	5,520,000	15,971,000	12,971,000
Patrick W.D. McCann	1,350,000	750,000	2,885,000	2,285,000
Eric J. Wilds	1,350,000	750,000	2,885,000	2,285,000
The aggregate compensation value of the TFG PSUs for each NEO differs from the aggregate grant date fair value of the TFG PSUs granted in 2022, as computed in accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. Generally, the aggregate grant date fair value is the amount that Magna expects to expense for accounting purposes over the award’s vesting schedule and does not correspond to the actual economic value, if any, that the NEOs will realize upon the vesting or settlement of the TFG PSUs. In particular, the actual values of TFG PSUs received are different from the accounting expense because they depend on performance. The amounts disclosed for the TFG PSUs are based on the probable outcome of the market-condition goals, determined using a Monte Carlo simulation model that incorporates into the valuation the possibility that the market condition may not be satisfied and that the value could be NIL. Assumptions, factors and methodologies used in our computations pursuant to Topic 718 include the following:
Assumption	Value
Valuation Date Stock Price	$54.29
Expected Volatility	38.49%
Risk Free Rate	3.72%
Expected Dividend Yield Used When Simulating Stock Price Appreciation(a)	0.00%
Expected Dividend Yield Used for Award Holders(b)	0.00%
Notes:
a.
Mathematically equivalent to reinvesting dividends in Magna Common Shares.

b.
Assumed value of 0.00% since TFG PSU grantees receive dividend equivalents.

Business of the Meeting 59

A Monte Carlo simulation is a generally accepted statistical technique used, in this instance, to simulate a range of possible future unit prices for Magna over the remaining Performance Period. The purpose of this modeling is to use a probabilistic approach for estimating the fair value for purposes of financial accounting under Topic 718 and IFRS-2. Based on the assumptions above, the summary of results from the Monte Carlo simulation was as follows:
Summary of Results
Valuation Date Stock Price		$54.29
Remaining Performance Period		5.0 yrs
Hurdle 1 Estimated Fair Value	$39.41
Hurdle 2 Estimated Fair Value	$30.05
Hurdle 3 Estimated Fair Value	$22.97
Hurdle 4 Estimated Fair Value	$17.71
Weighted Average Estimated Fair Value		$27.33
Weighted Average Estimated Fair Value as a % of Stock Price		50.3%

2.
Amounts disclosed in this column represent the compensation value intended to be conferred by the Board in the form of the stock options as discussed in the Compensation Discussion & Analysis section of this Circular. In valuing such options, the TOCC initially makes reference to the value of a time-vested stock option determined using the Black-Scholes option pricing model. Since both the median and average trends in Black-Scholes values for the company’s stock options over a ten-year period have approximated 20% of the option exercise price over the same period, the TOCC has adopted a fixed ratio of 20%, provided that the actual Black-Scholes ratio in any year of grant is within a range of 18-22% of the exercise price at time of grant. To the extent the actual Black-Scholes ratio is greater than 22%, the TOCC will apply the actual Black-Scholes ratio; in all other circumstances, the TOCC will apply a 20% “floor”, consistent with compensation governance best practices, since an excessively low Black-Scholes ratio results in a higher number of options granted. For the stock options granted in 2022, the actual Black-Scholes value per option of 25% was applied to determine the number of options granted. For each of 2021 and 2020, the fixed/floor ratio of 20% was applied to determine the number of options granted, based on the methodology described above.

The Black-Scholes option pricing model requires the input of a number of assumptions, including expected time until exercise, expected stock price volatility, risk-free interest rates and expected dividend yields. Although the assumptions used reflect our best estimates, they involve inherent uncertainties based on market conditions generally outside Magna’s control. If other assumptions are used, the stock option value disclosed could be significantly impacted. The weighted average assumptions used in measuring the Black-Scholes fair value as well as the “floor value” of stock options granted in 2022, 2021 and 2020 are as follows:
	2022	2021	2020
Grant date stock price (NYSE)	$75.71	$83.27	$51.55
Expected time until exercise	4.5 yrs	4.5 yrs	4.5 yrs
Expected volatility	34.2%	33.6%	26.8%
Risk Free Rate	1.9%	0.5%	1.3%
Expected dividend yield	2.0%	2.0%	2.0%
Grant Date Fair Value per option (rounded)	$19.00	$18.00	$10.00
Actual Black-Scholes ratio	25.1%	21.6%	19.4%
Applied ratio / Floor value	—	20%	20%

3.
Amounts disclosed in this column represent annual profit sharing bonuses paid in cash. For 2020, the amounts disclosed also include COVID-related discretionary adjustments for each NEO.

4.
Amounts disclosed in this column consist of:

Description	2022 $	2021 ($)	2020 ($)
Amounts reimbursed by Magna in respect of premiums paid by Mr. Galifi on a life insurance policy	44,000	47,000	47,000

5.
Amounts disclosed in this column consist of:

Description	2022 ($)	2021 ($)	2020 ($)
Personal use of corporate aircraft	NIL	NIL	6,000
60Business of the Meeting

SUMMARY COMPENSATION TABLE
Business of the Meeting

Magna’s Total Shareholder Return Performance
The graph below shows the five-year total return of Magna Common Shares on the TSX and NYSE as compared to the S&P/TSX and S&P500 composite indices, respectively, assuming investment of C$100 and $100 on December 31, 2017 and reinvestment of dividends.

250
200
150
100
50
0
TSR ($)
2017
2018
2019
2020
2021
2022
Magna Common Shares (TSX)
Magna Common Shares (NYSE)
S&P/TSX Total Return
S&P500 Total Return

Fiscal Years	December 31, 2017		December 31, 2018		December 31, 2019		December 31, 2020		December 31, 2021		December 31, 2022
Magna Common Shares (TSX)	C$	100.00	C$	89.09	C$	105.46	C$	137.97	C$	159.87	C$	122.20
S&P/TSX Total Return	C$	100.00	C$	91.11	C$	111.96	C$	118.23	C$	147.89	C$	139.25
Magna Common Shares (NYSE)		$100.00		$82.14		$102.11		$136.27		$158.92		$113.46
S&P500 Total Return		$100.00		$95.62		$125.72		$148.85		$191.58		$156.88
If a shareholder had invested C$100 in Magna Common Shares on the TSX on December 31, 2017, the cumulative value of that investment would have grown to C$122 by December 31, 2022. In the case of an investment of $100 in Magna Common Shares on the NYSE on the same date, the total cumulative value of that investment would have grown to over $113 by December 31, 2022. In each such case, the cumulative growth in value lagged the applicable index.
Business of the Meeting 61

Incentive Plans and Awards
Stock Option Plan	Stock option grants are made under the 2009 Plan, which was approved by shareholders on May 6, 2010 and is administered by the TOCC.
Eligible Participants Under 2009 Plan
Under the 2009 Plan, stock options may be granted to employees of and consultants to Magna and its subsidiaries. The TOCC does not foresee options being granted to consultants, except in limited circumstances such as where an individual performs services for Magna through a consulting arrangement for tax or other similar reasons. No options have been granted to consultants since 2010 and no such grants are contemplated.

Limits on Insider Participation	The maximum number of Common Shares:
■ issued to Magna “insiders” within any one-year period; and ■ issuable to Magna insiders at any time,

under the 2009 plan, 2022 Treasury PSU Plan and any other security-based compensation arrangement (as defined in the TSX Company Manual) shall not exceed 10% of Magna’s total issued and outstanding Common Shares.

Option Exercise Prices Are at or Above Market Price on Date of Grant	Exercise prices are determined at the time of grant, but cannot be less than the closing price of a Common Share on the NYSE on the trading day immediately prior to the date of grant.
3-Year Option Vesting; 7-Year Option Life
Time-vested options granted under the 2009 Plan vest in equal proportions on each of the first three anniversaries of the grant date, unless otherwise determined by the TOCC. Subject to accelerated expiry of time-vested options in certain circumstances, options granted under the 2009 Plan expire seven years after grant, unless otherwise determined by the TOCC. On cancellation or surrender of options under the 2009 Plan, the underlying shares are added back to the number of Common Shares reserved for issuance and are available for re-grant.

Amending the 2009 Plan	The 2009 Plan gives the Board the power to amend the plan, except for the following types of amendments, which require shareholder approval:

■
increases to the number of shares reserved for issuance under the plan (excluding an equitable increase in connection with certain capital reorganizations);

■
a reduction in the exercise price of an option;

■
an extension of an option term (excluding certain limited extensions to allow the exercise of options that expire during or within two business days after the end of a trading blackout);

■
an increase in the 10% limit on option shares issuable to insiders, as described above under “Limits on Insider Participation”; and

■
amendment of the amending provision of the plan.

There were no amendments to the 2009 Plan during 2022.
Available Option Plan on Magna.com	The full text of the 2009 Plan is available on our website (www.magna.com).
62Business of the Meeting

Incentive Plans and Awards
Business of the Meeting

2022 Treasury PSU Plan	PSUs settled in shares issued from treasury may be granted under the 2022 Treasury PSU Plan, which was approved by shareholders on May 3, 2022 and is administered by the TOCC.
Eligible Participants Under 2022 Treasury PSU Plan
Current, actively employed employees of Magna or any of Magna’s subsidiaries are eligible for grants under the 2022 Treasury PSU Plan. Members of Magna’s Board of Directors and independent consultants are not eligible participants. However, if an eligible participant transitions from an employment relationship to a consulting relationship, this change is not treated as a termination for purposes of awards made under the Plan.

Limits on Insider Participation	The maximum number of Common Shares:
■ issued to Magna “insiders” within any one-year period; and ■ issuable to Magna insiders at any time,

under the 2022 Treasury PSU Plan, 2009 Plan and any other “security-based compensation arrangement” (as defined in the TSX Company Manual) shall not exceed 10% of Magna’s total issued and outstanding Common Shares. Other than this limit, the 2022 Treasury PSU Plan does not provide for a maximum number of Common Shares that may be issued to one participant.

Vesting Terms
Unless otherwise specified at the time of grant, following completion of the performance period applicable to PSUs granted under the 2022 Treasury PSU Plan will assess Magna’s actual performance in relation to the applicable performance goals and determine the number of PSUs that vest.

Performance Period	The TOCC will determine the duration of the PSU performance period applicable to any grant of PSUs, which shall not be less than three years, nor more than seven years.
Plan Amendment	The 2022 Treasury PSU Plan permits the Board to amend the plan, except for the following types of amendments, which require shareholder approval:

■
an increase in the number of Common Shares reserved for issuance under the 2022 Treasury PSU Plan, except as a result of a reorganization of Magna’s capital;

■
an amendment to remove or exceed the 10% limit on insider participation described above under “Limits on Insider Participation”;

■
an amendment to the definition of “eligible participants” to permit participation by non-employee directors;

■
an amendment that permits a PSU grant to be transferred to a person other than a Permitted Assign (as defined in National Instrument 45-106 of the Canadian Securities Administrators), or for normal estate settlement purposes; and

■
an amendment to the section of the 2022 Treasury PSU Plan specifying matters requiring shareholder approval, except where such an amendment adds matters to be subject to shareholder approval.

There have been no amendments to the 2022 Treasury PSU Plan since its ratification by shareholders on May 3, 2022.
Treasury PSU Plan Available on Magna.com	The full text of the 2022 Treasury PSU Plan is available on our website (www.magna.com).
Business of the Meeting 63

Equity Compensation Plan Information	As of December 31, 2022, equity compensation plans approved by shareholders under which our Common Shares are authorized for issuance are set forth in the table below.
Name of Plan	Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Common Shares Remaining Available for Future Issuance Under Equity Compensation Plan
	(#)	(%)	($)	(#)	(%)
2009 Incentive Stock Option Plan	5,938,953	2.1	57.29	2,165,178	0.8
2022 Treasury PSU Plan	1,738,018(1)	0.6(1)	—(2)	1,261,982	0.4
Note:
1.
Represents the maximum number of Magna Common Shares that would be issued if all four performance hurdles of the TFG PSUs have been attained. No Common Shares will be issued if a hurdle is not attained by December 31, 2027. In the event only some hurdles are attained by such date, only the Common Shares associated with such attained hurdles would be issued:

Hurdle / % Increase vs. Baseline Stock Price ($57.07)	Share Price Hurdle ($)	Aggregate Number of Common Shares Associated with Hurdle (#)
1 / +50%	85.61	347,604
2 / +100%	114.14	521,405
3 / +150%	142.68	521,405
4 / +200%	171.28	347,604
Total	—	1,738,018

2.
Not applicable. See Note 1 to the Summary Compensation Table for a discussion of the aggregate compensation value and aggregate grant date fair value of the TFG PSUs, including the weighted average estimated fair value per TFG PSU.

Option Burn-Rate, Dilution and Overhang	Taking into account the 714,665 options granted in calendar 2022, Magna’s burn-rate option dilution and overhang were as follows as of December 31, 2022:
0.3% Burn-Rate(1)	2.1% Option Dilution(2)	2.8% Option Overhang(3)

Notes:
1.
Represents stock options granted in calendar 2022, expressed as a proportion of the number of Magna Common Shares that were outstanding as of December 31, 2022.

2.
Represents all stock options previously granted but not exercised as of December 31, 2022, expressed as a proportion of the number of Magna Common Shares that were outstanding as of such date.

3.
Represents all stock options available for grant and all stock options previously granted but not exercised as of December 31, 2022, expressed as a proportion of the number of Magna Common Shares that were outstanding as of such date.

Treasury PSU Plan Burn-Rate, Dilution and Overhang	Taking into account the 1,738,018 TFG PSUs granted in calendar 2022, Magna’s Treasury PSU burn-rate, dilution and overhang were as follows as of December 31, 2022:
0.6% Burn-Rate(1)	0.6% Dilution(2)	1.0% Overhang(3)

Notes:
1.
Represents all Treasury PSUs granted in calendar 2022, expressed as a proportion of the number of Magna Common Shares that were outstanding as of December 31, 2022.

2.
Represents all Treasury PSUs granted but not vested as of December 31, 2022, expressed as a proportion of the number of Magna Common Shares that were outstanding as of such date.

3.
Represents all Treasury PSUs available for grant and all Treasury PSUs granted but not vested as of December 31, 2022, expressed as a proportion of the number of Magna Common Shares that were outstanding as of such date.

64Business of the Meeting

Incentive Plans and Awards
Business of the Meeting

Outstanding Option and Share-Based Awards	Outstanding option-based awards for each of our Named Executive Officers as of December 31, 2022 are set forth in the table below.
	Option-Based Awards				Share-Based Awards
	Number of Securities Underlying Unexercised Options(1) (#)	Option Exercise Price	Option Expiration Date (mm/dd/yy)	Value of Unexercised In-The- Money Options(2) ($)	Number of Share-Based Awards That Have Not Vested(3) (#)	Market or Payout Value of Share-Based Awards that Have Not Vested(3) ($)	Market or Payout Value of Vested Share-Based Awards Not Paid Out or Distributed ($)(4)
Seetarama S. Kotagiri	61,047	$38.23	02/28/23	1,096,000	715,286	40,185,000	2,385,000
	20,906	$43.05	02/26/24	274,000
	41,008	$45.62	08/13/24	433,000
	62,144	$55.64	03/18/25	34,000
	11,424	$63.17	05/13/25	–
	71,367	$54.44	02/24/26	124,000
	138,700	$51.55	02/23/27	642,000
	172,931	$83.27	02/21/28	–
	190,614	$75.71	02/13/29	–
Total	770,141			2,603,000
Patrick W.D. McCann	11,614	$43.05	02/26/24	152,000	124,813	7,012,000	79,000
	8,929	$55.64	03/18/25	5,000
	8,598	$54.44	02/24/26	15,000
	8,598	$54.44	05/12/26	15,000
	11,639	$51.55	02/23/27	54,000
	7,205	$83.27	02/21/28	–
	25,899	$75.71	02/13/29	–
Total	82,482			241,000
Vincent J. Galifi	47,619	$43.05	02/26/24	625,000	86,133	4,839,000	1,511,000
	176,562	$55.64	03/18/25	95,000
	151,333	$54.44	02/24/26	263,000
	170,708	$51.55	02/23/27	790,000
	105,680	$83.27	02/21/28	–
	113,954	$75.71	02/13/29	–
Total	765,856			1,773,000
Tommy J. Skudutis	10,416	$55.64	03/18/25	6,000	118,413	6,652,000	NIL
	60,476	$54.44	02/24/26	105,000
	113,805	$51.55	02/23/27	527,000
	105,680	$83.27	02/21/28	–
	91,163	$75.71	02/13/29	–
Total	381,540			638,000
Eric J. Wilds	15,685	$38.23	02/28/23	282,000	135,878	7,634,000	NIL
	13,938	$43.05	02/26/24	183,000
	12,489	$55.64	03/18/25	7,000
	13,758	$54.44	02/24/26	24,000
	38,797	$51.55	02/23/27	180,000
	30,023	$83.27	02/21/28	–
	25,899	$75.71	02/13/29	–
Total	150,589			676,000
Notes:
1.
Includes both vested and unvested options.

2.
Determined using the closing price of Magna Common Shares on the NYSE on December 30, 2022. Value shown reflects in-the-money value of all options, whether or not exercisable as of December 30, 2022.

3.
Represents ROIC PSUs and rTSR PSUs, at target, together with the number of TFG PSUs granted on a special, non-recurring basis in September 2022.

4.
Represents the market value of any RSUs that had not been redeemed as at December 31, 2022. The value shown was determined using the closing price of Magna Common Shares on the NYSE on December 30, 2022.

Business of the Meeting 65

Incentive Plan Awards – Value Vested During the Year	The values of option-based and share-based awards that vested, and non-equity incentive plan compensation earned, during the year ended December 31, 2022, are set forth below.
Name	Option-based awards – Value vested during the year(1) ($)	Share-based awards – Value vested during the year(2) ($)	Non-equity incentive plan compensation – Value earned during the year(3) ($)
Seetarama S. Kotagiri	1,530,000	2,071,000	3,446,000
Patrick W.D. McCann	165,000	250,000	710,000
Vincent J. Galifi	2,343,000	6,428,000(4)	2,061,000
Tommy J. Skudutis	2,560,000	4,391,000	2,061,000
Eric J. Wilds	383,000	NIL	710,000
Notes:
1.
Represents the vesting date value of previouly granted stock options that vested during 2022 and assumes that any such options that were in-the-money were exercised on the vesting date.

2.
Represents the vesting date value of 2019 ROIC PSUs and 2019 rTSR PSUs, together with dividends thereon, as of February 11, 2022.

3.
Represents the value of profit sharing bonuses paid in cash in respect of 2022.

4.
In addition to his 2019 ROIC PSUs and 2019 rTSR PSUs, this amount also includes RSUs vested on grant (subject to forfeiture in certain situations) effective as of February 14, 2022.

2019 PSU Awards – Performance and Payout in 2022
The ROIC PSUs and rTSR PSUs, which covered a performance period from January 1, 2019 to December 31, 2021, vested on February 11, 2022, following review by the TOCC and Board approval of the payouts.
The 2019 ROIC PSU payout was at the 60% level on a payout scale of 0% to 200%, as follows:
	2019	2020	2021
ROIC Performance	11.2%	6.2%	13.5%
Payout Level	82%	0%	100%
3-yr Avg. Payout	60%
The 2019 rTSR PSU payout was at the 200% level on a payout scale of 0% to 200%, based on a TSR rank of fourth out of 15, which placed Magna at the 79th percentile of the rTSR peer group, as follows:
rTSR Peer	TSR (%)	Rank	rTSR Peer	TSR (%)	Rank
Adient plc	153.8	1	Lear Corporation	50.2	9
Fiat/Ford/GM	117.7	2	Autoliv,Inc.	38.6	10
S&P500	91.8	3	BorgWarner Inc.	31.7	11
Magna	86.1	4	Martinrea International Inc.	17.3	12
Gentex Corp.	74.3	5	Continental/Faurecia/Valeo	10.3	13
Visteon Corporation	70.0	6	American Axle Mfg. Holdings	-19.3	14
Dana Incorporated	69.5	7	Tenneco Inc.	-62.5	15
Linamar Corporation	69.1	8
As a result of the foregoing, the number of 2019 ROIC PSUs and 2019 rTSR PSUs realized by each NEO effective February 11, 2022, was as follows:
Name	ROIC PSUs At Target (#)	ROIC PSUs Realized (#)	rTSR PSUs At Target (#)	rTSR PSUs Realized (#)
Seetarama S. Kotagiri	16,063	9,637	8,032	16,064
Patrick W.D. McCann	1,935	1,161	968	1,936
Vincent J. Galifi	34,062	20,437	17,031	34,062
Tommy J. Skudutis	34,062	20,437	17,031	34,062
Eric J. Wilds	NIL	NIL	NIL	NIL
66Business of the Meeting

Corporate Governance

Corporate Governance
IN THIS SECTION
68	Governance Environment
69	About the Board
70	Board Independence
74	Board Effectiveness
78	Shareholder Democracy and Engagement
79	Ethical Conduct
80	Sustainability at Magna
Corporate Governance at Magna
Magna believes that strong corporate governance practices are essential to fostering stakeholder trust and confidence, management accountability and long-term shareholder value. This commitment to sound and effective governance starts with a diverse, experienced and highly skilled Board that:
■
is informed, active and engaged;

■
functions independently of Management;

■
embraces evaluation and continuous development;

■
values transparency and is accountable to stakeholders; and

■
fosters a culture of integrity and ethical conduct.

The manner in which these important characteristics support the Board in fulfilling its stewardship role is detailed in this section. Details about our Nominees for election at the Meeting, including their biographies, skills and experience, tenure and compensation, can be found in the “Business of the Meeting – Election of Directors” section of this Circular.
Our approach to corporate governance is set forth in our Board Charter, which is available on our website (www.magna.com) and has been filed on SEDAR (www.sedar.com). The Board Charter is reviewed at least annually and updated as needed to reflect evolving best practices in corporate governance.
Corporate Governance Overview
■ Active Board engagement in, and approval of strategy	■ Diverse Nominee skills, expertise and backgrounds
■ Strong oversight of management succession planning	■ Board Diversity Policy with gender parity target
■ Environmental, Social and Governance (ESG) oversight	■ Director tenure limit
■ Active shareholder engagement	■ Limitation on director interlocks
■ Advance Notice By-Law	■ Independent Board Chair
■ Annual director election; no slate ballots	■ 100% non-executive directors on all Board committees
■ Majority voting policy; prompt disclosure of vote results	■ Independent Directors meet without Management
■ Annual Say on Pay vote	■ Rigorous annual Board/Director effectiveness evaluation
■ Mandatory deferral of director fees	■ Director orientation and continuing education
■ Equity maintenance requirement for directors	■ Commitment to culture of ethics and compliance
■ Trading blackouts and anti-hedging restrictions
Corporate Governance67

Governance Environment
Regulation
Magna’s Common Shares are listed on the TSX (stock symbol: MG) and the NYSE (stock symbol: MGA). In addition to being subject to regulation by these stock exchanges, we are subject to securities and corporate governance regulation by the Canadian Securities Administrators (“CSA”), including the Ontario Securities Commission, which is Magna’s primary securities regulator. Magna is also regulated by the United States Securities and Exchange Commission (“SEC”) as a “foreign private issuer”.
We meet or exceed all of the guidelines established by the CSA in National Policy 58-201 – Corporate Governance Guidelines. Additionally, although we are not required to comply with most of NYSE’s Corporate Governance Standards, our practices meet or exceed them in all material respects. Any differences between our governance practices and NYSE’s Corporate Governance Standards are discussed in the “Statement of Significant Governance Differences (NYSE)” which can be found on our website (www.magna.com).
Best Practices
Magna also monitors the voting policies, corporate governance guidelines and recommended best practices of our largest institutional shareholders, shareholder representative organizations, such as the Canadian Coalition for Good Governance, as well as proxy advisory firms, such as Institutional Shareholder Services and Glass Lewis & Co.
Governance Framework
The diagram below summarizes our governance structure, with key elements described in the sections that follow.

SHAREHOLDERS
ELECT
APPOINT
INDEPENDENT AUDITOR
BOARD OF DIRECTORS
APPOINT
EXECUTIVE MANAGEMENT
APPOINT
APPOINT
OPERATING GROUP MANAGEMENT
CORPORATE MANAGEMENT
APPOINT
DIVISIONAL MANAGEMENT
REPORT
APPOINT
APPOINT
APPOINT
APPOINT
GNSC
TOCC
TECHNOLOGY COMMITTEE
AUDIT COMMITTEE
APPOINT
APPOINT
REPORT
INDEPENDENT ADVISORS
INDEPENDENT ADVISORS
INTERNAL AUDIT

68Corporate Governance

Corporate Governance

About the Board
Board Size and Term
Our articles of incorporation permit a Board size of between five and fifteen directors, with the exact number to be determined by the Board. Over the last ten years, our Board has ranged between nine and twelve directors, with an average of eleven. For 2023, thirteen nominees have been put forward for election by shareholders. The Board believes that this is an appropriate number of nominees in light of the scale and complexity of Magna’s business and the markets in which we operate, as well as the range of skills needed to effectively oversee the company’s strategy and risks, provide strategic guidance and advice to Executive Management, staff Board Committees and address planned director retirements effectively. Each director is elected for a one-year term expiring at our next annual meeting of shareholders.
Minimum Qualifications for Service as a Director of Magna
In addition to the minimum qualifications specified in the OBCA, our Board Charter requires that each director possesses the following attributes:
■
personal and professional integrity;

■
significant achievement in their field;

■
experience and expertise relevant to our business;

■
a reputation for sound and mature business judgement;

■
the commitment and ability to devote the necessary time and effort in order to conduct their duties effectively; and

■
general ability to read and understand financial statements.

Beyond the above minimum qualifications for service, we expect all of our directors to attend all Board and Committee meetings. However, we recognize that scheduling conflicts are unavoidable from time to time, particularly in the case of meetings that are called on short notice. Accordingly, directors are subject to a minimum attendance requirement of 75% for all regularly scheduled Board and Committee meetings, except where an absence is due to a medical or other valid reason.
In order to be able to devote the necessary time and effort to the activities of the Board and its committees, directors serving on the Board may not sit on a total of more than four public company boards (including ours) without the prior approval of the GNSC. A director on our Board who serves as a chief executive officer (or equivalent position) of another public company may not serve on the board of any other public company (other than the company of which they are the chief executive officer) while serving on our Board without the prior approval of the GNSC. Our chief executive officer is allowed to serve on the board of one other public company, but does not currently serve on any other public company board.
Board Leadership
Our Board is led by an independent Board Chair who is annually selected by the Independent Directors from among themselves. Robert F. MacLellan has served as our independent Chairman since May 2022.
The Board Chair’s basic duties include presiding over Board meetings, including in camera sessions at each such meeting involving the Independent Directors, overseeing Board Committees and coordinating Board activities with Committee Chairs. Other duties of the Board Chair, as described in the Board Charter, include:
■
agenda-setting for Board meetings;

■
representing the Board in discussions with third parties;

■
representing the Board in discussions with Executive Management;

■
generally ensuring that the Board functions independently of Executive Management;

■
assisting in recruiting director candidates who have been identified by the GNSC; and

■
overseeing the annual evaluation process of the Board and its Committees.

The Board can delegate additional responsibilities to the Board Chair at any time. Any change to the responsibilities listed in the Board Charter must be approved by the Board.
Corporate Governance69

Board Committee Structure
The Board carries out its duties in part through four standing Committees:
■
Audit Committee;

■
Governance, Nominating and Sustainability Committee;

■
Talent Oversight and Compensation Committee; and

■
Technology Committee.

Each Independent Director is expected to serve on the Technology Committee and one other standing Committee, but may attend the meetings of any Committee. Committee staffing assignments are made with the aim of best matching the skills and expertise of Independent Directors to the Committee mandates in order to maximize the overall effectiveness of the Board and its Committees.
All of the Board Committees are staffed and chaired by Independent Directors, and operate under Committee Charters, which are available on our website (www.magna.com) and on SEDAR (www.sedar.com). Each Committee has prepared a report appearing later in this Circular, summarizing the Committee’s mandate and membership, highlighting key accomplishments and identifying major areas of focus.
In addition to the Board’s standing Committees, the Board may establish special committees composed entirely of Independent Directors to review and make recommendations on specific matters or transactions. There were no special committees during 2022.
Director Compensation
Compensation for our Independent Directors is structured to attract and retain skilled independent directors and align their interests with the interests of our long-term shareholders. The details of our director compensation structure and 2022 independent director compensation can be found in the “Business of the Meeting – Director Compensation” section of this Circular.
Board Independence
Shareholders are best served by a strong Board which exercises independent judgement, as well as prudent and effective oversight on behalf of shareholders. Assuming all of the Nominees listed in this Circular are elected with a majority of votes, twelve out of thirteen, or 92%, of the directors on our Board will be “independent”. This far exceeds the minimum two-thirds independence requirement contained in our Board Charter and recommended by the Canadian Coalition for Good Governance, as well as the recommendation in National Policy 58-201 that a majority of directors be independent.
Definition of Independence
A Magna director is considered to be independent only after the Board has affirmatively determined that the director has no direct or indirect material relationship that could interfere with the exercise of their independent judgement. This approach to determining director independence draws upon the definitions contained in Section 1.4 of National Instrument 52-110 (“NI 52-110”) and Section 303A.02 of the NYSE’s Corporate Governance Listing Standards, as well as the specific relationships identified in those instruments as precluding a person from being determined to be an independent director.
Audit Committee members are subject to a higher standard of independence than other directors, consistent with Section 1.5 of NI 52-110. Under this standard, a person cannot be considered an independent director for purposes of Audit Committee membership if he or she is a partner, member, executive officer, managing director or person in a similar position at an accounting, consulting, legal, investment banking or financial advisory services firm providing services to Magna (including any subsidiary) for consulting, advisory or other compensatory fees.
In determining whether any candidate for service on the Board is independent, information is typically compiled from a variety of sources, including: written questionnaires completed by directors/candidates; information previously provided to us by directors; our records relating to relationships with accounting, consulting, legal, investment banking or financial advisory services firms, together with information provided to us by such firms; and publicly available information. The GNSC is provided with a summary of all such relationships (whether or not material) known by Magna based on the foregoing sources. Following the GNSC’s consideration and assessment of such information, it presents its recommendation to the Board for approval.
70Corporate Governance

Corporate Governance

Additional Ways in Which Independence is Fostered
Aside from the two-thirds independence requirement, there are other ways in which Board independence is fostered, including:
■
separation of the roles of Board Chair and Chief Executive Officer, together with position descriptions defining such roles;

■
a requirement that the Chief Executive Officer resign from the Board when he or she retires from Management;

■
the use of in camera sessions at every Board and Committee meeting;

■
the right of the Board and each Committee to engage independent legal, financial and other advisors at Magna’s expense;

■
limitations on board interlocks;

■
Board and Committee Chairs’ authority over meeting agendas and attendees; and

■
Independent Directors’ right to discuss any matter with any employee or any advisor to the company, as well as any independent advisor retained by the Board or a Committee.

Committee Independence
The Board believes that Committee independence is critical to enabling the Board to exercise prudent and effective oversight. In addition to permitting only Independent Directors to serve on the Audit Committee, GNSC and TOCC, independence is promoted in a number of ways, including the:
■
use of in camera sessions at every Committee meeting;

■
right of each Committee to retain independent advisors at Magna’s expense;

■
inclusion in each Committee Charter of a position description for the Committee Chair;

■
Committee Chairs’ authority over meeting agendas and attendees;

■
Committee members’ right to discuss any matter with any employee or any advisor to the company, as well as any independent advisor retained by the Board or a Committee; and

■
right of any Committee member to call a Committee meeting.

Interlocks
Our Board Charter limits the number of boards on which our directors can serve together. There are currently no Board interlocks.
CEO Position Description
A position description has been developed for the Chief Executive Officer to further promote the independence of the Board and to define the limits of the Chief Executive’s authority. His basic duties and responsibilities include:
■
development of Magna’s overall corporate strategy (including product, geographic, customer, merger/acquisition and growth strategies) and capital allocation priorities, in conjunction with the Board of Directors;

■
overall direction of Magna’s operations and implementation of strategy in conjunction with the senior leadership team;

■
formulation or approval of critical corporate policies and programs;

■
promotion of Magna’s decentralized, entrepreneurial culture, as well as its culture of integrity;

■
development of Magna’s management reporting structure;

■
selection of senior leadership team and oversight of succession planning for critical positions;

■
together with the Board, determination of compensation for members of Magna’s Executive Management;

■
interaction with the Board on behalf of Management; and

■
communication with key stakeholders.

Director Conflicts of Interest and Related Party Transactions
Where a director has a conflict of interest regarding any matter before the Board, the conflicted director must declare their interest, depart the portion of the meeting during which the matter is discussed and abstain from voting on the matter. However, the OBCA permits directors to vote on their own compensation for serving as directors.
The GNSC is generally responsible for reviewing and making recommendations to the Board regarding related party transactions. In the case of a related party transaction that is material in value, the unconflicted members of the Board
Corporate Governance71

may choose to establish a special committee composed solely of Independent Directors to review and make recommendations to the Board. Related party transactions include those between Magna (including any subsidiary) and a director, officer or person owning more than 10% of our Common Shares. In reviewing and making recommendations regarding related party transactions, the GNSC seeks to ensure that transaction terms reflect those that would typically be negotiated between arm’s length parties, any value paid in the transaction represents fair market value and that the transaction is in the best interests of the company. There were no such related party transactions during 2022.
Board’s Stewardship Role
The Board is responsible for the overall stewardship of Magna. To this end, the Board: supervises the management of the business and affairs of Magna in accordance with the legal requirements set out in the OBCA, as well as other applicable law; and, jointly with Management, seeks to create long-term shareholder value. The Board’s stewardship role, specific responsibilities, compositional requirements and various other matters are set forth in our Board Charter.
Consistent with the standard of care for directors under the OBCA, each director on the Board seeks to act honestly and in good faith with a view to the best interests of the corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The standard of care under Ontario corporate law differs from that of some other common law jurisdictions, by requiring directors to act in the “best interests of the corporation” as opposed to the “best interests of shareholders”. This distinction effectively recognizes that while individual shareholders may have conflicting interests, investment intents and investing horizons, the stewards of a corporation must act with a view to the interests of the corporation as a whole. Consistent with case law developed under the OBCA and equivalent federal and provincial corporate statutes in Canada, Magna’s Board seeks to consider and balance the impact of its decisions on its affected stakeholders, including shareholders, other security holders and employees.
Primary Board Responsibilities
The Board Charter identifies the following as the Board’s primary responsibilities:
■
Corporate Culture and Approach to Corporate Governance: Magna maintains a unique entrepreneurial corporate culture that we believe has been critical to our past success and expect will be critical to our future success. The Board oversees Magna’s culture and overall approach to corporate governance, including by determining the specific policies and practices that the Board believes to be in the best interests of the company. The Board has delegated to the GNSC the responsibility for making recommendations with respect to corporate governance matters.

■
Oversight of Executive Management: The Board appoints the Chief Executive Officer, assesses his performance, determines his compensation and provides strategic advice to him and other members of the Executive Management team. Additionally, the Board satisfies itself as to the integrity of each member of Executive Management and the creation by the Executive Management team of a culture of integrity and ethical business conduct throughout the company.

■
Executive Compensation: The Board oversees our system of executive compensation by structuring incentives aimed at attracting, retaining and motivating skilled executives to responsibly achieve the long-term objectives established through the company’s strategic planning process. The Board has delegated to the TOCC the responsibility for making recommendations on executive compensation matters. The CD&A section of this Circular contains a detailed discussion of how the Board and TOCC fulfill their responsibilities related to executive compensation decisions.

■
Succession Planning: The Board satisfies itself that the company has developed appropriate succession plans identifying potential future candidates for all positions within Executive Management, management of Magna’s Operating Groups and other key positions in the company. In fulfilling these responsibilities, the Board aims to satisfy itself that Magna’s succession processes:

■
have been structured to enable the Board to promptly address an unplanned succession event involving members of Executive Management;

■
will facilitate seamless transitions of members of Executive Management and Operating Group management, as such managers retire, are promoted to new roles or leave the company; and

■
include robust and effective talent management practices to identify, reward, retain, develop and promote high-performing employees.

The Board receives regular updates on Magna’s leadership development and succession planning activities, from our Chief Executive Officer and our Chief Human Resources Officer. Additionally, the Board has multiple opportunities each year to meet and engage with key managers and high-performing employees. Overall, the Board is satisfied that Magna has in place appropriate succession plans addressing key positions within
72Corporate Governance

Corporate Governance

the company, including the Chief Executive Officer’s, as well as a leadership development system that supports the company’s succession planning objectives more generally.
■
Strategic Planning: The Board oversees the development and implementation of the company’s long-term strategy, as well as its near-term (typically three-year) business plan. In fulfilling this responsibility, the Board meets with Executive Management in two or more dedicated sessions each year, during which the Board:

■
assesses strategic priorities in light of automotive industry trends and developments;

■
engages with, and provides advice and guidance to, Executive Management on the company’s approach to product portfolio, key customers, geographic footprint, core and emerging technologies, R&D priorities, acquisitions/divestitures, talent management and other areas of strategy;

■
considers consolidated and Operating Group three-year business plans, together with sensitivity analyses of the consolidated business plan;

■
evaluates short-, medium- and long-term risks that could erode the value of the company’s businesses and business units, together with Management actions to mitigate such risks;

■
engages in scenario planning to model the impact of events such as potential economic downturns;

■
provides input on capital allocation priorities, as well as capital structure, and approves a capital expenditure budget for the year;

■
approves a three-year consolidated business plan and updated strategic plan; and

■
jointly identifies with Executive Management action plans to address at subsequent Board meetings any open questions/issues arising from the business planning/strategy session.

The company’s strategy is discussed in the company’s Annual Information Form/Annual Report on Form 40-F filed concurrently with this Circular.
■
Capital Allocation: In approving capital, the Board is focused on ensuring that the company can deliver on the Board-approved, long-term strategic priorities, while still meeting its near-term product and program commitments to customers. Updates regarding changes in capital expenditure needs from the approved budget are presented quarterly, and further Board approval is required where the company’s capital expenditures are forecast to exceed the Board-approved amount for that year.

■
Enterprise Risk Management: The Board satisfies itself as to the existence of effective processes to identify and mitigate (to the extent practicable) Magna’s principal business risks. In fulfilling its oversight responsibility, the Board satisfies itself that Management has implemented appropriate strategies to address the strategic and competitive challenges faced by the company over different time horizons, manage day-to-day operational risks, promote legal and regulatory compliance and ethical conduct, safeguard corporate assets and maintain appropriate financial and internal controls designed to protect the integrity of Magna’s financial statements. The Board’s approach to enterprise risk recognizes that risk and reward are “flip sides of the same coin”, but that management decision-making must be infused with both an awareness and understanding of such risks, as well as a clear understanding of the limits of risk that the Board will accept.

The Board maintains risk oversight responsibility for strategic risks and has delegated specific areas of risk oversight to its standing Committees so that the directors on such Committees can bring their particular
Corporate Governance73

knowledge and expertise to the risks falling within the Committee’s authority. The key risks overseen by the Board and each standing Board Committee are as follows:
Board
■ Strategic risk including CEO succession, operations, capital structure and product portfolio ■ Cybersecurity
Audit Committee	GNSC	Technology Committee	TOCC

■
Internal controls and IT general controls

■
Financial reporting

■
Disclosure controls

■
Taxation

■
Material litigation/regulatory risk

■
Ethics and legal compliance

■
Domain 1 (Enterprise) and Domain 2 (Manufacturing) cybersecurity

	■ Corporate governance ■ Enterprise risk management process ■ Board succession planning ■ Sustainability, including environmental compliance	■ Technology, R&D/innovation risks ■ Domain 3 (Product and Solution) cybersecurity	■ Executive compensation ■ Talent management ■ Leadership development and succession planning ■ Occupational health and safety compliance
Each Committee’s risk mandate is described further in the Committee’s Charter.
■
Disclosure: We have established and maintain policies and procedures designed to ensure that material information disclosed to stakeholders is timely, factual, accurate and in compliance with the applicable regulatory and legal requirements to which Magna is subject. We maintain a disclosure committee comprised of senior management, tasked with reviewing and approving all material information and public regulatory filings prior to such information being made public and/or filed with applicable regulatory agencies. Each Board Committee also reviews the material information relevant to its mandate to be included in regulatory filings prior to consideration and approval by the Board.

■
Shareholder Engagement: Our Board recognizes that being accessible and engaging in open, regular dialogue with shareholders is a vital element of strong corporate governance. The shareholder engagement activities of the Board are discussed in greater detail later in this Corporate Governance section.

■
Fundamental Corporate Actions: In addition to identifying the above responsibilities, the Board Charter helps to define the role of the Board with respect to various fundamental actions, such as financial statements, material public disclosure documents, business plans and capital expenditure budgets, material financing documents, major organizational restructurings, material acquisitions and divestitures, as well as major corporate policies. We believe that the identification and definition of Board responsibility for the foregoing items promotes Board independence.

Board Effectiveness
Recruitment and Nomination Process
The GNSC recommends to the Board the nominees for election at each annual meeting of the company’s shareholders. In carrying out this function, the GNSC considers factors such as the following in determining potential gaps:
■
Magna’s most recent strategic plan;

■
feedback on director recruitment priorities from the annual board effectiveness evaluation process;

■
updated Board skills matrix and succession planning roadmap;

■
Board composition, independence, diversity and other factors;

■
Board Committee staffing needs and regulatory requirements; and

■
advice from the Board’s independent search firm.

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Corporate Governance

It then seeks to address any potential gaps through recruitment of one or more additional directors identified with the assistance of a professional search firm. Potential candidates may also be recommended by existing directors, members of Management, external advisors, shareholders or others. The names of candidates identified by any such parties are provided to the search firm retained by the GNSC for its recommendation as to suitability. The GNSC will typically interview a short list of three to five candidates for each Board seat it seeks to fill.
A detailed description of our 2023 recruitment process and subsequent nominations of Jan R. Hauser, Jay K. Kunkel and Matthew Tsien can be found in the “Business of the Meeting – Election of Directors” section of this Circular.
Diversity Policy and Targets
We believe that shareholders benefit from a strong, independent board composed of highly engaged directors who represent a diversity of knowledge, skills, experience, perspectives and backgrounds that will assist the Board in fulfilling its duties. As such, the Board has tasked the GNSC with the responsibility of establishing director recruitment procedures that are aimed at eliciting a diverse range of candidates, without discrimination on the basis of any diversity attributes, including age, gender, cultural background, national origin, religion, physical ability, and sexual or gender orientation.
The Board has adopted a Board Diversity Policy targeting gender parity by December 31, 2023, subject to a minimum of not less than 30% female directors prior to that time. Consistent with the recommendations of the Canadian Coalition for Good Governance, gender parity will be achieved if the balance between male and female directors ranges between 40% and 60% over a rolling three-year time frame. The Board has not adopted specific targets relating to other diversity attributes; however, the Board considers these factors in striving for a composition that is generally reflective of Magna’s customers, shareholders and employees, as well as the geographic markets in which it operates.
Currently, the GNSC uses a professional search firm that operates under firm instruction not to exclude any candidate on the basis of any personal characteristic or attribute that is unrelated to the individual’s ability to carry out their duties as a director. The Board is satisfied that the approach thus far has been effective in achieving a diverse Board, as exemplified by the balance of female directors (38% of the Nominees), as well as the proportion of Nominees (46%) representing diversity attributes of gender, LGBTQ+ and underrepresented minority in their home country.
Diversity within our employee population is also important to us and we strive to create an inclusive work environment throughout the company. We have taken a number of steps in this regard, including: development and implementation of a diversity awareness program; creation of a Global Diversity & Inclusion Council headed by two senior leaders; fostering the establishment of employee resource communities (“ERCs”), including Women’s exchange (Wx), Race & Ethnicity (Eg) and Pride (Pr), as well as establishment of strategic partnerships with a broad range of organizations dedicated to raising the profile of women in the automotive industry.
On a global basis, approximately 28% (2021: 27%) of the employees in our wholly owned operations are women. A total of approximately 4,900 (2021: 4,300) employees in our wholly owned operations occupy critical roles with 873 (2021: 705) of such employees, or 18% (2021: 16%), being women. Underrepresentation of women in our workforce is most pronounced in IT, operations and product engineering career streams, a consistent trend throughout the automotive industry.
Recognizing the importance of improving gender diversity within key technical career streams, many of the organizations we have partnered with promote gender diversity in technical career streams. Our current strategic partnerships include: Build a Dream; Centre for Automotive Diversity, Inclusion & Advancement (CADIA); Catalyst; FIRST Robotics – Girls in STEM; Gartner, Inc.; her Career; Institute of Electrical and Electronic Engineers (IEEE); Indspire; Inforum; KnowledgeStart; National Society of Black Engineers; Society of Automotive Engineers (SAE) International; Society of Hispanic Professional Engineers; and Women in Manufacturing.
The Board as a whole continues to advocate for improved gender representation and other diversity in leadership and other critical roles, as well as STEM career streams. In addition to their strong advocacy, the female directors of the Board, currently representing one-third of our Board of Directors, have also sought opportunities to mentor and share their experiences with the company’s high-performing female employees.
Our approach to diversity is described in greater detail in our Sustainability Report.
Age and Term Limits
The GNSC is committed to ensuring that Independent Directors remain active, engaged and effective participants on the Board and that they are able to function independently of Management. Decisions regarding continued service on the Board by an Independent Director are based primarily on the Board’s skills needs and the Independent Director’s
Corporate Governance75

performance, as determined through the Board’s annual effectiveness evaluation, which includes peer review components. Subject to the foregoing, an Independent Director may serve for a maximum of twelve years.
Expected director retirement dates of current Independent Directors and new nominees based on the twelve-year tenure limit are set forth in the table below
Name	Retirement Year
Dr. Kurt J. Lauk	2023
Peter G. Bowie	2024
Dr. Indira V. Samarasekera	2026
William A. Ruh	2029
Mary S. Chan	2029
Hon. V. Peter Harder	2029
Robert F. MacLellan	2030
Lisa S. Westlake	2031
Mary Lou Maher	2033
Dr. Thomas Weber	2034
Jan R. Hauser	2034
Jay K. Kunkel	2035
Matthew Tsien	2035
Annual Board Effectiveness Assessment
Magna maintains an annual Board effectiveness assessment process which aims to assist in the identification of short- and long-term Board priorities, as well as the assessment of the overall functioning of the Board, its Committees and individual directors. The effectiveness assessment, which is overseen by the GNSC, typically consists of the following components:
Director Orientation and Education
We are committed to ensuring that Independent Directors are provided with a comprehensive orientation aimed at providing them with a solid understanding of a broad range of topics, including:
■
our business and operations;

■
consolidated and Operating Group strategic and business plans;

■
trends and risks impacting the automotive industry;

■
our capital structure;

■
key enterprise risks and risk mitigation policies and practices;

■
our system of internal controls;

■
our internal audit program;

■
the external auditors’ audit approach and areas of emphasis;

■
our human resources policies and practices, including talent management, diversity and inclusion, as well as succession planning;

76Corporate Governance

Corporate Governance

■
our approach to sustainability and environmental and health/safety policies and practices;

■
our Code of Conduct & Ethics, as well as our legal compliance program;

■
our system of corporate governance;

■
fiduciary duties and legal responsibilities applicable to directors of an Ontario corporation; and

■
other matters.

We also aim to provide all directors with a continuing education program to assist them in furthering their understanding of our business and operations and the automotive industry, as well as emerging trends and issues, including in such areas as:
■
corporate governance;

■
risk management;

■
approach to talent management;

■
executive compensation;

■
ethics and compliance;

■
mergers and acquisitions; and

■
legal/regulatory matters.

Our director education program is developed based on priorities identified by the Board and may include various elements, including: site visits to our facilities; video overviews of manufacturing facilities; guided visits to major auto shows; in-boardroom presentations by members of Management, external advisors or others; third-party led training programs; membership in organizations representing independent directors; and subscriptions to relevant periodicals or other educational resources.
Independent Directors are encouraged to participate in additional director education activities of their choosing, at our expense. We maintain Board memberships to the Institute of Corporate Directors, as well as the National Association of Corporate Directors and encourage Independent Directors to attend conferences, seminars and webinars organized by these or other organizations. Additionally, directors are routinely provided with thought leadership materials on a range of topics from a number of respected external sources, including: investor representative organizations such as the Canadian Coalition for Good Governance; various law, accounting, management consulting and executive compensation firms; automotive industry news sources; and general publications relating to public companies. Further, we regularly distribute media articles relating to Magna and the automotive industry, as well as analyst reports and updates relating to Magna, its competitors and the automotive industry.
Board and Committee education topics during 2022 are set forth in the table below.
Topic	Presenter	Attended By
Global Macroeconomic Update	Management	Full Board
Automotive Trends	Management	Full Board
Car of the Future Update	Management	Full Board
Digitization Strategy	Management	Full Board
ESG Strategy	Management	Full Board
Cybersecurity	Management	Full Board
China — Market Overview & Strategy	Management	Full Board
Russia Update	Management	Full Board
Connecting Stakeholders with Brand and Communications	Management	Full Board
Cosma “Deep Dive”	Management	Full Board
Seating “Deep Dive”	Management	Full Board
Magna Steyr “Deep Dive”	Management	Full Board
Succession Planning	Management	Full Board & TOCC
Cybersecurity & IT	Management	Audit Committee
Finance Transformation	Management	Audit Committee
Ethics & Legal Compliance	Management	Audit Committee
ESG Reporting	Deloitte	Audit Committee
Operating Group Finance Succession Planning	Management	Audit Committee
Internal Controls & Internal Audit Review	Management	Audit Committee
Tax Update	Management	Audit Committee
Corporate Governance77

Topic	Presenter	Attended By
ERM Update — Risk Oversight and Top Risk Review	Management	CGCNC
Sustainability Strategy — Progress Update	Management	CGCNC
Sustainability — Regulatory Disclosure Initiatives	Management	CGCNC
Sustainability Strategy — Supply Chain	Management	GNSC
Automotive Lighting — Technology & Growth Opportunities	Management	Technology Cmte
Automotive Mirrors	Management	Technology Cmte
Electrical/Electronic Architecture	Management	Technology Cmte
Mobility Ecosystem	Management	Technology Cmte
Shareholder Democracy and Engagement
Shareholder Democracy
Magna’s approach to corporate governance reflects the following basic principles of shareholder democracy:
■
One Share, One Vote: We have a single class of shares, with each share entitled to one vote.

■
Majority Voting: Under applicable corporate law, shareholders can only vote “for” or “withhold” their vote for director nominees. A “withhold” vote is an abstention or non-vote instead of a vote against the nominee. As a result, a single “for” vote can result in a nominee being elected, no matter how many votes were withheld. We have adopted a majority voting policy in our Board Charter, under which we treat “withhold” votes as if they were votes against a nominee in the case of an uncontested election (i.e. one in which the number of nominees equals the number of Board positions). A nominee who is legally elected as a director but receives more “withhold” votes than “for” votes must immediately tender a resignation to the Chair of the GNSC.

Detailed voting results are promptly disclosed in a press release issued after each shareholder meeting, so that shareholders can easily understand the level of support for each nominee, as well as each other item of business at the meeting.
Unless there are exceptional circumstances, the GNSC and Board must accept the resignation, effective within no more than 90 days after the annual meeting. We will promptly disclose in a press release the determination made by the Board and, in the event they reject a resignation under the majority voting policy, we will disclose the nature of the exceptional circumstances underlying the refusal to accept the resignation.
Where the GNSC accepts a director’s resignation under our majority voting policy, it may recommend and the Independent Directors may accept one of the following three outcomes:
■
leave the resulting vacancy unfilled;

■
fill the vacancy by appointing someone other than the director who resigned; or

■
call a special meeting of shareholders at which a nominee other than the one who resigned will be proposed for election.

■
Advance Notice By-Law: Shareholders wishing to nominate a candidate for election to our Board at an annual meeting of shareholders or any special meeting where one of the purposes of the meeting is the election of directors, may do so by complying with the advance notice provisions of our corporate By-Law. These provisions, which are intended to provide a fair and transparent process for shareholder nominations set out, among other things that timely written notice of the nomination(s) must be provided by the nominating shareholder to Magna’s Corporate Secretary within the timelines, and must include the information, specified in the By-Law. The full text of our By-Law is available on our website (www.magna.com) and filed on SEDAR (www.sedar.com).

■
Shareholder Proposals and Communication: Subject to meeting certain technical requirements, shareholders are entitled under applicable corporate law to put forward proposals to be voted on at a meeting of shareholders. The Board will give serious consideration to the voting results for shareholder proposals, even if they are only advisory in nature.

Proposals of shareholders intended to be presented at our Annual Meeting of Shareholders to be held in 2024 must be received by us at our principal executive offices on or before March 14, 2024, in order to be included in our 2024 Management Information Circular/Proxy Statement.
■
Corporate Transactions Involving the Issuance of 25% or More of Our Issued and Outstanding Common Shares: Corporate transactions involving the issuance of a significant proportion of Common Shares may be material and should be approved by shareholders. In the event of a transaction which would involve the issuance of 25% or more of our issued and outstanding Common Shares, we will obtain shareholder approval before proceeding with the transaction.

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Corporate Governance

Shareholder Engagement
We value constructive dialogue with shareholders and potential investors and regularly engage with shareholders and shareholder representative organizations throughout the year to better understand their perspectives regarding Magna. Where possible, we consider the feedback received from such meetings in refining Magna’s policies, practices and/or public disclosures.
The Board’s shareholder engagement activities are led by Robert F. MacLellan, the Chairman of the Board. Board-led discussions typically relate to matters such as corporate governance and executive compensation. Significant shareholder and investor outreach is also conducted by members of our Executive Management team as part of our regular investor relations activities, as well as by members of our sustainability team as part of our ongoing engagement on ESG topics. Feedback communicated by shareholders and investors to the Executive Management team is shared with the Board on a quarterly basis and the Chairman advises the full Board regarding shareholder engagement activities conducted by him.
Shareholders wishing to engage with the Board may do so by contacting the Board Chair, any Committee Chair or any other Independent Director through the office of the company’s Corporate Secretary, as follows:
337 Magna Drive
Aurora, Ontario
Canada
L4G 7K1
Telephone: (905) 726-2462
shareholderengagement@magna.com
Ethical Conduct
Ethical Business Conduct
We maintain a Code of Conduct & Ethics, which is disclosed on the corporate governance section of our website (www.magna.com) in multiple languages. The Code, which is administered and overseen by the Audit Committee, applies equally to all of our directors, officers and employees. The Code is reviewed regularly and proposed amendments must be approved by the Board. Any waivers of the Code for directors or executive officers must be approved by the Audit Committee, while waivers for other employees must be approved by our Chief Legal Officer, Corporate Secretary or Chief Human Resources Officer. No waivers of the Code were requested or granted in 2022.
We maintain an ethics and legal compliance training program (“ELC Program”), which aims to assist employees in understanding the values, standards and principles underlying the Code of Conduct & Ethics, as well as the application of such values, standards and principles to real-life situations encountered by employees in different roles. Our ELC Program, which is overseen by the Audit Committee, involves specialized compliance training modules which target specific functional audiences and high-risk regions. In addition to providing training on legal compliance and ethics topics generally, these specialized programs are designed to be interactive and incorporate real-life scenarios and exercises.
We maintain a confidential and anonymous whistle-blowing line known as the Magna Hotline, which is overseen by the Audit Committee. Stakeholders may make submissions to the Magna Hotline by phone or internet. Submissions are received and tracked by an independent third-party service provider. Non HR-related reports to the Hotline are reviewed by Magna’s Internal Audit Department and, when appropriate, an investigation is conducted in accordance with our Policy on Internal Ethics Investigations.
Corporate Governance79

Sustainability at Magna
At Magna we are committed to making a difference through our products and processes, as well as care and concern for our people and the communities in which they live.
Magna’s Climate Change Committment
We recognize the reality of climate change and its impact on the planet. As a result, we are focused on doing the right things today so that our corporate interests do not come at the expense of the viability of life for the generations that follow. Although combating climate change requires a collective global response, Magna is determined to play its part in addressing this existential threat to our planet. We took a significant step in 2021, targeting carbon neutrality (Scope 1 and Scope 2 emissions) in our European operations by 2025 and in our global operations by 2030. To date, 26 (2022: 20; 2021: 9) of our Divisions globally have achieved carbon neutrality.
We believe our commitment makes us an industry leader in North America and aligns us with industry leaders in Europe. Moreover, we are focused on a science-based approach aligned with the objectives of the Paris Climate Agreement and intend to submit our emission reduction targets for official validation by the Science Based Targets initiative (SBTi) in 2023.
Our progress to date with respect to carbon neutrality is detailed in our Sustainability Report which forms part of our Annual Information Form/Annual Report on Form 40-F.
Approach to Sustainable Value Creation
Overall, our approach to sustainable value creation involves:
■
designing, engineering, manufacturing and delivering innovative product solutions for our customers, which achieve shared goals of reduced weight, lower fuel consumption and reduced carbon emissions;

■
optimizing and innovating our manufacturing processes for resource and input efficiency, as well as product quality;

■
enhancing the energy efficiency of our plants to reduce Scope 1 greenhouse gas emissions;

■
implementing our roadmap for the transition to 100% renewable energy to reduce our Scope 2 emissions;

■
implementing a roadmap for reducing Scope 3 emissions in our supply chain;

■
treating our employees fairly and looking out for their health, safety and general well-being; and

■
serving as a good community partner, particularly in the communities in which our employees live and work.

Our Sustainability Report aims to provide our stakeholders with a better understanding of how we approach the creation of sustainable, long-term value and our management of sustainability-related risks. The report has been structured to align with the Task Force on Climate-related Financial Disclosures (“TCFD”) framework, as well as the Sustainability Accounting Standards Board’s (“SASB”) Auto Parts accounting standard, where possible. While this report may not currently provide stakeholders with all of the information sought through the TCFD and SASB frameworks; we continue to evolve and enhance our disclosure as our collection and validation of the applicable data improves. While the TCFD and SASB Auto Parts frameworks primarily address climate-related factors, our Sustainability Report aims to go beyond such items to give stakeholders a better understanding of the broad range of environmental, social and governance initiatives that define our approach to sustainable value creation.
For convenience, we have repeated below a summary of SASB and other metrics appearing in our Sustainability Report. However, we encourage readers to read the full report to gain a full understanding of the environmental, social and governance factors that define our approach to sustainability.

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Corporate Governance

TOPIC	SASB CODE	METRIC	UNIT OF MEASURE	MAGNA 2022 DATA(1)	CHANGE FROM 2019 BASELINE(2)
GHG Emissions	—	Scope 1 & 2 emissions	Metric Tons (t) CO2e	1,460,959 t	↓ 30.9%
Energy Management	TR-AP-130a.1	Aggregate amount of energy consumed	Gigajoules (GJ) MegaWatt hours (MWh)	20,052,840 GJ 5,570,234 MWh	↓ 12.9%
		% of energy consumed supplied from electrical grid	Percentage (%)	57.8%	↑ 280 bps
		% of energy consumed that is renewable energy	Percentage (%)	10.0%	—
	—	Energy intensity	MegaWatt hours (MWh) / Sales (USDm)	147 MWh / USDm	↓ 9.3%
		Energy intensity reduction	MegaWatt hours (MWh) / Sales (USDm)	Target: ≥3% p.a. Actual: 1.3% 2022	—
Waste Management	TR-AP-150a.1	Aggregate amount of waste generated from manufacturing operations	Metric Tons (t)	1,476,282 t	—
		% of waste generated that is hazardous	Percentage (%)	4.3%	—
		% of waste generated that was recycled	Percentage (%)	87.2%	—
	—	% hazardous waste diverted from landfill	Percentage (%)	90.0%	—
		Waste diversion from landfill target	Percentage (%)	≥95% p.a.	—
Water Management	—	Annual water withdrawals	Megalitres (ML)	6,292 ML	↓ 17.4%
		Water reduction target	Percentage (%)	1.5% p.a. 15% by 2030 (vs. 2019)	—
Environmental Management	—	Annual remediation expenses	Reporting Currency (USD)	<$1.0m	No Change
		Aggregate remediation balance for known events	Reporting Currency (USD)	$16.3m	↑ 21.6%
Competitive Behaviour	TR-AP-520a.1	Total amount of monetary losses incurred as a result of legal proceedings associated with anti-competitive behaviour regulations	Reporting Currency (USD)	$1.2m	—
Health and Safety	—	Accident frequency rate	1.0 = 1 injury / illness per 100 employees working 40 hours/week, 50 weeks/year	0.62	↓ 40.4%
		Accident severity rate	10.0 = 10 lost work days / 100 employees working 40 hours/week, 50 weeks/year	12.40	↑ 0.4%
Gender Diversity	—	% of employees who are women(3)	Percentage (%)	28%	—
		% Women in Critical Positions	Percentage (%)	18%	—
		% Women on the Board of Magna	Percentage (%)	42%(4)	↑ 600 bps
Notes:
(1)
2022 data with respect to Water Withdrawals, Emissions, Energy Management, Waste Management, and Health and Safety is preliminary.

(2)
Items indicated by a dash were not tracked in 2019.

(3)
Wholly-owned operations only.

(4)
As of May 11, 2023, the percentage of women on the Board will be 38%, assuming election of all nominees for Magna’s annual meeting of shareholders.

Corporate Governance81

Board Committees and Committee Reports
Committees
This Board currently maintains four standing committees to assist it in carrying out its duties:
■
Audit Committee;

■
Governance, Nominating and Sustainability Committee;

■
Talent Oversight and Compensation Committee; and

■
Technology Committee.

The Board has delegated certain responsibilities to each Board committee as described below and further in each committee’s charter. All four of our Board committees are comprised entirely of independent directors. Each committee member had 100% attendance at all committee meetings held in 2022.
The following table outlines the Board committee composition as of the date of this Circular. The GNSC, at least, annually reviews Board committee memberships and recommends to the Board the allocation of Board members for appointment to each of the Board committees based on the needs of the individual committees.
All Committee Charters have been filed on SEDAR (www.sedar.com) and are also available in the Leadership & Governance section of Magna’s website (www.magna.com ).
Director	AC(1)	GNSC	TOCC	TC
Peter G. Bowie(1)	Chair			✓
Mary S. Chan		✓		✓
Hon. V. Peter Harder		Chair		✓
Jan R. Hauser(1)	✓			✓
Dr. Kurt J. Lauk		✓		Chair
Robert F. MacLellan(1) (Board Chair)				✓
Mary Lou Maher(1)	✓			✓
William A. Ruh			✓	✓
Dr. Indira V. Samarasekera			Chair	✓
Dr. Thomas Weber				✓
Lisa S. Westlake(1)			✓	✓

(1)
All members of the Audit Committee, together with Mr. MacLellan and Ms. Westlake, meet the requirements to be considered financial experts.

Committee Reports
A report of each standing Board Committee follows. Each report summarizes the Committee’s mandate and principal activities in respect of 2022 and to date in 2023. In addition, a separate TOCC report on compensation and performance can be found on page 34 of this Circular.
82Corporate Governance

AUDIT COMMITTEE REPORT
Corporate Governance

Report of the Audit Committee
Mandate
The Audit Committee’s primary role is to satisfy itself on behalf of shareholders that the company’s financial statements are accurate in all material respects and can be relied upon by shareholders. This necessarily involves diligent oversight of the company’s: system of internal controls; finance and accounting policies; internal and external audits; relationship with the independent auditors; financial risk mitigation strategies; and the integrity of its financial reports and disclosures.
Composition
The Audit Committee Charter requires that the committee be composed of between three and five Independent Directors, each of whom is “financially literate” and at least one of whom is a “financial expert”, as those terms are defined under applicable law. Audit Committee members cannot serve on the audit committees of more than three boards of public companies in total. The Audit Committee complied with these requirements throughout 2022.
There were a number of changes to Audit Committee composition during 2022, as follows:

■
retirement of Cynthia A. Niekamp in May 2022, in connection with her retirement from the Board and retirement of Robert F. MacLellan as Audit Committee Chair in May 2022, in connection with his appointment as Board Chair;

■ appointment of Peter G. Bowie as Audit Committee Chair in May 2022;
■ appointment of Jan R. Hauser in August 2022; and
■ retirement of Robert F. MacLellan as an Audit Committee member in August 2022.
In appointing members to the Audit Committee, the Board considers the relevant expertise brought to the Audit Committee by each member, including through the financial leadership and oversight experience gained by each of them in their principal occupations and/or other boards on which they serve.
2022 Accomplishments and Key Areas of Focus
Through the Audit Committee’s work during 2022 and the first few months of 2023, the Audit Committee has fulfilled all of the requirements under its Charter, including satisfying itself regarding the integrity of Magna’s financial statements and financial reporting. Early in 2023, the Audit Committee also oversaw and approved amendments to its Charter which expressly define the Audit Committee’s responsibilities with respect to enterprise and manufacturing environment cybersecurity, as well as financial statement disclosure of sustainability matters.
Specific elements of the Audit Committee’s work in respect of 2022 included:
Financial Reporting and Internal Controls
■ received presentations from the company’s Chief Financial Officer and other members of the Finance Department at each quarterly meeting;
■ reviewed significant accounting policies and critical accounting estimates/judgements;
■ satisfied itself, on behalf of shareholders, as to:
■ disclosure of and accounting for inventories, which was identified as a Critical Audit Matter for the 2022 audit;
■ disclosure controls and procedures, as well as the effectiveness of internal controls over financial reporting; and
■ approved and recommended to the Board all quarterly and annual financial statements, MD&A and earnings press releases.
Corporate Governance 83

Oversight of Internal Audit
■ reviewed and approved the Internal Audit work plan and budget; and

■
received quarterly updates regarding the execution of the Internal Audit work plan, as well as Management follow-up on items identified by the IAD, including through in camera sessions at each quarterly Audit Committee meeting.

External Audit Independence and Effectiveness
■ satisfied itself as to Deloitte’s continued independence from Management;
■ received reports from Deloitte regarding Deloitte’s tailored risk assessment and incremental audit procedures of key areas;
■ reviewed and approved Deloitte’s integrated audit plan, preliminary and final fees, as well as scope of and fees for additional audit and all non-audit services arising through the year;
■ discussed audit, accounting and internal controls matters, as well as all required communications, with Deloitte, including through in camera sessions at each quarterly Audit Committee meeting;
■ assessed with Deloitte all audit risks identified as significant, as well as Deloitte’s audit responses to address such risks;
■ reviewed with Deloitte its integrated audit results;
■ performed an annual audit effectiveness assessment of Deloitte;
■ reviewed and discussed with Deloitte the Critical Audit Matter (inventories) identified for inclusion in Deloitte’s report on Magna’s 2022 financial statements;
■ continued to monitor the integration of audit quality indicators, as well as audit quality initiatives and developments to promote continuous audit improvement; and
■ participated in a workshop on audit committee effectiveness and best practices facilitated by Deloitte.
Ethics and Compliance

■
received updates from Magna’s Chief Compliance Officer regarding the company’s Ethics and Legal Compliance Program, including administration of the Code of Conduct and Ethics, compliance training initiatives and activities of the company’s Compliance Council.

Whistle-Blowing
■ reviewed summaries of matters reported and investigated through Magna’s Hotline; and
■ satisfied itself that the Hotline provides an effective mechanism for the reporting of fraud and/or breaches of the Code of Conduct and Ethics.
Topical “Deep Dives”
■ received presentations and updates with respect to Cybersecurity and IT, ESG Reporting, Finance Transformation, Group Finance Succession Planning, Tax and Treasury.
Committee Approval of This Report
Management is responsible for the preparation and presentation of Magna’s consolidated financial statements, the financial reporting process and the development and maintenance of Magna’s system of internal controls. The company’s external auditor is responsible for performing an independent audit on, and issuing its reports in respect of Magna’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), as well as the effectiveness of Magna’s internal control over financial reporting, in accordance with the standards of the PCAOB. The Audit Committee monitors and oversees these processes in accordance with the Audit Committee Charter and applicable law.
Based on these reviews and discussions, including a review of Deloitte’s Report on Financial Statements and Report on Internal Controls, the Audit Committee recommended to the Board and the Board approved Magna’s consolidated financial statements and MD&A in respect of the fiscal year ended December 31, 2022.

The Audit Committee is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2022. This report is dated as of March 30, 2023 and is submitted by the Audit Committee.

84Corporate Governance

GNSC REPORT
Corporate Governance

Report of the Governance, Nominating and Sustainability Committee
Mandate

The GNSC, which was formed in August 2022, assists the Board in fulfilling its oversight responsibilities with respect to corporate governance, Board succession planning, director compensation and sustainability overnight.

Composition
The GNSC Charter requires that the committee be composed of between three and five Independent Directors. The GNSC (including its predecessor committee) complied with this requirement in 2022.

In appointing members to the GNSC, the Board considers the relevant expertise brought to the GNSC by each member, including through the leadership, governance and other experience gained by each of them in their principal occupations and/or other boards on which they serve.

2022 Accomplishments and Key Areas of Focus

During 2022 and the first few months of 2023, the GNSC fulfilled all of the requirements under its Charter, including with respect to Magna’s overall system of corporate governance, Board composition, sustainability and other matters. For purposes of this report, we have included applicable activities of the CGCNC from January to July 2022. Some of the GNSC’s significant activities and accomplishments in these areas include:

Corporate Governance
■ oversaw annual board effectiveness evaluation in respect of 2022; and
■ recommended revised Board Committee structure and amendments to Board and Committee charters to reflect same.
Board Renewal
■ oversaw process to identify new independent director search firm;
■ reviewed/assessed updated skills matrix and Board renewal roadmap, identified priority Board composition needs and developed candidate profiles for two searches;
■ oversaw the search firm’s efforts and interviewed shortlisted candidates for both candidate profiles; and
■ recommended to the Board the appointment of Jan R. Hauser in August 2022, as well as the nominations of Jay K. Kunkel and Matthew Tsien for election at the 2023 annual meeting of shareholders.
Director Compensation
■ initiated a review of the structure and quantum of director compensation, with the assistance of the Board’s independent compensation advisor; and
■ recommended to the Board approval of a new flat fee director compensation structure, effective as of January 1, 2023.
Sustainability
■ satisfied itself regarding Magna’s progress with the carbon neutrality commitments within its sustainability strategy; and
■ received presentations on supply chain sustainability, as well as regulatory developments around sustainability disclosure.
Risk Oversight
■ reviewed risk oversight responsibilities across the Board and its Committees.
Committee Approval of Report
This report is dated as of March 30, 2023 and is submitted by the GNSC.
Corporate Governance 85

Report of the Talent Oversight
and Compensation Committee
Mandate

The TOCC, which was formed in August 2022, assists the Board in fulfilling its oversight responsibilities with respect to leadership development, executive succession planning, executive and incentive compensation, as well as talent management.

Composition
The TOCC Charter requires that the committee be composed of between three and five Independent Directors. The TOCC (including its predecessor committee) complied with this requirement in 2022.

In appointing members to the TOCC, the Board considers the relevant expertise brought to the TOCC by each member, including through the leadership development and executive succession planning, executive compensation and talent management experience gained by each of them in their principal occupations and/or other boards on which they serve.

2022 Accomplishments and Key Areas of Focus

During 2022 and the first few months of 2023, the TOCC fulfilled all of the requirements under its Charter, including with respect to Magna’s overall system of talent management, leadership development and succession planning, executive compensation, employee health and safety and other matters. For purposes of this report, we have included applicable activities of the CGCNC from January to July 2022. Some of the TOCC’s significant activities and accomplishments in these areas include:

Talent Management, Development and Diversity
■ monitored succession plan status for critical leadership roles;
■ received a presentation on talent attraction, retention and development initiatives; and
■ received an update on the status of enhancements to the company’s pension plans and retirement savings programs.
Executive Compensation
■ reviewed and approved updates to the peer group used for executive compensation benchmarking;
■ received updated benchmarking results for five most highly compensated roles;
■ recommended Board approval of 2022 target TDC levels, profit sharing percentages and 2019 ROIC PSU and rTSR PSU payouts;
■ recommended Board approval of the decision items described in the Compensation and Performance Report earlier in this Circular;
■ with the assistance of the Committee’s independent compensation advisor, reviewed, assessed, and modified the proposed structure and terms of the special, non-recurring TFG PSUs;
■ jointly with the Board Chair, the TOCC Chair engaged with five shareholders regarding the TFG PSUs;
■ recommended Board approval of the structure and quantum of the TFG PSUs; and

■
satisfied itself on behalf of shareholders that there remains an appropriate linkage between pay and performance in Magna’s system of executive compensation, as well as a range of incentives which continue to be effective in attracting, motivating and retaining key employees, while appropriately balancing risk and reward.

Employee Health & Safety
■ received update on status of occupational health and safety audits and inspections; and
■ satisfied itself as to the continued effectiveness of Magna’s occupational health/safety management programs, generally.
Committee Approval of Report
This report is dated as of March 30, 2023 and is submitted by the TOCC.
86Corporate Governance

TECHNOLOGY COMMITTEE REPORT
Corporate Governance

Report of the Technology Committee
Mandate
The Technology Committee assists the Board in fulfilling its oversight responsibilities with respect to disruptive and other technological trends and risks, as well as the company’s efforts to address them.
Composition
Prior to August 2022, the Technology Committee Charter required that the committee be composed of between three and five directors, a majority of whom had to be Independent Directors. Effective August 1, 2022, the Technology Committee became a Committee of all of the non-executive directors of the Board.
2022 Accomplishments and Key Areas of Focus
During 2022 and the first few months of 2023, the Technology Committee fulfilled the requirements of its Charter. Early in 2023, the Technology Committee also oversaw and approved amendments to its Charter which expressly define the Technology Committee’s responsibilities with respect to cybersecurity related to Magna’s products and solutions.
Some of the Technology Committee’s significant activities and accomplishments in respect of 2022 include:
Technology Trends, Opportunities & Risks
■ engaged in “deep dive” reviews of various topics, including:
■ electrical/electronic vehicle architectures;
■ electric vehicle battery landscape;
■ digitization; and
■ micromobility.
Technology Investments and M&A Strategy

■
quarterly reviewed status of Magna’s investments in technology start-ups and investment funds, including as to investment rationale, technology, intellectual property, overall value proposition and investment performance.

Committee Approval of Report
This report is dated as of March 30, 2023 and is submitted by the Technology Committee.
Corporate Governance 87

Additional Information
Interests of Management and Other Insiders in Certain Transactions
Dr. Indira Samarasekera serves on the board of the Canadian Institute for Advanced Research (“CIFAR”), a not-for-profit focused on advanced research and study. Magna has made a multi-year commitment to CIFAR, which included C$150,000 in 2022. The amount of Magna’s contribution to CIFAR is not material to Magna. Dr. Samarasekera does not receive any compensation from CIFAR for her service on the CIFAR board.

Indebtedness of Directors, Executive Officers and Employees
None of Magna’s present or former directors or executive officers (including any of their associates) were indebted at any time during 2022 to Magna or its subsidiaries. As at the Record Date, present and former employees of Magna and its subsidiaries owed Magna and its subsidiaries of $0.1 million in aggregate.

Directors’ and Officers’ Insurance
Effective September 1, 2022, Magna renewed its directors’ and officers’ liability insurance for a one-year renewal period. This insurance provides, among other coverages, coverage of up to $300 million (in the aggregate for all claims made during the policy year) for officers and directors of Magna and its subsidiaries, subject to a self-insured retention of $5.0 million for all claims. This policy does not provide coverage for losses arising from the intentional breach of fiduciary responsibilities under statutory or common law or from violations of or the enforcement of pollutant laws and regulations. The aggregate premium payable in respect of the policy year September 1, 2022 to September 1, 2023 for the directors’ and officers’ liability portion of this insurance policy was $4.2 million.

Contacting the Board
Shareholders wishing to communicate with the Board Chair or any other director may do so through the office of the Corporate Secretary at 337 Magna Drive, Aurora, Ontario, Canada, L4G 7K1, telephone (905) 726-2462 or by email shareholderengagement@magna.com.

Approval of Circular	The Board has approved the contents and mailing of this Circular.
Bassem A. Shakeel
Vice-President and Corporate Secretary
March 30, 2023
Magna files an Annual Information Form with the Ontario Securities Commission and Annual Report on Form 40-F with the U.S. Securities and Exchange Commission. A copy of Magna’s most recent Annual Information Form, this Circular and the Annual Report containing Magna’s consolidated financial statements and MD&A, will be sent to any person upon request in writing addressed to the Secretary at Magna’s principal executive offices set out in this Circular. Such copies will be sent to any shareholder without charge. Copies of Magna’s disclosure documents and additional information relating to Magna may be obtained by accessing the disclosure documents available on the internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Financial information is provided in Magna’s comparative consolidated financial statements and MD&A for fiscal 2022. For more information about Magna, visit Magna’s website at www.magna.com.
88Additional Information

Definitions and Interpretation

Definitions and Interpretation
Certain Defined Terms
In this document, referred to as this “Circular”, the terms “you” and “your” refer to the shareholder, while “we”, “us”, “our”, the “company” and “Magna” refer to Magna International Inc. and, where applicable, its subsidiaries. In this Circular, a reference to “fiscal year” is a reference to the fiscal or financial year from January 1 to December 31 of the year stated.
We also use the following defined terms throughout this Circular:

AC:	the Audit Committee of our Board.
Board:	our Board of Directors.
BoC:	the Bank of Canada.
C$:	Canadian dollars.
CGCNC:	the former Corporate Governance, Compensation and Nominating Committee of our Board.
Deloitte:	Deloitte LLP
DSUs:	deferred share units.
GNSC:	the Governance, Nominating and Sustainability Committee of our Board.
Independent Directors:	our directors or nominees who have been determined to be independent on the basis described under “Nominees for Election to the Board – Nominee Independence”.
NYSE:	The New York Stock Exchange.
OBCA:	the Business Corporations Act (Ontario).
TC:	the Technology Committee of our Board.
TOCC:	the Talent Oversight and Compensation Committee of our Board.
TSX:	the Toronto Stock Exchange.
Currency, Exchange Rates and Share Prices
Dollar amounts in this Circular are stated in U.S. dollars, unless otherwise indicated, and have been rounded to the nearest thousand. In a number of instances in this Circular, information based on our share price has been calculated on the basis of the closing price of our Common Shares on the NYSE.

Reference Date	NYSE Share Price (US$)
December 31, 2022	56.18
March 24, 2023	50.18
Information Currency	The information in this Circular is current as of March 30, 2023, unless otherwise stated.
Websites not incorporated by Reference	Information contained on or otherwise accessible through Magna’s website and other websites, though referenced herein, does not form part of and is not incorporated by reference into this Circular.
Definitions and Interpretation 89

Transfer Agent and Registrar
Computershare Trust Company of Canada
100 University Avenue, 8th Floor
Toronto, Ontario, Canada M5J 2Y1
Telephone:1 (800) 564-6253
Computershare Trust Company, N.A.
462 S. 4th Street
Louisville, Kentucky, USA 40202
Telephone:1 (800) 962-4284
From all other countries
Telephone:1 (514) 982-7555
www.computershare.com
Exchange Listings
Common Shares
Toronto Stock Exchange MG
New York Stock Exchange MGA
Corporate Office
Magna International Inc.
337 Magna Drive,
Aurora, Ontario, Canada L4G 7K1
Telephone: (905) 726-2462
Fax: (905) 726-7164
www.magna.com

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